Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-92044
333-92044-01
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 2, 2003

Prospectus Supplement, dated December [•], 2003 to Prospectus dated August 14, 2002
U.S.$[•]
[•]% Global Notes due [•]

Petrobras International Finance Company

Payments supported by a standby purchase agreement provided by

Petróleo Brasileiro S.A. — PETROBRAS

(BRAZILIAN PETROLEUM CORPORATION — PETROBRAS)

     The notes are general, unsecured, unsubordinated obligations of Petrobras International Finance Company, or “PIFCo,” will mature on [•], and will bear interest at the rate of [•]% per annum. Interest on the notes is payable on June [•] and December [•] of each year, beginning on June [•], 2004. PIFCo will pay additional amounts related to the deduction of certain withholding taxes in respect of certain payments on the notes. The notes will have the benefit of credit support provided by Petróleo Brasileiro S.A. — PETROBRAS, or “Petrobras,” under the terms of a standby purchase agreement which will obligate Petrobras to purchase from the noteholders their rights to receive payments in respect of the notes from PIFCo in the event of nonpayment by PIFCo. The notes will be redeemable without premium prior to maturity at PIFCo’s option solely upon the imposition of certain withholding taxes.

     PIFCo may apply for a listing of the notes on the Luxembourg Stock Exchange at some time after [•], but there is no certainty that an application will be made or that the listing will be approved by the Luxembourg Stock Exchange.

     See “Risk Factors” on page S-18 to read about factors you should consider before buying the notes offered in this prospectus supplement and the accompanying prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total

Initial price to the public(1)	[•]	%	$	[•]
Underwriting discount	[•]	%	$	[•]
Proceeds, before expenses, to PIFCo.	[•]	%	$	[•]

(1) The offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance of the notes, expected to be December [•], 2003.

     The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about December [•], 2003.

Credit Suisse First Boston	Lehman Brothers

FORWARD-LOOKING STATEMENTS

     Many statements made or incorporated by reference in this prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are not based on historical facts and are not assurances of future results. Many of the forward-looking statements contained in this prospectus supplement may be identified by the use of forward-looking words, such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimate” and “potential,” among others. We have made forward-looking statements that address, among other things, our:

•	regional marketing and expansion strategy;

•	drilling and other exploration activities;

•	import and export activities;

•	projected and targeted capital expenditures and other costs, commitments and revenues;

•	liquidity; and

•	development of additional revenue sources.

     Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include:

•	our ability to obtain financing;

•	general economic and business conditions, including crude oil and other commodity prices, refining margins and prevailing exchange rates;

•	competition;

•	technical difficulties in the operation of our equipment and the provision of our services;

•	changes in, or failure to comply with, governmental regulations;

•	receipt of governmental approvals and licenses;

•	business abilities and judgment of personnel;

•	availability of qualified personnel;

•	international, Brazilian and Cayman Islands political, economic and social developments;

•	military operations, terrorist attacks, wars or embargoes;

•	the costs and availability of adequate insurance coverage; and

•	other factors discussed below under “Risk Factors.”

     These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecast in any forward-looking statements as a result of a variety of factors, including those in “Risk Factors” set forth in this prospectus supplement and in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

     All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement, and you should not place reliance on any forward-looking statement contained in this prospectus supplement and the accompanying prospectus.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

     In this prospectus supplement, references to “Real,” “Reais” or “R$” are to Brazilian Reais and references to “U.S. Dollars” or “U.S.$” are to United States Dollars.

     The unaudited consolidated interim financial statements of PIFCo as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002, which are included in PIFCo’s Report on Form 6-K furnished to the Securities and Exchange Commission, or “SEC”, on November 26, 2003, the unaudited consolidated interim financial statements of PIFCo as of June 30, 2003 and for the six months ended June 30, 2003 and 2002, which are included in PIFCo’s Report on Form 6-K furnished to the SEC on September 10, 2003, the unaudited consolidated interim financial statements of PIFCo as of March 31, 2003 and for the three months ended March 31, 2003 and 2002, which are included in PIFCo’s Report on Form 6-K furnished to the SEC on June 19, 2003 and the audited consolidated financial statements of PIFCo as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000, which are included in PIFCo’s Annual Report on Form 20-F furnished to the SEC on June 19, 2003, have been presented in U.S. Dollars and prepared in accordance with accounting principles generally accepted in the United States of America (which we refer to as “U.S. GAAP”). We refer to these financial statements as the “PIFCo financial statements.”

     The unaudited consolidated interim financial statements of Petrobras as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002, which are included in Petrobras’ Report on Form 6-K furnished to the SEC on November 28, 2003, the unaudited consolidated interim financial statements of Petrobras as of June 30, 2003 and for the six months ended June 30, 2003 and 2002, which are included in Petrobras’ Report on Form 6-K/A furnished to the SEC on September 10, 2003, the unaudited consolidated interim financial statements of Petrobras as of March 31, 2003 and for the three months ended March 31, 2003 and 2002, which are included in Petrobras’ Report on Form 6-K furnished to the SEC on June 11, 2003 and the audited consolidated financial statements of Petrobras as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000, which are included in Petrobras’ Annual Report on Form 20-F furnished to the SEC on June 19, 2003, have been presented in U.S. Dollars and prepared in accordance with U.S. GAAP. We refer to these financial statements as the “Petrobras financial statements.” Petrobras also publishes financial statements in Brazil in Reais in accordance with the accounting principles required by Brazilian corporate law and the regulations promulgated by the Comissão de Valores Mobiliários (Brazilian Securities Commission, or the CVM) (which we refer to as “Brazilian GAAP”). Brazilian GAAP differs in significant respects from U.S. GAAP.

     PricewaterhouseCoopers Auditores Independentes served as Petrobras’ and PIFCo’s independent auditor for the five-year period from 1998 to 2002. Petrobras is required by Brazilian corporate law to change auditors every five years. Accordingly, after PricewaterhouseCoopers Auditores Independentes had served the legally prescribed maximum term of five years as Petrobras’ independent auditor, in June 2003, Petrobras and PIFCo engaged Ernst & Young Auditores Independentes to serve as their independent auditor. As a result of this change in auditor, certain of the financial information incorporated by reference in this prospectus supplement has been so incorporated in reliance on the reports of PricewaterhouseCoopers Auditores Independentes, while certain other financial information has been so incorporated in reliance on the reports of Ernst & Young Auditores Independentes. See “Independent Accountants.”

     As described more fully in Note 2(a) to the audited consolidated financial statements of Petrobras as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000, the U.S. Dollar amounts as of the dates and for the periods presented in the Petrobras financial statements have been remeasured or translated from the Real amounts in accordance with the criteria set forth in Statement of Financial Accounting Standard No. 52 of the U.S. Financial Accounting Standards Board, or SFAS 52. Accordingly, U.S. Dollar amounts presented in this prospectus supplement that were derived from the financial statements have been translated from Reais at the period-end exchange rate (for balance sheet items) or the average exchange rate prevailing during the period (for income statement and cash flow items).

     Unless the context otherwise indicates:

•	historical data contained in this prospectus supplement that were not derived from the financial statements have been translated from Reais on a similar basis;

•	forward-looking amounts (including estimated future capital expenditures and legal and environmental contingent liabilities) have been translated from Reais at the rate of R$3.43=U.S.$1.00, which was the exchange rate (established by the Brazilian Ministry of Planning, Budget and Management) that we used for purposes of translating budgetary and forward-looking amounts into U.S. Dollars; and

•	estimated future capital expenditures are based on the most recently budgeted amounts, which may not have been adjusted to reflect all factors that could affect such amounts. In particular, as permitted under Brazilian GAAP, our planned future contributions to investments funded through project finance are not included in estimated future capital expenditures and are, instead, presented separately.

     Certain figures included in this prospectus supplement have been subject to rounding adjustments; accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

     The crude oil and natural gas reserve data in the documents incorporated by reference into this prospectus supplement are only estimates, and Petrobras’ actual production, revenues and expenditures with respect to its reserves may differ materially from these estimates.

INFLATION AND EXCHANGE RATE VARIATION

Inflation

     Since the introduction of the Real as the new Brazilian currency in July 1994, inflation in Brazil has remained relatively limited, although it has increased since the devaluation of the Real in January 1999. The annual rates of inflation, as measured by the National Consumer Price Index (Índice Nacional de Preços ao Consumidor), have decreased from 2,489.1% in 1993 to 929.3% in 1994, to 8.4% in 1999 and to 5.3% in 2000. The same index increased to 9.4% during 2001, to 14.7% in 2002 and to 9.4% in the first ten months of 2003.

     A large percentage of our total costs are in Reais, and our suppliers and service providers generally attempt to increase their prices to reflect Brazilian inflation. As expressed in U.S. dollars, however, during the last four years these price increases have been generally offset by the effect of the appreciation of the U.S. dollar against the Real.

Exchange Rate Variation

     Since Petrobras adopted the Real as its functional currency in 1998, the devaluation of the Real has had, and will continue to have, multiple effects on Petrobras’ results of operations. Petrobras’ reporting currency for all periods is the U.S. Dollar. Petrobras maintains its financial records in Reais, and translates its statements of operations for any given period into U.S. Dollars at the average rate for the period. The amounts reported in Petrobras’ statements of operations in any given period will be reduced at the same rate as the Real has devalued in relation to the U.S. Dollar during that period.

     From its introduction on July 1, 1994 through March 1995, the Real appreciated against the U.S. Dollar. On March 6, 1995, in an effort to address concerns about the overvaluation of the Real relative to the U.S. Dollar, the Central Bank of Brazil (Banco Central do Brasil) introduced new exchange rate policies that established a band within which the Real/U.S. Dollar exchange rate could fluctuate (faixa de flutuação, or fluctuation band), and announced that it would buy or sell, as applicable, U.S. Dollars whenever the rate approached the upper or the lower limit of the band. From March 1995 through January 1999, the Central Bank of Brazil allowed the gradual devaluation of the Real against the U.S. Dollar. Responding to pressure on the Real, on January 13, 1999, the Central Bank of Brazil widened the foreign exchange rate band. Because the pressure did not ease, on January 15, 1999, the Central Bank of Brazil allowed the Real to float freely. The Real depreciated 9.3% in 2000, 15.7% in 2001 and 52.3% in 2002 against the U.S. Dollar. As of December [•], 2003, the exchange rate of the Real to the U.S. Dollar was R$[•] per U.S.$1.00, representing an appreciation of approximately [•]% in 2003 year-to-date. The Real may depreciate or appreciate substantially in the future. For further information regarding interest rate fluctuations, see “Risk Factors—Risks Relating to Petrobras.”

     The following table sets forth the commercial selling rate for U.S. Dollars for the periods and dates indicated. The average exchange rates represent the average of the month-end exchange rates (R$/U.S.$) during the relevant period.

Commercial Selling Rate for U.S. Dollars

	For the Year Ended December 31, (R$/U.S.$)

	High	Low	Average(1)	Period End

2002	3.955	2.271	2.998	3.533
2001	2.835	1.935	2.352	2.320
2000	1.985	1.723	1.830	1.955
2003

January	3.662	3.275	3.442	3.525
February	3.658	3.493	3.590	3.563
March	3.564	3.353	3.493	3.353
April	3.336	2.890	3.115	2.890
May	3.028	2.865	2.947	2.966
June	2.978	2.849	2.883	2.872
July	2.966	2.821	2.889	2.966
August	3.074	2.953	2.998	2.967
September	2.984	2.890	2.921	2.923
October	2.903	2.827	2.862	2.856
November	2.955	2.856	2.912	2.949
December (through December [•])	[•]	[•]	[•]	[•]

Source: Central Bank of Brazil
(1)	Year-end figures stated for calendar years 2002, 2001 and 2000 represent the average of the month-end exchange rates during the relevant period. The figure provided for the period of calendar year 2003 up to and including December [•], 2003 represents the average of the exchange rates at the close of trading on each business day during such period.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are incorporating by reference into this prospectus supplement the following documents that we have filed with the SEC:

PIFCo

     (1) the PIFCo Annual Report on Form 20-F for the year ended December 31, 2002, filed with the SEC on June 19, 2003;

     (2) the PIFCo Report on Form 6-K, furnished to the SEC on November 26, 2003, which includes unaudited consolidated financial statements of PIFCo, prepared in accordance with U.S. GAAP, as of September 30, 2003, and an analysis of PIFCo’s financial condition and results of operations for the nine months ended September 30, 2003 and 2002;

     (3) the PIFCo Report on Form 6-K, furnished to the SEC on September 10, 2003, which includes unaudited consolidated financial statements of PIFCo, prepared in accordance with U.S. GAAP, as of June 30, 2003, and an analysis of PIFCo’s financial condition and results of operations for the six months ended June 30, 2003 and 2002;

     (4) the PIFCo Report on Form 6-K, furnished to the SEC on June 19, 2003, which includes unaudited consolidated financial statements of PIFCo, prepared in accordance with U.S. GAAP, as of March 31, 2003, and an analysis of PIFCo’s financial condition and results of operations for the three months ended March 31, 2003 and 2002; and

     (5) any future filings of PIFCo on Form 20-F made with the SEC under the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement, and any future reports of PIFCo on Form 6-K furnished to the SEC during that period that are identified in those forms as being incorporated into this prospectus supplement or the accompanying prospectus.

Petrobras

     (1) the Petrobras Annual Report on Form 20-F for the year ended December 31, 2002, filed with the SEC on June 19, 2003;

     (2) the Petrobras Report on Form 6-K, furnished to the SEC on November 28, 2003, which includes unaudited consolidated financial statements of Petrobras, prepared in accordance with U.S. GAAP, as of September 30, 2003, and an analysis of Petrobras’ financial condition and results of operations for the nine months ended September 30, 2003 and 2002;

     (3) the Petrobras Report on Form 6-K/A, furnished to the SEC on September 10, 2003, which includes unaudited consolidated financial statements of Petrobras, prepared in accordance with U.S. GAAP, as of June 30, 2003, and an analysis of Petrobras’ results of operations for the six months ended June 30, 2003 and 2002;

     (4) the Petrobras report on Form 6-K, furnished to the SEC on June 11, 2003, which includes unaudited consolidated financial statements of Petrobras, prepared in accordance with U.S. GAAP, as of March 31, 2003, and an analysis of Petrobras’ results of operations for the three months ended March 31, 2003 and 2002;

     (5) the Petrobras report on Form 6-K furnished to the SEC on July 14, 2003, relating to a press release titled “Petrobras Announces Important Discovery of Petroleum in the Espírito Santo Basin”;

     (6) the Petrobras report on Form 6-K furnished to the SEC on August 28, 2003, relating to a press release titled “Participation in Thermoelectric Power Plants”;

     (7) the Petrobras report on Form 6-K furnished to the SEC on September 19, 2003, relating to a press release titled “Petrobras Raises U.S.$250 Million in Record Time”;

     (8) the Petrobras report on Form 6-K furnished to the SEC on September 30, 2003, relating to a press release titled “Announcement” that addressed doubts regarding possible losses arising from frauds in connection with securities issued by Petrobras during the 1950s;

     (9) the Petrobras report on Form 6-K furnished to the SEC on October 2, 2003, relating to a press release titled “Petroleum Discovery in the State of Espírito Santo”;

     (10) the Petrobras report on Form 6-K furnished to the SEC on October 8, 2003, relating to a press release titled “Refining Record”;

     (11) the Petrobras report on Form 6-K furnished to the SEC on October 27, 2003, relating to a press release titled “Petrobras Awarded a Services Contract for Development and Exploration of the Cuervito Block in Mexico”;

     (12) the Petrobras report on Form 6-K furnished to the SEC on October 29, 2003, relating to a press release titled “Petrobras Announces a Discovery in the Gulf of Mexico”;

     (13) the Petrobras report on Form 6-K furnished to the SEC on October 30, 2003, relating to a press release titled “Issue of Debentures Convertible into Preferred Shares”;

     (14) the Petrobras report on Form 6-K furnished to the SEC on November 13, 2003, relating to a press release titled “Distribution of Interest on Own Capital”;

     (15) the Petrobras report on Form 6-K furnished to the SEC on November 21, 2003, relating to a press release titled “Minutes of the Extraordinary General Meeting”;

     (16) any future filings of Petrobras on Form 20-F made with the SEC under the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement, and any future reports of Petrobras on Form 6-K furnished to the SEC during that period that are identified in those forms as being incorporated into this prospectus supplement or the accompanying prospectus.

     No reference to Perez Companc S.A. or Petrobras Energia Participaciones S.A. – PEPSA (formerly known as Perez Companc) in this prospectus supplement, the accompanying prospectus or any document incorporated by reference into either of them should be understood to incorporate by reference any filing made by Perez Companc S.A., PEPSA or its affiliates (other than PIFCo, Petrobras and its subsidiaries), including the Annual Report on Form 20-F for the year ended December 31, 2002 filed by Perez Companc S.A. with the SEC on June 30, 2003.

WHERE YOU CAN FIND MORE INFORMATION

     Information that we file later with the SEC that is incorporated by reference will automatically update and supersede this information. This means that you should look at all of the SEC filings and reports that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

     Documents incorporated by reference in this prospectus supplement are available without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus supplement. Each person to whom this prospectus supplement and the accompanying prospectus are delivered may obtain documents incorporated by reference by requesting them either in writing or orally, by telephone or by e-mail from us at the following address:

Luciana Bastos de Freitas Rachid
Executive Manager, Investor Relations
Petróleo Brasileiro S.A.—Petrobras
Avenida República do Chile, 65
20031-912—Rio de Janeiro—RJ, Brazil
Telephone: (55-21) 2534-1510/2534-9947
Email: petroinvest@petrobras.com.br

     In addition, you may review copies of the materials we file with or furnish to the SEC without charge, and copies of all or any portion of such materials can be obtained at the Public Reference Section of the SEC, 450 Fifth Street, N.W., room 124, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. We also file materials with the SEC electronically. The SEC maintains an Internet site that contains materials that we file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

SUMMARY OF THE OFFERING

     This summary of the offering made by PIFCo highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, which are described under “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” and in the accompanying prospectus.

     In this prospectus supplement, unless the context otherwise requires, references to “Petrobras” mean Petróleo Brasileiro S.A. and its consolidated subsidiaries taken as a whole, and references to “PIFCo” mean Petrobras International Finance Company, a wholly-owned subsidiary of Petrobras, and its consolidated subsidiaries taken as a whole. Terms such as “we”, “us” and “our” generally refer to both Petrobras and PIFCo, unless the context requires otherwise.

PIFCo

     PIFCo is a wholly-owned subsidiary of Petrobras, incorporated under the laws of the Cayman Islands. PIFCo was formed to facilitate and finance the import of crude oil and oil products into Brazil. Accordingly, its primary purpose is to act as an intermediary between third-party oil suppliers and Petrobras by engaging in crude oil and oil product purchases from international suppliers and resales in U.S. Dollars to Petrobras on a deferred payment basis, at a price which represents a premium to compensate PIFCo for its financing costs. PIFCo is generally able to obtain credit to finance purchases on the same terms granted to Petrobras, and it buys crude oil and oil products at the same price that suppliers would charge Petrobras directly.

     As part of Petrobras’ strategy to expand its international operations and facilitate its access to international capital markets, PIFCo engages in borrowings in international capital markets supported by Petrobras, primarily through standby purchase agreements.

     In addition, PIFCo engages in a number of non-core activities that are conducted by three wholly-owned subsidiaries:

•	Petrobras Europe Ltd., or PEL, a U.K. company, intended to act as an agent and advisor in connection with Petrobras’ activities in Europe, the Middle East, the Far East and North Africa;

•	Petrobras Finance Limited, or PFL, a Cayman Islands company, incorporated with the purpose of facilitating an exports prepayment program linked to the resale of fuel oil and bunker fuel bought from Petrobras; and

•	Bear Insurance Company Ltd. – BEAR, a captive insurance company incorporated in Bermuda.

     PIFCo’s principal executive office is located at Anderson Square Building, P.O. Box 714, George Town, Grand Cayman, Cayman Islands, B.W.I., and its telephone number is (55-21) 2534-1410.

Petrobras

     Petrobras is one of the world’s largest integrated oil and gas companies, engaging in a broad range of oil and gas activities. For the year ended December 31, 2002, Petrobras had sales of products and services of U.S.$33.0 billion, net operating revenues of U.S.$22.6 billion and net income of U.S.$2.3 billion, and for the nine months ended September 30, 2003, Petrobras had sales of products and services of U.S.$31.3 billion, net operating revenues of U.S.$22.6 billion and net income of U.S.$5.7 billion. Petrobras engages in a broad range of activities, which cover the following segments of its operations:

•	exploration, development and production of crude oil and oil products in Brazil;

•	refining, transportation and marketing of crude oil, oil products and fuel alcohol, including investments in petrochemicals;

•	distribution of oil products and fuel alcohol to end-users;

•	commercialization and transportation of natural gas produced in or imported into Brazil, including participation in natural gas distribution and transportation companies in Brazil and ownership in and development of thermoelectric power projects and related power activities; and

•	international activities, including exploration and production, transportation, distribution and natural gas and power activities outside of Brazil.

     Petrobras’ principal executive office is located at Avenida República do Chile, 65 20031-912 – Rio de Janeiro – RJ, Brazil, and its telephone number is (55-21) 2534-4477.

Summary Financial Information for PIFCo

     The following table sets forth PIFCo’s summary financial information, presented in U.S. Dollars and prepared in accordance with U.S. GAAP. The data as of December 31, 2002, 2001 and 2000 and for each of the three years in the period ended December 31, 2002 have been derived from the audited consolidated financial statements of PIFCo as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000, which are included in PIFCo’s Annual Report on Form 20-F filed with the SEC on June 19, 2003. The data as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002 have been derived from the unaudited consolidated financial statements of PIFCo as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002, which are included in PIFCo’s Report on Form 6-K furnished to the SEC on November 26, 2003. The information below should be read in conjunction with, and is qualified in its entirety by reference to, the PIFCo financial statements.

	For the Nine Months
	Ended September 30,		For the Year Ended December 31,

	2003	2002	2002	2001	2000

	(in thousands of U.S. Dollars)
Income Statement Data:
Sales of crude oil, oil products and services	$5,453,967	$4,693,589	$6,390,226	$6,260,514	$7,937,003
Lease income	—	20,869	36,062	10,682	—
Cost of sales	(5,408,764)	(4,681,245)	(6,371,465)	(6,253,009)	(7,912,615)
Lease expense	—	(12,704)	(24,004)	(10,542)	—
Selling, general and administrative expenses	(7,491)	(1,007)	(1,178)	(114)	—

Gross profit	37,712	19,502	29,641	7,531	24,388
Financial income(1)	317,225	136,255	219,580	158,804	221,578
Financial expense(1)	(347,582)	(219,523)	(314,683)	(187,101)	(219,637)
Gain on materials and equipment	—	—	—	435	—

Net income (loss)	$7,355	$(63,766)	$(65,462)	$(20,331)	$26,329

		As of December 31,
	As of
	September 30, 2003	2002	2001	2000

	(in thousands of U.S. Dollars)
Balance Sheet Data:
Cash and cash equivalents	$520,592	$260,629	$48,593	$51,198
Total assets	8,867,547	8,697,302	4,277,769	3,244,465
Loans payable to related parties	1,781,914	3,688,249	334,564	1,716,565
Short-term debt and current portion of long-term debt	1,105,830	367,470	990,427	530,352
Capital lease	—	68,948	—	—
Long-term debt	5,105,873	3,248,716	2,335,000	245,000
Capital lease—long-term	—	601,733	—	—
Total stockholder’s equity	105,207	43,926	49,388	9,719

(1)	Financial income represents primarily the profits made on sales of crude oil and oil products to Petrobras. Financial expense consists primarily of costs incurred by PIFCo in financing its activities in connection with the importation by Petrobras of oil and oil products.

Summary Financial Information for Petrobras

     The following table sets forth Petrobras’ summary consolidated financial information, presented in U.S. Dollars and prepared in accordance with U.S. GAAP. The data as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 have been derived from the audited consolidated financial statements of Petrobras as of December 31, 2002, 2001 and 2000 and for the years ended December 31, 2002, 2001 and 2000, which are included in Petrobras’ Annual Report on Form 20-F, filed with the SEC on June 19, 2003. The data as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002 have been derived from the unaudited consolidated financial statements of Petrobras as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002, which are included in Petrobras’ Report on Form 6-K furnished to the SEC on November 28, 2003. The information below should be read in conjunction with, and is qualified in its entirety by reference to, the Petrobras financial statements.

	Nine Months
	Ended		For the Year Ended
	September 30,		December 31,

	2003	2002	2002	2001	2000

	(in millions of U.S. Dollars)
Income Statement Data:
Sales of products and services	$31,300	$24,693	$32,987	$34,145	$35,496
Net operating revenues	22,648	16,682	22,612	24,549	26,955
Cost of sales(1)	(11,058)	(8,131)	(11,506)	(12,807)	(13,449)
Depreciation, depletion and amortization	(1,322)	(1,528)	(1,930)	(1,729)	(2,022)
Exploration, including exploratory dry holes	(311)	(301)	(435)	(404)	(440)
Impairment of oil and gas properties	(27)	—	(75)	(145)	(37)
Selling, general and administrative expenses(2)	(1,422)	(1,376)	(1,741)	(1,751)	(1,450)
Research and development expenses	(137)	(103)	(147)	(132)	(152)

Total costs and expenses	(14,277)	(11,439)	(15,834)	(16,968)	(17,550)
Other expense, net(3)	(1,151)	$(2,029)	(3,546)	(2,789)	(1,602)

Income before income taxes and minority interest and accounting change	$7,220	3,214	3,232	4,792	7,803
Cumulative effect of change in accounting principles, net of income tax	697	—	—	—	—
Income tax (expense)	(2,014)	(1,350)	(1,153)	(1,389)	(2,523)
Minority interest	(238)	374	232	88	62

Net income	$5,665	$2,238	$2,311	$3,491	$5,342

Cash Flow Data:
Cash provided by (used in):
Operating activities	$6,241	$3,645	$6,287	$8,743	$7,714
Investing activities	(4,120)	(3,768)	(6,656)	(4,592)	(3,651)
Financing activities	921	(1,335)	(1,614)	(1,754)	(810)

	As of	As of December 31,
	September 30,
	2003	2002	2001	2000

	(in millions of U.S. Dollars)
Balance Sheet Data:
Cash and cash equivalents	$7,124	$3,301	$7,360	$5,826
Total assets	48,360	32,018	36,864	39,136
Short-term debt and current portion of long-term debt	2,404	1,398	2,041	4,080
Current portion of project financings and capital lease obligations	880	588	978	801
Long-term debt	10,755	6,987	5,908	4,833
Project financings and capital lease obligations	5,620	5,707	5,083	3,426
Total stockholders’ equity	16,077	9,301	13,247	14,705

(1)	Amounts reported are net of impact of government regulation of U.S.$(68) million and U.S.$19 million for the years ended December 31, 2001 and 2000, respectively.
(2)	Amounts reported are net of impact of government regulation of U.S.$(45) million and U.S.$(81) million for the years ended December 31, 2001 and 2000, respectively.
(3)	Amounts reported include financial charges to the Petroleum and Alcohol Account of U.S.$2 million, U.S.$16 million and U.S.$35 million for the years ended December 31, 2002, 2001 and 2000, respectively. For more information on the Petroleum and Alcohol Account, see the audited Petrobras financial statements.

The Offering

Issuer	Petrobras International Finance Company, or “PIFCo”

The Notes	U.S.$[•] aggregate principal amount of [•]% Global Notes due [•]. The notes will be payable in U.S. Dollars.

Closing Date	December [•], 2003.

Maturity Date	[•]

Interest	The notes will bear interest from [•] at the rate of [•]% per annum until [•], payable semiannually in arrears on each interest payment date. Interest is payable in U.S. Dollars.

Interest Payment Dates	June [•] and December [•] of each year, commencing on June [•], 2004.

Codes

(a) Common Code	[•]

(b) ISIN	[•]

(c) CUSIP	[•]

Use of Proceeds	PIFCo intends to use the net proceeds from the sale of the notes for general corporate purposes, which will include the financing of the purchase of oil product imports and may include the repayment of existing trade-related debt and inter-company loans. PIFCo may lend some portion of the net proceeds to Petrobras, which Petrobras would use for general corporate purposes. See “Use of Proceeds.”

Indenture	The notes offered hereby will be issued pursuant to an indenture between PIFCo and JPMorgan Chase Bank, as trustee, dated as of July 19, 2002, as supplemented by the third supplemental indenture, dated as of the closing date, among PIFCo, Petrobras and the trustee. When we refer to the indenture in this prospectus supplement, we are referring to the indenture as supplemented by the third supplemental indenture. See “Description of the Notes.”

Standby Purchase Agreement	The notes will have the benefit of credit support in the form of a standby purchase agreement under which Petrobras will be obligated to make certain payments to the trustee in the event PIFCo fails to make required payments of principal, interest and other amounts due under the notes and the indenture. Under the standby purchase agreement, Petrobras will be required to purchase from the holders of the notes, and in consideration pay to the trustee amounts in respect of, the noteholders’ right to receive (i) the amount of any interest or other amounts not paid by PIFCo in accordance with the terms of the notes and the indenture, (ii) the entire principal amount of the notes in the event PIFCo fails to make any required payment of principal at the maturity of the notes or earlier upon any redemption, repurchase or acceleration of the notes prior to the maturity date, (iii) the entire principal amount of the notes in the event that a holder of a note requires PIFCo to repurchase such note in accordance with the terms of the indenture and (iv) interest on all of the foregoing amounts at the rate of 1% above the note rate, which we refer to as the default rate, for payments beyond the date that PIFCo was required to make such payments under the indenture. See “Description of the Standby Purchase Agreement.”

Ranking	The notes constitute general senior unsecured and unsubordinated obligations of PIFCo which will at all times rank pari passu among themselves and with all other senior unsecured obligations of PIFCo that are not, by their terms, expressly subordinated in right of payment to the notes.

The obligations of Petrobras under the standby purchase agreement constitute general senior unsecured obligations of Petrobras which will at all times rank pari passu with all other senior unsecured obligations of Petrobras that are not, by their terms, expressly subordinated in right of payment to Petrobras’ obligations under the standby purchase agreement.

Early Redemption at PIFCo’s Option Solely for Tax Reasons	The notes will be redeemable in whole at their principal amount, plus accrued and unpaid interest, if any, to the date of redemption, at PIFCo’s option at any time only in the event of certain changes affecting taxation. The notes will not otherwise be redeemable at PIFCo’s option prior to maturity or otherwise. See “Description of the Notes—Optional Redemption.”

Covenants	The terms of the indenture will require PIFCo, among other things, to:

•	pay all amounts owed by it under the indenture and the notes when such amounts are due;

•	perform all other obligations under the indenture;

•	comply with all applicable laws;

•	maintain all necessary governmental approvals;

•	pay all uncontested taxes;

•	preserve its existence;

•	maintain its properties;

•	maintain adequate insurance;

•	maintain its books and records in accordance with U.S. GAAP;

•	maintain an office or agent in New York for the purpose of service of process and maintain a paying agent located in the United States;

•	ensure that the notes continue to be senior obligations of PIFCo;

•	use proceeds from the issuance of the notes for specified purposes;

•	give notice to the trustee of any default or event of default under the indenture;

•	provide certain financial statements to the trustee;

•	take actions to maintain the trustee’s or the noteholders’ rights under the relevant transaction documents; and

•	replace the trustee upon any resignation or removal of the trustee.

In addition, the terms of the indenture will restrict the ability of PIFCo and its subsidiaries, among other things, to:

•	undertake certain mergers, consolidations or similar transactions;

•	create certain liens on its assets or pledge its assets; and

•	enter into certain transactions with its affiliates.

Similar covenants and some additional covenants apply to Petrobras under the standby purchase agreement.

These covenants are subject to a number of important qualifications and exceptions. See “Description of the Notes—Covenants” and “Description of the Standby Purchase Agreement.”

Events of Default	The indenture will contain certain events of default, including the following:

•	failure to pay principal within three calendar days of its due date;

•	failure to pay interest within 30 calendar days of any interest payment date;

•	specified representations or warranties made by Petrobras in the standby purchase agreement not being true when made;

•	breach of a covenant or agreement in the indenture or the standby purchase agreement by PIFCo and Petrobras, respectively if not remedied within 60 calendar days;

•	acceleration of or failure to make a payment on the indebtedness of PIFCo, Petrobras or a material subsidiary of PIFCo or Petrobras that equals or exceeds U.S.$100 million;

•	a final judgment against PIFCo, Petrobras or a material subsidiary of PIFCo or Petrobras that equals or exceeds U.S.$100 million;

•	certain events of bankruptcy, liquidation or insolvency of PIFCo, Petrobras or a material subsidiary of PIFCo or Petrobras;

•	certain events relating to the unenforceability of the notes, the indenture or the standby purchase agreement against PIFCo or Petrobras;

•	Petrobras ceases to own at least 51% of PIFCo’s outstanding voting shares.

The events of default are subject to a number of important qualifications and limitations. See “Description of the Notes—Events of Default.”

Modification of Notes, Indenture and Standby Purchase Agreement	The terms of the indenture may be modified by PIFCo and the trustee, and the terms of the standby purchase agreement may be modified by Petrobras and the trustee, in some cases without the consent of the holders of the notes. See “Description of the Standby Purchase Agreement” in this prospectus supplement and “Description of Debt Securities—Special Situations—Modification and Waiver” in the accompanying prospectus.

Clearance and Settlement	The notes will be issued in book-entry form through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, and will trade in DTC’s Same-Day Funds Settlement System. Beneficial interests in notes held in book-entry form will not be entitled to receive physical delivery of certificated notes except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Clearance and Settlement.”

Withholding Taxes; Additional Amounts	Any and all payments of principal, premium, if any, and interest in respect of the notes will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments, levies, imposts or charges whatsoever imposed, levied, collected, withheld or assessed by Brazil, the Cayman Islands, Luxembourg or any other jurisdiction in which PIFCo appoints a paying agent under the indenture, or any political subdivision or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If PIFCo is required by law to make such withholding or deduction, it will pay such additional amounts as necessary to ensure that the noteholders receive the same amount as they would have received without such withholding or deduction, subject to certain exceptions. In the event Petrobras is obligated to make payments to the noteholders under the standby purchase agreement, Petrobras will pay such additional amounts necessary to ensure that the noteholders receive the same amount as they would have received without such withholding or deduction, subject to certain exceptions. See “Description of the Notes—Covenants —Additional Amounts” and “Description of the Standby Purchase Agreement—Additional Amounts.”

Governing Law	The indenture, the notes and the standby purchase agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Form and Denomination	The notes will be in global registered form without interest coupons attached only in denominations of U.S.$1,000 and in integral multiples of U.S.$1,000 in excess thereof and will be transferable in principal amounts of U.S.$1,000 or any multiple thereof.

Listing	The notes have not been listed on any securities exchange. PIFCo may apply for a listing of the notes on the Luxembourg Stock Exchange at some time after the closing date, but there is no certainty that an application will be made or that the listing will be approved by the Luxembourg Stock Exchange.

Risk Factors	You should carefully consider the risk factors discussed beginning on page S-18 before purchasing any notes.

RISK FACTORS

Risks Relating to PIFCo

PIFCo may not earn enough money from its own operations to meet its debt obligations.

     PIFCo is a direct wholly-owned subsidiary of Petrobras incorporated in the Cayman Islands as an exempted company with limited liability. Accordingly, PIFCo’s financial condition and results of operations are largely affected by decisions of Petrobras. PIFCo has limited operations consisting principally of the purchase of crude oil and oil products from third parties and the resale of those products to Petrobras, with financing for such operations provided by Petrobras as well as third-party credit providers. PIFCo also resells crude oil and oil products to third parties on a limited basis. PIFCo’s ability to pay interest, principal and other amounts due on its outstanding and future debt obligations will depend upon a number of factors, including:

•	Petrobras’ continued utilization of PIFCo’s services for market purchases of crude oil and oil products;

•	Petrobras’ willingness to continue to make inter-company loans to PIFCo and provide other financial support;

•	PIFCo’s ability to access financing sources, including third-party credit facilities; and

•	PIFCo’s ability to transfer its financing costs to Petrobras.

     In the event of a material adverse change in Petrobras’ financial condition or results of operations or in Petrobras’ financial support of it, PIFCo may not have sufficient funds to repay all amounts due on its indebtedness. See “Risks Relating to Petrobras” for a more detailed description of certain risks that may have a material adverse impact on Petrobras’ financial condition and therefore affect PIFCo’s ability to meet its debt obligations.

If Brazilian law restricts Petrobras from paying PIFCo in U.S. dollars, PIFCo may have insufficient U.S. dollar funds to make payments on PIFCo’s debt obligations.

     PIFCo obtains substantially all of its funds from Petrobras’ payments in U.S. dollars for crude oil that it purchases from PIFCo. In order to remit U.S. dollars to PIFCo, Petrobras must comply with Brazilian foreign exchange control regulations, including preparing specified documentation to be able to obtain U.S. dollar funds for payment to PIFCo. If Brazilian law were to impose additional restrictions, limitations or prohibitions on Petrobras’ ability to convert Reais into U.S. dollars, it could restrict the source of U.S. dollar funds available for PIFCo to make payment on PIFCo’s debt obligations. Such restrictions could also have a material adverse effect on the Brazilian economy or Petrobras’ financial condition.

PIFCo may be limited in its ability to pass on its financing costs.

     PIFCo is principally engaged in the purchase of crude oil and oil products for resale to Petrobras, as described above. At any time, PIFCo may incur indebtedness related to such purchases and/or obtain financing from Petrobras or third-party credit providers. As of December 31, 2002, approximately 45% of PIFCo’s indebtedness on a stand-alone basis was floating-rate debt denominated in U.S. dollars. Petrobras is in the process of changing its risk management processes, including those which may affect PIFCo, but neither Petrobras nor PIFCo have yet entered into derivative contracts or made other arrangements to hedge against interest rate risk. PIFCo has historically passed on its financing costs to Petrobras by selling crude oil and oil products to Petrobras at a premium to compensate for PIFCo’s financing costs. Although PIFCo and Petrobras are considering methods of continuing this practice in the future, PIFCo cannot assure you that this practice will continue. PIFCo’s inability to transfer its financing costs to Petrobras could have a material adverse effect on PIFCo’s business and its ability to meet its debt obligations.

Risks Relating to Petrobras

Petrobras’ operations are affected by the volatility of prices for crude oil and oil products.

     Until January 2, 2002, the prices Petrobras was allowed to charge for crude oil and oil products (and, as a result, Petrobras’ recorded prices for the calculation of net operating revenues) were determined on the basis of a pricing formula established by the Brazilian government designed to reflect changes in the Real/U.S. Dollar exchange rate and international market prices for relevant benchmark products. However, as of January 2, 2002, the crude oil and oil products markets in Brazil were deregulated in their entirety.

     Historically, international prices for crude oil and oil products have fluctuated widely as a result of many factors. Petrobras does not, and will not, have control over the factors affecting international prices for crude oil and oil products. These factors include:

•	global and regional economic and political developments in crude oil producing regions, particularly in the Middle East;

•	the ability of the Organization of Petroleum Exporting Countries (“OPEC”) and other crude oil producing nations to set and maintain crude oil production levels and prices;

•	other actions taken by major crude oil producing or consuming countries;

•	global and regional supply and demand for crude oil and oil products;

•	competition from other energy sources;

•	domestic and foreign government regulations;

•	weather conditions; and

•	military action, such as the recent U.S. military action in Iraq.

     The average prices of Brent crude, an international benchmark oil, were approximately U.S.$28.65 per barrel for the nine months ended September 30, 2003, U.S.$25.02 per barrel for the year ended December 31, 2002, U.S.$24.44 per barrel for the year ended December 31, 2001 and U.S.$28.50 per barrel for the year ended December 31, 2000.

     Changes in crude oil prices typically result in changes to prices for oil products. Lower crude oil prices have various effects on Petrobras, including decreasing its net operating revenues, net income and cash flows. In comparison, higher crude oil prices generally lead to increases in our net operating revenues, net income and cash flows.

     Petrobras expects continued volatility and uncertainty in international prices for crude oil and oil products. Declines in international crude oil prices may adversely affect Petrobras’ financial condition and the value of its proved reserves.

     Prices remain regulated for natural gas, electricity and certain petrochemicals. These controls could have an adverse effect on revenues from these business activities.

Because of changes in government regulations, Petrobras faces increased competition and may lose market share.

     Substantial changes have been occurring in the oil and gas industry in Brazil as a result of the continuing process of deregulation by the Brazilian government. As part of this deregulation, the Brazilian government eliminated all price controls on crude oil and oil products in early 2002. Prices remain regulated, however, for natural gas, electricity and certain petrochemicals. The changes in government regulation have enabled multi-national and regional oil companies to enter the Brazilian energy market.

     Petrobras expects that competition in our downstream and upstream activities will increase further, as existing and new participants expand their activities as a result of these regulatory changes.

Although Petrobras’ prices for crude oil and oil products are based on international prices, in periods of high international prices or sharp devaluations of the Real, Petrobras may not be able to adjust its prices in Reais sufficiently to maintain parity with international prices.

     Since the Brazilian government’s elimination of all price controls on crude oil and oil products in January 2002, there have been periods of high international prices or sharp devaluations of the Real when Petrobras has been unable to increase prices in Reais sufficiently to maintain parity with international prices. While Petrobras does not have an obligation to supply the Brazilian market, during periods when the local prices of crude oil and oil products were below prevailing international prices, its competitors were unwilling to supply the local market. In order to ensure adequate supply of crude oil and oil products in Brazil, Petrobras sold crude oil and oil products below prevailing international prices.

     As a result of deregulation of the Brazilian market, and the elimination of import tariffs in particular, our competitors can sell products in the Brazilian market at parity with international prices. In light of this increased competition, Petrobras has less flexibility to maintain local prices above international prices to compensate for revenues not realized in periods in which Petrobras sold crude oil and oil products below prevailing international market prices.

Petrobras may be required to sell some of its refining capacity in Brazil.

     Petrobras presently owns 98.6% of the existing refining capacity in Brazil. Petrobras plans to upgrade its present refineries and it may build new refineries in Brazil, sell participation interests in its present refineries to new partners or engage in asset swaps, as it did through its business combination in 2001 involving assets of Repsol-YPF S.A. Although Petrobras is not presently subject to any requirement to divest any assets, and the Brazilian government has not made any proposal in that respect, it is possible that Petrobras will be required to divest a portion of its refining capacity or other assets in the future. Any such divestiture could have a material adverse effect on Petrobras’ financial condition.

Petrobras’ ability to achieve growth is dependent upon its finding or acquiring additional reserves, as well as successfully developing current reserves, and risks associated with drilling may cause drilling operations to be delayed or cancelled.

     Petrobras’ ability to achieve its growth objectives is highly dependent upon its level of success in finding, acquiring or gaining access to additional reserves, as well as successfully developing current reserves. In general, the volume of production from crude oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Unless Petrobras conducts successful exploration and development activities or acquires properties containing proved reserves, or both, its proved reserves will decline as reserves are extracted.

     Petrobras’ exploration and development activities expose it to the inherent risks of drilling, including the risk that no economically productive crude oil or natural gas reserves will be discovered. The costs of drilling, completing and operating wells are often uncertain and numerous factors beyond Petrobras’ control may cause drilling operations to be curtailed, delayed or cancelled. Petrobras’ future drilling, exploration and acquisition activities may not be successful and, if unsuccessful, could have a material adverse effect on Petrobras’ financial condition.

Petrobras’ crude oil and natural gas reserve estimates involve some degree of uncertainty and may prove to be incorrect over time.

     The proved crude oil and natural gas reserves set forth in Petrobras’ annual report is Petrobras’ estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions (i.e. prices and costs as of the date the estimate is made). Petrobras’ proved developed crude oil and natural gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. There are numerous uncertainties inherent in estimating quantities of proved reserves. The reliability of proved reserve estimates depends on:

•	the quality and quantity of our geological, technical and economic data;

•	the prevailing crude oil and natural gas prices applicable to Petrobras’ production (which in the past have been subject to Brazilian government regulation);

•	the production performance of Petrobras’ reservoirs; and

•	extensive engineering judgments.

     Many of the factors, assumptions and variables involved in estimating reserves are beyond Petrobras’ control and may prove to be incorrect. The results of Petrobras’ future drilling, testing and production activity may lead it to make significant revisions to its reserve estimates.

Petrobras’ equipment, facilities and operations are subject to numerous environmental and health regulations which may become more stringent in the future and may result in increased liabilities and increased capital expenditures.

     Petrobras’ facilities are subject to a wide variety of federal, state and local laws, regulations and permit requirements relating to the protection of human health and the environment. Petrobras could be exposed to civil penalties, criminal sanctions and closure orders for non-compliance with these environmental regulations, which, among other things, limit or prohibit emissions or spills of toxic substances produced in connection with Petrobras’ operations. Current and past waste disposal and emissions practices may require Petrobras to clean up or retrofit its facilities at substantial cost and could result in substantial liabilities. The Instituto Brasileiro do Meio Ambiente dos Recursos Naturais Renováveis (Brazilian Institute of the Environment and Renewable Natural Resources), or IBAMA, which is the governmental entity responsible for the environmental control of potentially polluting activities, has imposed a number of fines in connection with Petrobras’ oil platforms operating in the Campos Basin and may impose restrictions on the operations of such platforms or other sanctions.

     Petrobras spent approximately U.S.$466 million in 2002, U.S.$473 million in 2001 and U.S.$356 million in 2000 to comply with environmental laws. However, since environmental laws are becoming more stringent in Brazil and in other jurisdictions where Petrobras operates, it is likely that its environmental capital expenditures and costs for environmental compliance will increase, perhaps substantially, in the future. In addition, due to the possibility of unanticipated regulatory or other developments, the amount and timing of future environmental expenditures may vary widely from those currently anticipated. The amount of investments Petrobras makes in any given year is subject to limitations by the Brazilian government. Accordingly, expenditures required for compliance with environmental regulation could result in reductions in other strategic investments that Petrobras has planned, with a resulting decrease to its profits, and future environmental costs may have a material adverse effect on its financial condition.

In the past, significant oil spills have occurred and Petrobras has incurred, and may continue to incur, liabilities in connection with oil spills, including clean up costs, government fines, and potential lawsuits.

     From time to time, oil spills occur in connection with our operations. Since January 1, 2000, Petrobras has experienced 11 significant oil spills. In each of these, Petrobras undertook cleanup efforts as promptly as possible. Nevertheless, in some situations, Petrobras was fined by various state and federal environmental agencies, became the defendant in several civil and criminal suits, and remains subject to several investigations and potential civil and criminal liabilities as a result of past oil spills. These or any future oil spills may have a material adverse effect on Petrobras’ financial condition.

     Accordingly, if one or more of the potential liabilities resulting from these oil spills were to result in an actual fine or civil or criminal liability, such fine or liability could have a material adverse effect on Petrobras’ financial condition.

Petrobras may incur losses and spend time and money defending pending litigation and arbitration.

     Petrobras is currently a party to numerous legal proceedings relating to civil, administrative, environmental, labor and tax claims filed against it. Petrobras is also pursuing discussions with various government authorities over Petrobras’ licenses, including its right to operate certain platforms as well as assets acquired in connection with the 2001 Repsol-YPF asset swap. These claims involve a wide range of issues and seek substantial amounts of money and other remedies. Several individual disputes account for a significant part of the total amount of claims against Petrobras. Petrobras’ audited financial statements as of December 31, 2002 include reserves totaling U.S.$50 million as of that date, for probable and reasonably estimable losses and expenses Petrobras may incur in connection with all of Petrobras’ pending litigation and a separate provision of U.S.$105 million related to various tax assessments received from the Instituto Nacional de Seguridade Social (National Security Institute, or INSS).

     In the event that a number of the claims that Petrobras considers to represent remote or reasonably possible risks of loss were to be decided against it, or in the event that the losses estimated turn out to be higher than the reserves made, the aggregate cost of unfavorable decisions could have a material adverse effect on Petrobras’ financial condition. Additionally, Petrobras’ management may be required to direct its time and attention to defending these claims, which could preclude them from focusing on Petrobras’ core business. Depending on the outcome, certain litigation, including matters involving Petrobras’ platforms and asset swaps, could result in restrictions on its operations and have a material adverse effect Petrobras’ financial condition.

The State of Rio de Janeiro enacted a law imposing ICMS on oil upstream activities that may have a material adverse effect on Petrobras’ results of operation and financial condition.

     The State of Rio de Janeiro enacted a law imposing Imposto sobre Circulação de Mercadorias e Serviços (state sales tax, or ICMS) on upstream activities that is scheduled to become effective on January 1, 2004. If the law becomes effective, the amount of ICMS that Petrobras is required to pay to the State of Rio de Janeiro will increase by approximately R$5.4 billion (U.S.$1.9 billion) per year. The current ICMS legislation in effect in the State of Rio de Janeiro only imposes ICMS on oil sales made within the territory of the State of Rio de Janeiro. As a result of the new law, Petrobras will pay ICMS twice, once when Petrobras extracts oil in Rio de Janeiro and a second time when Petrobras sells such oil in any other State.

     Petrobras believes that this law represents an unconstitutional form of taxation, and intends to institute a judicial challenge to the law whenever it becomes effective. Petrobras believes that ongoing discussions with the State of Rio de Janeiro may lead to the law being revoked before it becomes effective. If the law is not revoked or if Petrobras is not successful in its judicial challenge, the law would increase the amount of taxes Petrobras pays, and such increase will have a material adverse effect on its level of investments and, therefore, on its results of operation and financial condition.

A final judicial ruling upholding the view of the Internal Revenue Service of Rio de Janeiro that drilling and production platforms may no longer be classified as sea-going vessels will increase the amount of taxes Petrobras pays, and such an increase may have a material adverse effect on Petrobras’ results of operation and financial condition.

     The Internal Revenue Service of Rio de Janeiro has recently asserted that, under Brazilian law, drilling and production platforms may not be classified as sea-going vessels and therefore should not be chartered but leased. Based on this interpretation of Brazilian law, overseas remittances for charter payments would be reclassified as lease payments, and would be subject to withholding tax at the rate of 15%.

     The Internal Revenue Service has filed two tax assessments against Petrobras in connection with the withholding tax on foreign remittances (IRRF) of payments related to the charter of vessels of movable platform types. On February 17, 2003, the Internal Revenue Service served Petrobras with a tax assessment notice for R$93 million (U.S.$32 million) covering disputed taxes for 1998. On June 27, 2003, the Internal Revenue Service served Petrobras with a tax assessment notice for R$3,064 million (U.S.$1,066 million) covering disputed taxes for the period from 1999 to 2002.

     Petrobras recently received an unfavorable ruling from the Internal Revenue Service with respect to the February 2003 tax assessment, and has appealed this ruling to a higher administrative court competent to adjudicate the matter. Petrobras has appealed the June 2003 tax assessment, but has not yet received a response from the Internal Revenue Service.

     Petrobras believes that Brazilian law supports its view that drilling and production platforms may be classified as sea-going vessels. However, in the event that a final judicial ruling supports the Internal Revenue Service’s position, the taxes Petrobras pays in connection with its drilling and production platforms would significantly increase, and such an increase could have a material adverse effect on its level of investments and, therefore, on its results of operation and financial condition.

Labor disputes, strikes, work stoppages and protests could lead to increased operating costs.

     All of Petrobras’ employees, except the maritime employees, are subject to a collective bargaining agreement with the Oil Workers’ Unified Federation, which was signed on November 4, 2003, retroactive to September 1, 2003. This collective bargaining agreement will expire on August 31, 2004. A separate collective bargaining agreement is being negotiated with the maritime employees’ union in order to replace the actual agreement signed on December 27, 2002, retroactive to November 1, 2002, which expired on October 31, 2003 and has been revalidated until December 30, 2003.

     From time to time, Petrobras has been subject to strikes and work stoppages. In 2001, Petrobras’ oil workers staged a five-day strike before a settlement was reached. The work stoppage resulted in a decrease in crude oil production. If Petrobras’ workers were to strike, the resulting work stoppages could have an adverse effect on Petrobras, as it does not carry insurance for losses incurred as a result of business interruptions of any nature, including business interruptions caused by labor action. As a result, Petrobras’ financial condition could be adversely affected by future strikes, work stoppages, protests or similar activities.

Petrobras’ expansion into the domestic power market is relatively recent and has generated losses, and the regulatory environment remains uncertain.

     Consistent with the global trend of other major oil and gas companies and to secure demand for its natural gas, Petrobras is currently expanding its business into the domestic power market. Despite a number of incentives introduced by the former Brazilian government to promote the development of thermoelectric power plants, development of such plants by private investors has been slow to progress. Petrobras currently invests in 15 of the 39 gas-fired power generation plants being built or proposed to be built in Brazil under the program to promote the development of thermoelectric plants, known as the Programa Prioritário de Termoelectricidade (Thermoelectric Priority Program, or PPT). Petrobras invests in some of these plants with partners, many of whom may have power purchase agreements with the plants. Contractual disputes involving Petrobras have arisen in connection with these investments and may continue to arise, and, depending on their outcome, such disputes could have an adverse economic impact on Petrobras, including on the profitability of these investments.

     Petrobras has a limited history of investing in thermoelectric plants, and thermoelectric plants have not previously operated in a competitive environment in Brazil. Thermoelectric plants have faced difficulties passing on to electricity offtakers foreign currency financing costs of developing new generating capacity, and have had to contend with the reluctance of many distribution companies to sign power purchase agreements due mainly to their existing initial contracts, which provide for a guaranteed price from 1998 to 2002, which is phased out over the following four years. In addition, demand for thermoelectric power in Brazil has been lower than expected. In 2002, Congress passed a law increasing government intervention in the market, and the current administration is studying the implementation of changes that could be material to the natural gas and power sector. It is not clear that thermoelectric power generation will remain a priority for the country. In addition, the energy policy of the Lula administration remains uncertain.

     During 2002, Petrobras experienced significant losses relating to its investments in thermoelectric power generation. As a result, in 2002 Petrobras created a U.S.$205 million provision for losses related to Petrobras’ commitments to off-take electricity from certain thermoelectric power plants. Petrobras increased this provision in the first quarter of 2003 by a further U.S.$205 million. After deducting the losses incurred in the first nine months of 2003, which amounted to U.S.$391 million, the balance of the provision totaled U.S.$71 million as of September 30, 2003. Petrobras has limited its investments in this area, but its participation in the domestic power market may never become profitable. As a result, Petrobras’ participation in this market may have a material adverse effect on its financial condition.

Petrobras has adopted a new Strategic Plan, which may have a material adverse effect on its competitive position or ability to expand its operations.

     On April 17, 2003, Petrobras announced the adoption of revisions to its Strategic Plan for the period 2003-2007. The new Strategic Plan maintains Petrobras’ core strategies and objectives, but reduces its overall budgeted capital expenditures for the year 2003. The revisions for 2003 reflect an environment of decreased access to financial markets and increased volatility in foreign exchange rates and crude oil prices. The changes to Petrobras’ Strategic Plan, particularly the decrease in overall budgeted capital expenditures, could affect Petrobras’ ability to achieve certain of its strategic goals, and in particular, could adversely affect Petrobras’ competitive position or ability to expand its operations.

Petrobras may not be able to obtain financing for all of its planned investments.

     The Brazilian government maintains control over Petrobras’ budget and establishes limits on its investments and long-term debt. As a state-controlled entity, Petrobras must submit its proposed annual budgets to the Ministry of Planning, Budget and Management, the Ministry of Mines and Energy, and the Brazilian Congress for approval. Petrobras is endeavoring to obtain financing that does not require Brazilian government approval, such as structured financings, but there can be no assurance that it will succeed. As a result, Petrobras may not be free to make all the investments it envisions, including those Petrobras has agreed to make to expand and develop its crude oil and natural gas fields. If Petrobras is unable to make these investments, its future operating results and financial condition may be adversely affected. In addition, failure to make Petrobras’ planned investments in Brazil could hurt its competitive position in the Brazilian oil and gas sector, particularly as other companies enter the market.

Currency fluctuations could have a material adverse effect on Petrobras’ financial condition and results of operations, because most of its revenues are in Reais and a large portion of its liabilities are in foreign currencies.

     The principal market for Petrobras’ products is Brazil, and over the last three fiscal years over 86% of its revenues have been denominated in Reais. A substantial portion of Petrobras’ indebtedness and some of its operating expenses and capital expenditures are, and are expected to continue to be, denominated in or indexed to U.S. Dollars and other foreign currencies. In addition, during the year ended December 31, 2002, Petrobras imported U.S.$5.2 billion of crude oil and oil products, the prices of which were all denominated in U.S. Dollars.

     As a result of downward pressure on the Real, on January 15, 1999, the Central Bank of Brazil allowed the Real to float freely. The Real depreciated 9.3% in 2000, 15.7% in 2001 and 52.3% in 2002 against the U.S. Dollar. As of December [•], 2003, the exchange rate of the Real to the U.S. Dollar was R$[•] per U.S.$1.00, representing an appreciation of approximately [•]% in 2003 year-to-date. There is no assurance that this trend will continue, and the Real may depreciate further in the future. Petrobras cannot predict the impact on its operations of any future substantial devaluation of the Real, which could adversely affect Petrobras’ operating cash flows and its ability to meet its foreign currency-denominated obligations. You should consider this risk in light of past devaluations of the Real caused by inflationary and other pressures.

Petrobras is exposed to increases in prevailing market interest rates.

     As of December 31, 2002, approximately 45% of Petrobras’ total indebtedness consisted of floating rate debt. Although Petrobras is changing its risk management practices, it has not yet entered into derivative contracts or made other arrangements to hedge against interest rate risk. Accordingly, if market interest rates (principally LIBOR) rise, Petrobras’ financing expenses will increase.

In the aftermath of the U.S. military action in Iraq there may be changes to the international oil markets, some of which could have an adverse effect on Petrobras.

     Following the U.S. military action in Iraq, the United Nations eliminated sanctions that had limited Iraq’s ability to participate in the international oil markets. As a result, it is expected that in the future, Iraq will substantially increase its production and export sales of crude oil and oil products. Given the uncertainty surrounding the circumstances under which Iraq’s oil industry will be managed over the next few years, it is impossible to predict the economic or political goals which the United States government or any other party controlling such industry will seek to achieve. The changes to the international oil markets that could result from Iraq’s re-entry into such markets could have a material adverse effect on Petrobras’ financial condition.

Petrobras’ ability to obtain affordable insurance coverage may be adversely affected by changes in the insurance markets, its recent history of claims under its insurance policies and changes in the insurance markets following the September 11, 2001 terrorist attacks.

     The insurance premiums charged for some or all of the coverage historically maintained by Petrobras and its subsidiaries has increased significantly in the past as a result of changes in the insurance markets and claims under its insurance policies. Following the March 15, 2001 explosion that sank Platform P-36, Petrobras’ insurance costs increased substantially, from U.S.$36.0 million in 2001 to U.S.$46.4 million in 2002. For 2003, these costs have decreased to U.S.$29.3 million. Petrobras’ insurance costs may increase, or coverage may be unavailable, in the future. The premiums for war risk and terrorism insurance have also increased substantially in the past, and in some cases, such insurance is not available. Following the September 11, 2001 terrorist attacks, insurance underwriters issued general notices of cancellations to their customers for war risk and terrorism insurance in respect of a wide variety of insurance coverage, including, but not limited to, liability coverage. Petrobras does not know whether insurance underwriters will offer to reinstate some or all of these types of coverage and, if reinstatement is offered, the extent to which premiums may be increased. The failure to obtain insurance against risks inherent in Petrobras’ business may expose Petrobras to catastrophic losses that may have a material adverse effect on its financial condition.

Petrobras may not achieve the anticipated timing, efficiencies and benefits of integrating Petrobras Energia Participaciones S.A. – PEPSA (formerly known as Perez Companc) into its business.

     On October 17, 2002, Petrobras agreed to acquire 58.62% of the capital stock of PEPSA, an Argentine sociedad anonima and the second largest Argentine energy company, from the Perez Companc family and the Perez Companc Foundation for approximately U.S.$1.03 billion. The completion of the PEPSA acquisition was contingent upon antitrust approval from the Argentine government’s Comisión Nacional de Defensa de la Competencia (the “National Council for the Defense of Competition” or the “CNDC”). The CNDC approved the transaction on May 13, 2003.

     It is possible that Petrobras may not achieve the anticipated timing, efficiencies and benefits of integrating PEPSA into its business. Differing corporate cultures, legal and regulatory environments, personalities, languages and other factors may pose challenges to the success of the acquisition. Failure to achieve the anticipated timing, efficiencies and benefits of integrating PEPSA into Petrobras’ business may negatively impact Petrobras and its ability to implement its strategic objectives in South America.

PEPSA is subject to substantial risks relating to its business and operations in Argentina and other South American countries.

     PEPSA had approximately 59.6% of its total crude oil and natural gas production and 45.6% of its proved crude oil and natural gas reserves located in Argentina at December 31, 2002. As a result, PEPSA’s financial condition may be adversely affected by Argentine political instability, fluctuations in the Argentine economy and governmental actions concerning the economy, including:

•	the imposition of exchange controls, which could restrict the flow of capital out of Argentina and make it more difficult for PEPSA to service its non-Peso denominated debt;

•	the imposition of restrictions on the export of crude oil and oil products, which could decrease PEPSA’s U.S. Dollar cash receipts;

•	the devaluation of the Argentine Peso, which could lead to significant losses in PEPSA’s net foreign currency position and, therefore, restrict its ability to make payment on its foreign-currency denominated debt;

•	increases in export tax rates for crude oil and oil products, which could lead to a reduction in PEPSA’s export margins and cash flows; and

•	other measures enacted by the Argentine government to address Argentina’s economic crisis, including the pesification of utility rates, which combined with the devaluation of the Argentine Peso, resulted in payment defaults by three of PEPSA’s affiliated utility companies, TGS, CIESA (the parent of TGS), and Transener, and which could lead to defaults by other affiliated utility companies.

     PEPSA is also active in Venezuela, Ecuador, Bolivia, Peru and Brazil. Production from Venezuela accounted for approximately 28.7% of PEPSA’s total average production in barrels of oil equivalent in 2002, constituting the largest operation outside Argentina. Accordingly, PEPSA’s operations may be negatively affected by:

•	political and economic instability in Venezuela;

•	any decisions by OPEC to decrease production volumes, as Venezuela is a member of OPEC; and

•	any decision by the Venezuelan government to modify the terms and conditions of PEPSA’s operating agreements in Venezuela.

     If one or more of the risks described above were to materialize, Petrobras may not be able to realize the benefits that it currently intends to realize from the PEPSA acquisition, and that development might negatively impact Petrobras and its ability to implement its strategic objectives in South America.

The current Argentine economic, political and social crisis could adversely affect the financial condition and results of operation of PEPSA and Petrobras’ other Argentine operations.

     Petrobras has acquired a majority interest in several entities with operations in Argentina, including PEPSA. The financial condition and results of operation of PEPSA and other acquisitions may be adversely affected by Argentine political instability, fluctuations in the Argentine economy and governmental actions concerning the economy, which could result in Petrobras’ failure to realize the benefits it currently expects to realize from those acquisitions.

     Since 1999, the Argentine economy has been in a recession marked by reduced levels of consumption and investment, increased unemployment, declining gross domestic product and capital flight.

     On December 20, 2001, President Fernando de la Rúa resigned, and since then, Argentina has had several presidents, including President Eduardo Duhalde, who held office from January 2002 to May 2003. During his term, President Duhalde and his government undertook a number of far-reaching initiatives, including:

•	ratifying the suspension of payment of certain of Argentina’s sovereign debt;

•	amending Argentina’s Convertibility Law to allow the exchange rate of the Argentine Peso to float, breaking the Peso’s decade-old one-to-one relationship to the U.S. Dollar, and resulting in a 66.4% decline in the value of the Peso against the U.S. Dollar from January 7, 2002 to March 31, 2003;

•	converting certain U.S. dollar-denominated debts into peso-denominated debts at a one-to-one exchange rate and U.S. dollar-denominated bank deposits into peso-denominated bank deposits at an exchange rate of 1.4 Argentine Pesos per U.S.$1.00;

•	restructuring bank deposits and maintaining restrictions on bank withdrawals;

•	enacting an amendment to the Argentine Central Bank’s charter to (i) allow it to print currency in excess of the amount of the foreign reserves it holds, (ii) make short-term advances to the Argentine federal government and (iii) provide financial assistance to financial institutions with liquidity constraints or solvency problems;

•	imposing restrictions on transfers of funds abroad subject to certain exceptions; and

•	requiring the deposit into the banking system of foreign currency earned from exports, subject to certain exceptions.

     The rapid and radical nature of recent changes in the Argentine social, political, economic and legal environment created an atmosphere of great uncertainty in the banking system. As a result, commercial and financial activities were virtually paralyzed during 2002, further aggravating the economic recession which precipitated the current crisis. Moreover, due to the depth of the social and political crisis that affected Argentina in 2002, commercial enterprises in Argentina continue to face risks, including: (i) civil unrest, rioting, looting, nation-wide protests, widespread social unrest and strikes, (ii) expropriation, nationalization and forced renegotiation or modification of existing contracts and (iii) changes in taxation policies, including royalty and tax increases and retroactive tax claims.

     On May 25, 2003, a new president, Néstor Kirchner, took office. There is uncertainty as to the nature and scope of the measures to be adopted by Mr. Kirchner’s government to address many of the country’s unresolved economic problems, including the renegotiation of its external debt. Petrobras cannot predict the policies the new Kirchner administration may adopt or the effect that those policies could have on Argentine economic conditions and Petrobras’ activities in Argentina.

Risks Relating to the Relationship between Petrobras and the Brazilian Government

The interests of the Brazilian government, as Petrobras’ controlling shareholder, may conflict with the interests of its other shareholders and creditors.

     The Brazilian government, as Petrobras’ controlling shareholder, has pursued, and could continue to pursue, certain of its macroeconomic and social objectives through us. These initiatives have not always been in Petrobras’ best interests or the best interests of its other shareholders and creditors. Brazilian law requires the Brazilian government to own a majority of Petrobras’ voting stock, and so long as it does, the Brazilian government will have the power to elect a majority of the members of its board of directors and, through them, a majority of the executive officers who are responsible for Petrobras’ day-to-day management. As a result, Petrobras may engage in activities that give preference to the Brazilian government’s agenda rather than to its own economic and business objectives. In particular, Petrobras continues to assist the Brazilian government to ensure that the supply of crude oil and oil products in Brazil meets Brazilian consumption requirements. Accordingly, Petrobras may continue to make investments, incur costs and engage in sales on terms that are not necessarily in its best interests or in the best interests of Petrobras’ shareholders and creditors.

     Luiz Inácio Lula da Silva was elected President of Brazil in October 2002 and took office on January 1, 2003. As a result, there were significant changes in Petrobras’ board of directors and senior management in the first few months of 2003. The reconstituted board of directors and new senior management may pursue a strategy or conduct operations in a manner that diverges significantly from the strategy and operations pursued by Petrobras’ previous management. Changes in government or government policy could have a material adverse effect on Petrobras’ financial condition.

If the Brazilian government reinstates controls over the prices Petrobras can charge for crude oil and oil products, such price controls could affect Petrobras’ financial condition and results of operations.

     In the past, the Brazilian government set prices for crude oil and oil products in Brazil, often below prevailing prices on the world oil markets. These prices involved elements of cross-subsidy among different oil products sold in various regions in Brazil. The cumulative impact of this price regulation system on us is recorded as an asset on Petrobras’ balance sheet under the line item “Petroleum and Alcohol Account—Receivable from the Brazilian government.” The balance of the account at September 30, 2003 was U.S.$234 million. Effective January 2, 2002, all price controls for crude oil and oil products ended, and while no price controls were imposed in 2002 or in the first nine months of 2003, the Brazilian government could decide to reinstate price controls in the future as a result of market instability or other conditions. If this were to occur, it could have a material adverse effect on Petrobras’ financial condition.

Brazilian political and economic conditions may have a material adverse effect on us.

     The Brazilian economy has been characterized by significant involvement by the Brazilian government, which often changes monetary, credit and other policies to influence Brazil’s economy. The Brazilian government’s actions to control inflation and other economic policies have often involved wage and price controls, modifications to the Central Bank of Brazil’s base interest rates, and other measures, such as the freezing of bank accounts, which occurred in 1990.

     The Brazilian government’s economic policies may have important effects on Brazilian corporations and other entities, including us, and on market conditions and prices of Brazilian securities. Petrobras’ financial condition may be adversely affected by the following factors and the Brazilian government’s response to these factors:

•	devaluations and other exchange rate movements;

•	inflation;

•	exchange control policies;

•	social instability;

•	price instability;

•	energy shortages;

•	interest rates;

•	liquidity of domestic capital and lending markets;

•	tax policy; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

     In addition, Petrobras cannot predict the effect that the policies of the new Brazilian administration may have on Brazilian economic conditions or on its financial condition.

Historical Brazilian government control of Petrobras’ sales prices and regulation of its operating revenues mean that its results of operations cannot be easily compared from year to year.

     One of the tools available to the Brazilian government to control inflation and pursue other economic and social objectives has been the regulation of oil product prices. The method by which the Brazilian government has controlled Petrobras’ prices has varied from year to year. Until December 31, 2001, the Brazilian government regulated the prices at which Petrobras was permitted to sell its oil products. The Brazilian government also established freight subsidies to ensure uniform oil product prices throughout Brazil, but these subsidies have since been phased out. Beginning in July 1998, and until the institution of price deregulation on January 2, 2002, the Brazilian government established a new methodology for calculating Petrobras’ net operating revenues.

     Because of this government price control and the change in methodology:

•	the various line items in Petrobras’ financial statements are not necessarily comparable from period to period; and

•	Petrobras’ results of operations reflect not only its consolidated operations, but also the results of economic activity undertaken on behalf of the Brazilian government.

     Additionally, from time to time, the Brazilian government may impose specific taxes or other special payment obligations on Petrobras’ operations that may affect its results of operations.

Petrobras does not own any of the crude oil and natural gas reserves in Brazil.

     A guaranteed source of crude oil and natural gas reserves is essential to an oil and gas company’s sustained production and generation of income. As a result, many oil and gas companies own crude oil and natural gas reserves. Under Brazilian law, the Brazilian government owns all crude oil and natural gas reserves in Brazil. Petrobras possesses the exclusive right to develop its reserves pursuant to concession agreements awarded to it by the Brazilian government, but if the Brazilian government were to restrict or prevent it from exploiting these crude oil and natural gas reserves, Petrobras’ ability to generate income would be adversely affected.

The Brazilian government is no longer contingently liable for Petrobras’ liabilities in the event of its insolvency.

     On March 1, 2002, an amended Brazilian corporate law became effective. Among other changes, the amended law provides for the termination of the contingent liability of the Brazilian government for the liabilities and obligations of mixed capital companies, such as Petrobras and, as a consequence, for the termination of mixed capital companies’ immunity from bankruptcy legal proceedings. Accordingly, the Brazilian government will not be contingently liable, as it was in the past, for any of Petrobras’ obligations incurred after the enactment of this law, including any obligations under the notes.

Risks Relating to Brazil

The Brazilian government’s actions to maintain economic stability, as well as public speculation about possible future actions, may contribute significantly to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets.

     Petrobras’ principal market is Brazil, which has periodically experienced extremely high rates of inflation. Inflation, along with recent governmental measures to combat inflation and public speculation about possible future measures, has had significant negative effects on the Brazilian economy. The annual rates of inflation, as measured by the National Consumer Price Index (Índice Nacional de Preços ao Consumidor), have decreased from 2,489.1% in 1993 to 929.3% in 1994, to 8.4% in 1999 and to 5.3% in 2000. The same index increased to 9.4% during 2001, to 14.7% in 2002 and to 9.4% in the first ten months of 2003.

     Brazil may experience high levels of inflation in the future. The lower levels of inflation experienced since 1994 may not continue. Future governmental actions, including actions to adjust the value of the Real, could trigger increases in inflation.

     Over the last three fiscal years, approximately 86% of Petrobras’ revenues has been denominated in Reais, although prices for crude oil and oil products have been based on international prices. A substantial portion of Petrobras’ indebtedness and some of its operating expenses and capital expenditures are, and are expected to continue to be, denominated in or indexed to the U.S. Dollar and other foreign currencies. In addition, during the year ended December 31, 2002, Petrobras imported approximately U.S.$5.2 billion of crude oil and oil products, the prices of which were all denominated in U.S. Dollars.

     As a result of inflationary pressures, the Real and its predecessor currencies have been devalued periodically during the last four decades. Through this period, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations, periodic mini-devaluations during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. From time to time, there have been significant fluctuations in the exchange rates between the Real and the U.S. Dollar and other currencies. For example, the Real declined in value against the U.S. Dollar by 9.3% in 2000, 15.7% in 2001 and 52.3% in 2002.

     Devaluation of the Real relative to the U.S. Dollar could create additional inflationary pressures in Brazil by generally increasing the price of imported products and requiring recessionary governmental policies to curb aggregate demand. On the other hand, appreciation of the Real against the U.S. Dollar may lead to a deterioration of the country’s current account and the balance of payments, as well as dampen export-driven growth. The potential impact of the floating exchange rate and of measures by the Brazilian government aimed at stabilizing the Real is uncertain. In addition, a substantial increase in inflation may weaken investor confidence in Brazil. Future devaluation of the Real could have a material adverse effect on Petrobras’ financial condition.

The current crisis in Argentina could adversely affect the Brazilian economy, adversely affecting Petrobras’ ability to finance its operations and its investments in Argentina.

     In the past, the Brazilian economy and the securities of Brazilian companies have been, to varying degrees, influenced by economic and market conditions in other emerging market countries, particularly in Latin America, as well as by investors’ responses to those conditions.

     Any deterioration of the Argentine economy and devaluation of the Argentine Peso could adversely affect the Brazilian economy, as Argentina is one of Brazil’s principal trading partners, accounting for 26% of Brazil’s exports in 2002. Adverse developments in the Brazilian economy could, in turn, negatively impact Petrobras’ business and results of operations.

Risks Relating to the Notes and the Standby Purchase Agreement

The absence of an existing public market for these notes may affect the ability of noteholders to sell these notes in the future and may affect the price they would receive if such sale were to occur.

     The notes are new securities for which there is currently no existing public market, and there is no assurance that one will develop. The liquidity of, and trading market for, the notes also may be adversely affected by a general decline in the market for similar securities. Such a decline may adversely affect Petrobras’ liquidity and trading markets independent of Petrobras’ prospects or financial performance.

Restrictions on the movement of capital out of Brazil may impair your ability to receive payments on the standby purchase agreement.

     The Brazilian government may impose restrictions on the conversion of Reais into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Brazil. Brazilian law permits the government to impose these restrictions whenever there is a serious imbalance in Brazil’s balance of payments or there are reasons to foresee a serious imbalance.

     The Brazilian government imposed remittance restrictions for approximately six months in 1990. Similar restrictions, if imposed, would impair or prevent the conversion of payments under the standby purchase agreement from Reais into U.S. Dollars and the remittance of the U.S. Dollars abroad. Petrobras cannot assure you that the Brazilian government will not take similar measures in the future.

Petrobras may not be able to pay its obligations under the standby purchase agreement in U.S. Dollars.

     Payments by Petrobras to PIFCo for the import of oil, the expected source of PIFCo’s cash resources to pay its obligations under the notes, will not require approval by or registration with the Central Bank of Brazil. There may be other regulatory requirements that Petrobras will need to comply with in order to make funds available to PIFCo. If Petrobras is required to make payments under the standby purchase agreement, Central Bank of Brazil approval will be required to make such payments. Any approval from the Central Bank of Brazil may only be requested when such payment is to be remitted abroad by Petrobras, and will be granted by the Central Bank of Brazil on a case-by-case basis. It is not certain that any such approvals will be obtainable at a future date. In case the noteholders receive payments in Reais corresponding to the equivalent U.S. Dollar amounts due under the notes, it may not be possible to convert these amounts into U.S. Dollars. Petrobras will not need any prior or subsequent approval from the Central Bank of Brazil to use funds it holds abroad to comply with its obligations under the standby purchase agreement.

Petrobras would be required to pay judgments of Brazilian courts enforcing its obligations under the standby purchase agreement only in Reais.

     If proceedings were brought in Brazil seeking to enforce Petrobras’ obligations in respect of the standby purchase agreement, Petrobras would be required to discharge its obligations only in Reais. Under the Brazilian exchange control limitations, an obligation to pay amounts denominated in a currency other than Reais, which is payable in Brazil pursuant to a decision of a Brazilian court, may be satisfied in Reais at the rate of exchange, as determined by the Central Bank of Brazil, in effect on the date of payment.

Enforcement of Petrobras’ obligations under the standby purchase agreement might take longer than expected.

     Petrobras will enter into the standby purchase agreement described in this prospectus supplement in support of PIFCo’s obligation under the notes and the indenture. Petrobras’ obligation to purchase from the noteholders any unpaid amounts of principal, interest and other amounts due under the notes and the indenture applies, subject to the limitations described below under “Description of the Standby Purchase Agreement—Purchase Obligations,” irrespective of whether any such amounts are due at maturity of the notes or otherwise.

     Petrobras has been advised by its counsel that the enforcement of the standby purchase agreement in Brazil against Petrobras, if necessary, will occur under a form of judicial process that, while similar, has certain procedural differences from those applicable to enforcement of a guarantee and, as a result, the enforcement of the standby purchase agreement may take longer than would otherwise be the case with a guarantee.

A finding that Petrobras is subject to U.S. bankruptcy laws and that the standby purchase agreement executed by Petrobras was a fraudulent conveyance could result in noteholders losing their legal claim against Petrobras.

     PIFCo’s obligation to make payments on the notes is supported by Petrobras’ obligation under the standby purchase agreement to make payments on PIFCo’s behalf. Petrobras has been advised by its external U.S. counsel that the standby purchase agreement is valid and enforceable in accordance with the laws of the State of New York and the United States. In addition, Petrobras has been advised by its general counsel, Mr. Nilton de Almeida Maia, that the laws of Brazil do not prevent the standby purchase agreement from being valid, binding and enforceable against Petrobras in accordance with its terms. In the event that U.S. federal fraudulent conveyance or similar laws are applied to the standby purchase agreement, and Petrobras, at the time it entered into the standby purchase agreement:

•	was or is insolvent or rendered insolvent by reason of its entry into the standby purchase agreement;

•	was or is engaged in business or transactions for which the assets remaining with Petrobras constituted unreasonably small capital; or

•	intended or intends to incur, or believed or believes that Petrobras would incur, debts beyond its ability to pay such debts as they mature; and

•	in each case, received or receives less than reasonably equivalent value or fair consideration therefor,

then Petrobras’ obligations under the standby purchase agreement could be avoided, or claims in respect of the standby purchase agreement could be subordinated to the claims of other creditors. Among other things, a legal challenge to the standby purchase agreement on fraudulent conveyance grounds may focus on the benefits, if any, realized by Petrobras as a result of PIFCo’s issuance of these notes. To the extent that the standby purchase agreement is held to be a fraudulent conveyance or unenforceable for any other reason, the holders of the notes would not have a claim against Petrobras under the standby purchase agreement and will solely have a claim against PIFCo. PIFCo cannot assure you that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the noteholders relating to any avoided portion of the standby purchase agreement.

USE OF PROCEEDS

     PIFCo intends to use the net proceeds of the issuance of the notes after deduction of commissions for general corporate purposes, which will include the financing of the purchase of oil product imports and may include the repayment of existing trade-related debt. PIFCo has not, however, identified specific issues of trade-related debt that will be retired in the short term, and may temporarily invest funds that it does not need immediately for these purposes in marketable securities. PIFCo may also lend a part of the net proceeds of the issuance of the notes to Petrobras, which Petrobras would use for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

PIFCo

     The following table contains the consolidated ratios of earnings to fixed charges of PIFCo for the periods indicated:

						Nine Months
						Ended
	Year Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

Ratio of earnings to fixed charges(1)	1.02	1.14	1.29	0.89	0.77	0.69	1.02

(1)	Earnings were inadequate to cover fixed charges by U.S.$20.3 million in the year ended December 31, 2001, U.S.$67.9 million in the year ended December 31, 2002, and U.S.$65.4 million in the nine months ended September 30, 2002.

     For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income from continuing operations before income taxes and minority interests for PIFCo and its consolidated subsidiaries plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest accrued on indebtedness of PIFCo and its consolidated subsidiaries, including interest capitalized, plus one-third of rents, the proportion deemed representative of the interest factor.

Petrobras

     The following table contains the consolidated ratios of earnings to fixed charges of Petrobras for the periods indicated:

						Nine Months
						Ended
	Year Ended December 31,					September 30,

	1998(1)	1999	2000	2001	2002	2002	2003

Ratio of earnings to fixed charges	0.38	1.57	4.97	4.17	3.49	4.12	4.52

(1)	Earnings were inadequate to cover fixed charges by U.S.$723.4 million in the year ended December 31, 1998.

     For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income from continuing operations before income taxes and minority interests for Petrobras and its consolidated subsidiaries plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest accrued on indebtedness of Petrobras and its consolidated subsidiaries, including interest capitalized, plus one-third of rents, the proportion deemed representative of the interest factor.

CAPITALIZATION

PIFCo

     The following table sets out the consolidated short-term debt and capitalization of PIFCo as of September 30, 2003 and as adjusted to give effect to the issue of the notes. There have been no material changes in the consolidated capitalization of PIFCo since September 30, 2003. This table should be read in conjunction with the unaudited PIFCo financial statements included in the PIFCo Report on Form 6-K that was furnished to the SEC on November 26, 2003 and which is incorporated by reference into this prospectus supplement.

	As of September 30, 2003

		As Adjusted for
	Actual	the Offering

	(in thousands of U.S. Dollars)
Short-term debt:
Short-term debt	$901,020	$901,020
Current portion of long-term debt	204,810	204,810
Intercompany loans	1,781,914	1,781,914
Total short-term obligations	2,887,744	2,887,744

Long-term debt:
Long-term debt	5,105,873	[•]

Total long-term debt (less current portion)	4,901,063	[•]
Shareholder’s equity
Capital stock(1)	50	50
Additional paid in capital	173,926	173,926
Retained earnings	(68,769)	(68,769)

Total shareholder’s equity	105,207	105,207

Total capitalization	$8,098,824	$ [•]

(1)	Comprising 50,000 shares of common stock, par value U.S.$1.00, which have been authorized and issued.

Petrobras

     The following table sets out the consolidated short-term debt and capitalization of Petrobras as of September 30, 2003 and as adjusted to give effect to the issue of the notes and Petrobras’ obligations in respect of the notes under the standby purchase agreement. Petrobras’ consolidated balance sheets for the first nine months of 2003 include the financial statements of PEPSA (formerly known Perez Companc S.A.) and of Petrolera Entre Lomas – PELSA (formerly known as Petrolera Perez Companc S.A.) as of May 13, 2003, the date on which Argentina’s antitrust regulatory agency, the Comisión Nacional de Defensa de la Competencia (the National Agency for defense of Competition, or CNDC) approved Petrobras’ acquisition of 58.62% of the shares of PEPSA and 39.67% of the shares of PELSA. There have been no material changes in the consolidated capitalization of Petrobras since September 30, 2003. This table should be read in conjunction with the unaudited financial statements included in the Petrobras Report on Form 6-K that was furnished to the SEC on November 28, 2003 and which is incorporated by reference into this prospectus supplement.

	As of September 30, 2003

		As Adjusted for
	Actual	the Offering

	(in millions of U.S. Dollars)
Short-term debt:
Short-term debt	$1,566	$1,566
Current portion of long-term debt	838	838
Current portion of project financings	563	563
Capital lease obligations	317	317

Total short-term obligations	3,284	3,284

Long-term debt:
Foreign currency denominated	10,290	[•]
Local currency denominated	1,303	1,303

Total long-term debt	11,593	[•]

Total long-term debt (less current portion)	10,755	[•]

Project financings	4,037	4,037
Capital lease obligations	1,583	1,583
Stockholders’ equity(1)(2)	16,077	16,077

Total capitalization	$35,736	$ [•]

(1)	Comprising (a) 634,168,418 shares of common stock and (b) 462,369,507 shares of preferred stock, in each case with no par value and in each case which have been authorized and issued.
(2)	Stockholders’ equity includes an unrecognized loss in the amount of U.S.$1,674 million related to “Amounts not recognized as net periodic pension cost.” This item would decrease if the discount rate assumption for determining the expense and liability related to Petrobras’ pension plan were to be increased. See “Analysis of Financial Condition and Results of Operations—Pension Plan” in the Petrobras Report on Form 20-F, filed with the SEC on June 19, 2003.

DESCRIPTION OF THE NOTES

     The following description of the terms of the notes supplements and modifies the description of the general terms and provisions of debt securities and the indenture set forth in the accompanying prospectus, which you should read in conjunction with this prospectus supplement. In addition, we urge you to read the indenture and the third supplemental indenture, because they, and not this description, will define your rights as holders of these notes. If the description of the terms of the notes in this summary differs in any way from that in the accompanying prospectus, you should rely on this summary. You may obtain copies of the indenture and the third supplemental indenture upon request to the trustee or with the SEC at the addresses set forth under “Where You Can Find More Information.”

Third Supplemental Indenture

     PIFCo will issue the notes under an indenture dated as of July 19, 2002 between PIFCo and JPMorgan Chase Bank, as trustee, as supplemented by a third supplemental indenture dated as of the closing date, which provides the specific terms of the notes offered by this prospectus supplement, including granting noteholders rights against Petrobras under the standby purchase agreement. Whenever we refer to the indenture in this prospectus supplement, we are referring to the indenture as supplemented by the third supplemental indenture.

General

     The notes will be general, senior, unsecured and unsubordinated obligations of PIFCo having the following basic terms:

•	The title of the notes will be the [•]% Global Notes due [•];

•	The notes will:

–	be issued in an aggregate principal amount of U.S.$[•].

–	mature on [•];

–	bear interest at a rate of [•]% per annum from the closing date until [•], until all required amounts due in respect of the notes have been paid;

–	be issued in global registered form and in denominations that are even multiples of U.S.$1,000; and

–	have the benefit of the standby purchase agreement described below under “Description of the Standby Purchase Agreement.”

•	Interest on the notes will be paid semiannually on June [•] and December [•] of each year (each of which we refer to as an “interest payment date”), commencing on June [•], 2004, and the regular record date for any interest payment date will be the tenth business day preceding that date; and

•	In the case of amounts not paid by PIFCo under the indenture and the notes, interest will continue to accrue on such amounts at a default rate equal to 1% in excess of the interest rate on the notes, from and including the date when such amounts were due and owing and through and including the date of payment of such amounts by PIFCo or Petrobras.

Place of Payment

     PIFCo will pay interest, principal, additional amounts and any other money due on the notes at the corporate trust office of the trustee in New York City (which is currently located at 4 New York Plaza, 15th

Floor, New York, New York 10004, Attention: Institutional Trust Services) or such other paying agent office in the United States as PIFCo appoints. You must make arrangements to have your payments picked up at or wired from that office. PIFCo may also choose to pay interest by mailing checks. Interest on global notes will be paid to the holder of such notes by wire transfer of same-day funds.

Optional Redemption

     The notes are not redeemable prior to the stated maturity at PIFCo’s option except in the circumstances described under “Description of Debt Securities—Optional Tax Redemption” in the accompanying prospectus.

Depositary with Respect to Global Securities

     The notes will be issued in global registered form with The Depository Trust Company as depositary. For further information in this regard, see “Clearance and Settlement.”

Events of Default

     The following events will be events of default with respect to the notes:

•	PIFCo does not pay the principal or any premium on the notes within three calendar days of its due date and the trustee has not received such amounts from Petrobras under the standby purchase agreement by the end of that three-day period.

•	PIFCo does not pay interest, including any additional amounts, on the notes within 30 calendar days of their due date and the trustee has not received such amounts from Petrobras under the standby purchase agreement by the end of that thirty-day period.

•	Any representation or warranty made by Petrobras relating to the enforceability and validity of the notes, indenture or standby purchase agreement was untrue when made and there would be a material adverse effect on the holders of the notes.

•	PIFCo or Petrobras remains in breach of any covenant or any other term of the notes, indenture or standby purchase agreement (other than any failure to make any payment under the standby purchase agreement, for which there is no cure) for 60 calendar days (inclusive of any cure period contained in any such covenant or other term for compliance thereunder) after receiving a notice of default stating that it is in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the notes.

•	If the total aggregate principal amount of all of the indebtedness of PIFCo or Petrobras or indebtedness of a material subsidiary which meets one of the following conditions equals or exceeds U.S.$100,000,000 (or its equivalent in another currency):

–	the maturity of any indebtedness of PIFCo or Petrobras or the material subsidiary is accelerated in accordance with the terms of that indebtedness, it being understood that prepayment or redemption by us or the material subsidiary of any indebtedness is not acceleration for this purpose;

–	we fail or the material subsidiary fails to pay any indebtedness when due or, as the case may be, beyond any applicable grace period specified in the relevant transaction document; and

–	we fail or the material subsidiary fails to pay when due any amount payable by us or the material subsidiary under any guarantee for, or indemnity in respect of, the indebtedness of any other person.

•	One or more final and non-appealable judgments or final decrees is entered against us or a material subsidiary involving in the aggregate a liability (not paid or fully covered by insurance) of U.S.$100,000,000 (or its equivalent in another currency) or more, and all such judgments or decrees have not been vacated, discharged or stayed within 120 calendar days after rendering of that judgment.

•	We stop paying or we admit that we are generally unable to pay our debts as they become due, we are adjudicated or found bankrupt or insolvent or we are ordered by a court or pass a resolution to dissolve (or a similar event occurs with respect to a material subsidiary).

•	We commence or a material subsidiary commences voluntarily proceedings under any applicable liquidation, insolvency, composition, reorganization or any other similar laws, or we file or a material subsidiary files an application for the appointment of an administrative or other receiver, manager or administrator, or any such or other similar official, in relation to us or a material subsidiary or any events occur or action is taken that has effects similar to those events or actions described in this paragraph.

•	We enter or a material subsidiary enters into any composition or other similar arrangement with our or a material subsidiary’s creditors (such as a concordata, which is a type of liquidation agreement), or proceedings are initiated against us or any material subsidiary under applicable bankruptcy, insolvency or intervention law or law with similar effect and is not discharged or removed within 90 calendar days, or a receiver, administrator or similar person is appointed in relation to, or a distress, execution, attachment, sequestration or other process is levied, enforced upon, sued out or put in force against, the whole or a substantial part of our or a material subsidiary’s undertakings or assets and is not discharged or removed within 90 calendar days or any events occur or action is taken that has effects similar to those events or actions described in this paragraph.

•	Any action, condition or thing (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required to be taken, fulfilled or done in order (i) to enable PIFCo and Petrobras lawfully to enter into, exercise their rights and perform and comply with their obligations under the notes, the indenture or the standby purchase agreement, (ii) to ensure that those obligations are legally binding and enforceable or (iii) to make such documents admissible in evidence in the Courts of Brazil and the Cayman Islands that is not taken, fulfilled or done within ten calendar days after notice has been given to PIFCo or Petrobras, as applicable, by the trustee or once any authorization or consent has been given, is removed, withdrawn, modified, withheld or otherwise fails to remain valid and subsisting in full force and effect.

•	Any of the indenture, the notes or the standby purchase agreement, or any part of those documents, ceases to be in full force and effect or binding and enforceable against PIFCo or Petrobras, or it becomes unlawful for PIFCo or Petrobras to perform any material obligation under any of the foregoing documents to which it is a party.

•	Under any of the foregoing documents to which it is a party, PIFCo or Petrobras contests the enforceability of any of the foregoing documents or denies that it has liability under any of the foregoing documents to which it is a party.

•	Petrobras fails to retain at least 51% direct or indirect ownership of the outstanding voting and economic interests (equity or otherwise) of and in PIFCo.

     For purposes of the events of default:

•	“indebtedness” means any obligation (whether present or future, actual or contingent and including any guarantee) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under generally accepted accounting principles in the United States, would be a capital lease obligation); and

•	“material subsidiary” means a subsidiary of PIFCo or Petrobras which on any given date of determination accounts for more than 7.5% of Petrobras’ total consolidated assets (as set forth on Petrobras’ most recent balance sheet prepared in accordance with U.S. GAAP).

Covenants

     PIFCo will be subject to the following covenants with respect to the notes:

Payment of Principal and Interest

     PIFCo will duly and punctually pay the principal of and any premium and interest and other amounts (including any additional amounts in the event withholding and other taxes are imposed in Brazil or the Cayman Islands) on the notes in accordance with the notes and the indenture.

Performance Under the Indenture

     PIFCo will duly and punctually perform, comply with and observe all obligations and agreements to be performed by it under the terms of the indenture and the notes.

Maintenance of Corporate Existence

     PIFCo will, and will cause each of its subsidiaries to, maintain their corporate existence and take all reasonable actions to maintain all rights, privileges and the like necessary or desirable in the normal conduct of business, activities or operations, unless PIFCo’s board of directors determines that preserving PIFCo’s or a subsidiary’s corporate existence is no longer desirable in the conduct of PIFCo’s or its subsidiaries’ business and is not disadvantageous in any material respect to noteholders.

Maintenance of Properties

     PIFCo will, and will cause each of its subsidiaries to, maintain and keep in good condition, repair and working order (normal wear and tear excepted) all properties used or useful in the conduct of PIFCo’s or its subsidiaries’ businesses and will cause, and will cause each of its subsidiaries to cause, to be made all necessary repairs, renewals, replacements and improvements to the property, all as in PIFCo’s judgment is necessary to conduct the business carried on in connection with the property, but PIFCo will not be required to maintain or cause any subsidiary to maintain any of those properties if the failure to maintain such properties does not, and will not, have a material adverse effect on PIFCo and its subsidiaries taken as a whole or the rights of the noteholders.

Compliance with Laws

     PIFCo will comply, and will cause each of its subsidiaries to comply, at all times in all material respects with all applicable laws, rules, regulations, orders, and directives of any governmental authority having jurisdiction over it or its subsidiaries, its business or those of its subsidiaries or any of the transactions contemplated in the indenture, except where the failure to comply would not have a material adverse effect on PIFCo and its subsidiaries taken as a whole or the rights of the noteholders.

Maintenance of Government Approvals

     PIFCo will, and will cause each of its subsidiaries to, duly obtain and maintain in full force and effect all approvals, consents or licenses of any governmental authority which are necessary under the laws of Brazil, the Cayman Islands or any other jurisdiction having jurisdiction over PIFCo or its business or PIFCo’s subsidiaries and their businesses, or the transactions contemplated in the indenture in order for PIFCo to conduct its business or for it to perform its obligations under the indenture or the notes or the validity or enforceability of either such document except, in the case of such approval, consent or license relating to the conduct of its business, where the failure to comply would not have a material adverse effect on PIFCo and its subsidiaries taken as a whole or the rights of the noteholders.

Payments of Taxes and Other Claims

     PIFCo will, and will cause each of its subsidiaries to, pay or discharge any present or future taxes or other governmental charges (or interest on any of those) and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of PIFCo or a subsidiary, but PIFCo will not be required to pay or discharge or cause to be paid or discharged any such charge or claim whose amount, applicability or validity is being contested in good faith and, if appropriate, by appropriate legal proceedings or where the failure to do so would not have a material adverse effect on PIFCo and its subsidiaries taken as a whole or the rights of the noteholders.

Maintenance of Insurance

     PIFCo will, and will cause each of its subsidiaries to, maintain insurance with insurance companies that PIFCo reasonably believes to be financially sound in the amounts and covering the risks that are usually carried by companies engaged in similar businesses and owning or operating properties or facilities similar to PIFCo’s or those of its subsidiaries, in the same general locations in which PIFCo or its subsidiaries owns or operates properties or facilities, except when the failure to do so would not have a material adverse effect on PIFCo and its subsidiaries taken as a whole or the rights of the noteholders.

Maintenance of Books and Records

     PIFCo will, and will cause each of its subsidiaries to, maintain books, accounts and records in accordance with U.S. GAAP.

Maintenance of Office or Agency

     So long as notes are outstanding, PIFCo will maintain in the Borough of Manhattan, the City of New York, an office or agency where notices to and demands upon it in respect of the indenture and the notes may be served. Initially, this office will be located at 570 Lexington Avenue, New York, New York 10022-6837. PIFCo will not change the designation of the office without prior notice to the trustee and designating a replacement office in the same general location.

Ranking

     PIFCo will ensure that the notes will at all times constitute its general senior, unsecured and unsubordinated obligations and will rank pari passu, without any preferences among themselves, with all of its other present and future unsecured and unsubordinated obligations (other than obligations preferred by statute or by operation of law).

Use of Proceeds

     PIFCo will use the proceeds from the offer and sale of the notes after the deduction of any commissions principally for general corporate purposes, including the financing of the purchase of oil product imports and the repayment of existing trade-related debt and inter-company loans.

Statement by Officers as to Default and Notices of Events of Default

     PIFCo (and each other obligor on the notes) will deliver to the trustee, within 90 calendar days after the end of its fiscal year, an officer’s certificate, stating whether or not to the best knowledge of its signers

PIFCo is in default on any of the terms, provisions and conditions of the indenture or the notes (without regard to any period of grace or requirement of notice provided under the indenture) and, if PIFCo (or any obligor) are in default, specifying all the defaults and their nature and status of which the signers may have knowledge. Within 10 calendar days (or promptly with respect to certain events of default relating to PIFCo’s insolvency and in any event no later than 10 calendar days) after PIFCo becomes aware or should reasonably become aware of the occurrence of any default or event of default under the indenture or the notes, it will notify the trustee of the occurrence of such default or event of default.

Provision of Financial Statements and Reports

     In the event that PIFCo files any financial statements or reports with the SEC or publishes or otherwise makes such statements or reports publicly available in Brazil, the United States or elsewhere, PIFCo will furnish a copy of the statements or reports to the trustee within 15 calendar days of the date of filing or the date the information is published or otherwise made publicly available.

     PIFCo will provide, together with each of the financial statements delivered as described in the preceding paragraph, an officer’s certificate stating (i) that a review of PIFCo’s activities has been made during the period covered by such financial statements with a view to determining whether PIFCo has kept, observed, performed and fulfilled its covenants and agreements under this indenture; and (ii) that no event of default, or event which with the giving of notice or passage of time or both would become an event of default, has occurred during that period or, if one or more have actually occurred, specifying all those events and what actions have been taken and will be taken with respect to that event of default or other event.

     Delivery of these reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of any of those will not constitute constructive notice of any information contained in them or determinable from information contained in them, including PIFCo’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates).

Further Actions

     PIFCo will, at its own cost and expense, and will cause its subsidiaries to, at their own cost and expense, take any action, satisfy any condition or take any action to be taken, fulfilled or done in order to (i) enable it to lawfully enter into, exercise its rights and perform and comply with its obligations under the notes and the indenture, (ii) to ensure that its obligations under the notes and the indenture are legally binding and enforceable, (iii) to make the notes and the indenture admissible in evidence in the courts of the State of New York, Brazil or the Cayman Islands, (iv) enable the trustee to exercise and enforce its rights under and carry out the terms of the notes and the indenture, (v) to take any and all action necessary to preserve the enforceability of, and maintain the trustee’s rights under the notes and the indenture, and (vi) assist the trustee in its performance of obligations under the notes and the indenture but PIFCo will not be required to meet this requirement if it promptly (and in no event later than two business days after any request by the trustee) provides to the trustee a written opinion of counsel reasonably acceptable to the trustee specifying that the failure to take an action or satisfy a condition described above would not have an adverse effect on the rights of noteholders.

Appointment to Fill a Vacancy in Office of Trustee

     PIFCo, whenever necessary to avoid or fill a vacancy in the office of trustee, will appoint a successor trustee in the manner provided in the indenture so that there will at all times be a trustee with respect to the notes.

Payments and Paying Agents

     PIFCo will, prior to 3:00 p.m., New York City time, on the business day preceding any payment date of the principal of or interest on the notes or other amounts (including additional amounts), deposit with the trustee a sum sufficient to pay such principal, interest or other amounts (including additional amounts) so becoming due.

Additional Amounts

     Except as provided below, PIFCo will make all payments of amounts due under the notes and the indenture and each other document entered into in connection with the notes and the indenture without withholding or deducting any present or future taxes, levies, deductions or other governmental charges of any nature imposed by Brazil, the Cayman Islands, Luxembourg or any jurisdiction in which PIFCo appoints a paying agent under the indenture, or any political subdivision of such jurisdictions (the “taxing jurisdictions”). If PIFCo is required by law to withhold or deduct any taxes, levies, deductions or other governmental charges, PIFCo will pay the noteholders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

     PIFCo will not, however, pay any additional amounts in connection with any tax, levy, deduction or other governmental charge that is imposed due to any of the following (“excluded additional amounts”):

•	the noteholder or trustee has a connection with the taxing jurisdiction other than merely holding the notes or receiving principal or interest payments on the notes (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the taxing jurisdiction);

•	any tax imposed on, or measured by, net income;

•	the noteholder or trustee fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the taxing jurisdiction, if (x) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, levy, deduction or other governmental charge, (y) the noteholder or trustee is able to comply with such requirements without undue hardship and (z) at least 30 calendar days prior to the first payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty will apply, PIFCo has notified all noteholders or the trustee that they will be required to comply with such requirements;

•	the noteholder or trustee fails to present (where presentation is required) its note within 30 calendar days after PIFCo has made available to the noteholder or trustee a payment under the notes and the indenture, provided that PIFCo will pay additional amounts which a noteholder or trustee would have been entitled to had the note owned by such noteholder or trustee been presented on any day (including the last day) within such 30 calendar day period;

•	any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges; or

•	where such taxes, levies, deductions or other governmental charges are imposed on a payment on the notes to an individual and are required to be made pursuant to any European Union Council Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such directive;

•	where the noteholder or trustee could have avoided such taxes, levies, deductions or other governmental charges by requesting that a payment on the notes be made by, or presenting the relevant notes for payment to, another paying agent of PIFCo located in a member state of the European Union; or

•	where the noteholder or trustee would have been able to avoid the tax, levy, deduction or other governmental charge by taking reasonable measures available to such noteholder or trustee.

     PIFCo undertakes that, if European Council Directive 2003/48/EC or any other Directive implementing the conclusions of ECOFIN council meeting of November 26-27, 2000 is brought into effect, PIFCo will ensure that it maintains a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the Directive.

     PIFCo will pay any stamp, administrative, excise or property taxes arising in a taxing jurisdiction in connection with the notes and will indemnify the noteholders for any such stamp, administrative, excise or property taxes paid by noteholders.

Negative Pledge

     So long as any note remains outstanding, PIFCo will not create or permit any lien, other than a PIFCo permitted lien, on any of its assets to secure (i) any of its indebtedness or (ii) the indebtedness of any other person, unless PIFCo contemporaneously creates or permits such lien to secure equally and ratably its obligations under the notes and the indenture or PIFCo provides such other security for the notes as is duly approved by a resolution of the noteholders in accordance with the indenture. In addition, PIFCo will not allow any of its subsidiaries to create or permit any lien, other than a PIFCo permitted lien, on any of its assets to secure (i) any of its indebtedness, (ii) any of the subsidiary’s indebtedness or (iii) the indebtedness of any other person, unless it contemporaneously creates or permits the lien to secure equally and ratably its obligations under the notes and the indenture or PIFCo provides such other security for the notes as is duly approved by a resolution of the noteholders in accordance with the indenture.

     This covenant is subject to a number of important exceptions, including an exception that permits PIFCo to grant liens in respect to indebtedness the principal amount of which, in the aggregate, together with all other liens not otherwise described in a specific exception, does not exceed 7.5% of PIFCo’s consolidated total assets (as determined in accordance with U.S. GAAP) at any time as at which PIFCo’s balance sheet is prepared and published in accordance with applicable law.

Transactions with Affiliates

     PIFCo will not, and will not permit any of its subsidiaries to, enter into or carry out (or agree to enter into or carry out) any transaction or arrangement with any affiliate (which means any entity which controls, is controlled by or under common control with PIFCo), except for any transaction or arrangement entered into or carried out on terms no less favorable to PIFCo or the subsidiary than those which could have been obtained on an arm’s-length basis with a person that is not an affiliate. However, this requirement will not apply to transactions (i) between Petrobras and PIFCo or any of PIFCo’s subsidiaries or (ii) except as otherwise permitted under clause (i), between or among PIFCo, Petrobras and any of their respective subsidiaries not involving any other person so long as consummation of any transaction described in this clause (ii) will not have a material adverse effect on PIFCo and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Limitation on Consolidation, Merger, Sale or Conveyance

     PIFCo will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer substantially all of its properties, assets or revenues to any person or entity (other than a direct or indirect subsidiary of Petrobras) or permit any person (other than a direct or indirect subsidiary of PIFCo) to merge with or into it unless:

•	either PIFCo is the continuing entity or the person (the “successor company”) formed by the consolidation or into which PIFCo is merged or that acquired or leased the property or assets of

PIFCo will be a corporation organized and validly existing under the laws of the Cayman Islands and will assume (jointly and severally with PIFCo unless PIFCo will have ceased to exist as a result of that merger, consolidation or amalgamation), by a supplemental indenture (the form and substance of which will be previously approved by the trustee), all of PIFCo’s obligations under the indenture and the notes;

•	the successor company (jointly and severally with PIFCo unless PIFCo will have ceased to exist as part of the merger, consolidation or amalgamation) agrees to indemnify each noteholder against any tax, assessment or governmental charge thereafter imposed on the noteholder solely as a consequence of the consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest, the notes;

•	immediately after giving effect to the transaction, no event of default, and no default has occurred and is continuing;

•	PIFCo has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and the third supplemental indenture, comply with the terms of the indenture and that all conditions precedent provided for in the indenture and relating to the transaction have been complied with; and

•	PIFCo must deliver a notice describing that transaction to Moody’s to the extent that Moody’s is at that time rating the notes.

     Notwithstanding anything to the contrary in the foregoing, so long as no default or event of default under the indenture or the notes will have occurred and be continuing at the time of the proposed transaction or would result from the transaction:

•	PIFCo may merge, amalgamate or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its properties, assets or revenues to a direct or indirect subsidiary of PIFCo or Petrobras in cases when PIFCo is the surviving entity in the transaction and the transaction would not have a material adverse effect on PIFCo and its subsidiaries taken as a whole, it being understood that if PIFCo is not the surviving entity, PIFCo will be required to comply with the requirements set forth in the previous paragraph; or

•	any direct or indirect subsidiary of PIFCo may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any person (other than PIFCo or any of its subsidiaries or affiliates) in cases when the transaction would not have a material adverse effect on PIFCo and its subsidiaries taken as a whole; or

•	any direct or indirect subsidiary of PIFCo may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other direct or indirect subsidiary of PIFCo or Petrobras; or

•	any direct or indirect subsidiary of PIFCo may liquidate or dissolve if PIFCo determines in good faith that the liquidation or dissolution is in the best interests of Petrobras, and would not result in a material adverse effect on PIFCo and its subsidiaries taken as a whole and if the liquidation or dissolution is part of a corporate reorganization of PIFCo or Petrobras.

     PIFCo may omit to comply with any term, provision or condition set forth in certain covenants or any term, provision or condition of the indenture, if before the time for the compliance the holders of at least a majority in principal amount of the outstanding notes waive the compliance, but no waiver can operate except to the extent expressly waived, and, until a waiver becomes effective, PIFCo’s obligations and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect.

     As used above, the following terms have the meanings set forth below:

     “indebtedness” means any obligation (whether present or future, actual or contingent and including any guarantee) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under generally accepted accounting principles in the United States, would be a capital lease obligation).

     A “guarantee” means an obligation of a person to pay the indebtedness of another person including, without limitation:

•	an obligation to pay or purchase such indebtedness;

•	an obligation to lend money or to purchase or subscribe for shares or other securities or to purchase assets or services in order to provide funds for the payment of such indebtedness;

•	an indemnity against the consequences of a default in the payment of such indebtedness; or

•	any other agreement to be responsible for such indebtedness.

     A “lien” means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance on any property or asset including, without limitation, any equivalent created or arising under applicable law.

     A “PIFCo permitted lien” means a:

     (a) lien arising by operation of law, such as merchants’, maritime or other similar liens arising in PIFCo’s ordinary course of business or that of any subsidiary or lien in respect of taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

     (b) lien arising from PIFCo’s obligations under performance bonds or surety bonds and appeal bonds or similar obligations incurred in the ordinary course of business and consistent with PIFCo’s past practice;

     (c) lien arising in the ordinary course of business in connection with indebtedness maturing not more than one year after the date on which that indebtedness was originally incurred and which is related to the financing of export, import or other trade transactions;

     (d) lien granted upon or with respect to any assets hereafter acquired by PIFCo or any subsidiary to secure the acquisition costs of those assets or to secure indebtedness incurred solely for the purpose of financing the acquisition of those assets, including any lien existing at the time of the acquisition of those assets, so long as the maximum amount so secured does not exceed the aggregate acquisition costs of all such assets or the aggregate indebtedness incurred solely for the acquisition of those assets;

     (e) lien granted in connection with indebtedness of a wholly-owned subsidiary owing to PIFCo or another wholly-owned subsidiary;

     (f) lien existing on any asset or on any stock of any subsidiary prior to the acquisition thereof by PIFCo or any subsidiary the lien is not created in anticipation of that acquisition;

     (g) lien existing as of the date of the indenture;

     (h) lien resulting from the indenture or the standby purchase agreement, if any;

     (i) lien incurred in connection with the issuance of debt or similar securities of a type comparable to those already issued by PIFCo, on amounts of cash or cash equivalents on deposit in any reserve or similar account to pay interest on those securities for a period of up to 24 months as required by any rating agency as a condition to the rating agency rating those securities as investment grade;

     (j) lien granted or incurred to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any indebtedness secured by lien referred to in paragraphs (a) through (i) above (but not paragraph (c)), so long as the lien does not extend to any other property, the principal amount of the indebtedness secured by the lien is not increased, and in the case of paragraphs (a), (b) and (e), the obligees meet the requirements of the applicable paragraph; and

     (k) lien in respect of indebtedness the principal amount of which in the aggregate, together with all other liens not otherwise qualifying as PIFCo permitted liens pursuant to another part of this definition of PIFCo permitted liens, does not exceed 7.5% of PIFCo’s consolidated total assets (as determined in accordance with U.S. GAAP) at any date as at which PIFCo’s balance sheet is prepared and published in accordance with applicable law.

     A “wholly-owned subsidiary” means, with respect to any corporate entity, any person of which 100% of the outstanding capital stock (other than qualifying shares, if any) having by its terms ordinary voting power (not dependent on the happening of a contingency) to elect the board of directors (or equivalent controlling governing body) of that person, is at the time owned or controlled directly or indirectly by that corporate entity, by one or more wholly-owned subsidiaries of that corporate entity or by that corporate entity and one or more wholly-owned subsidiaries.

Further Issuances

     The indenture by its terms does not limit the aggregate principal amount of notes that may be issued under it and permits the issuance, from time to time, of additional notes (also referred to as add-on notes) of the same series as is being offered under this prospectus supplement. The ability to issue add-on notes is subject to several requirements, however, including that (i) no event of default under the indenture or event that with the passage of time or other action may become an event of default (such event being a “default”) will have occurred and then be continuing or will occur as a result of that additional issuance and (ii) the add-on notes will rank pari passu and have equivalent terms and benefits as the notes offered under this prospectus supplement except for the price to the public and the issue date. Any add-on notes will be part of the same series as the notes that PIFCo is currently offering and the noteholders will vote on all matters in relation to the notes as a single series.

Covenant Defeasance

     Any restrictive covenants of the indenture may be defeased as described in the accompanying prospectus.

Conversion

     The notes will not be convertible into, or exchangeable for, any other securities.

Listing

     PIFCo may apply for a listing of the notes on the Luxembourg Stock Exchange at some time after the closing date, but there is no certainty that an application will be made or that the listing will be approved by the Luxembourg Stock Exchange.

Rating

     Notwithstanding the section titled “Additional Terms of the PIFCo Securities” in the accompanying prospectus, the notes will not have an investment-grade rating from a nationally recognized statistical rating organization upon initial issuance.

Currency Rate Indemnity

     PIFCo has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any notes is expressed in a currency (the “judgment currency”) other than U.S. Dollars (the “denomination currency”), PIFCo will indemnify the relevant noteholder against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from PIFCo’s other obligations under the indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant note or under any judgment or order described above.

The Trustee and the Paying Agent

     JPMorgan Chase Bank is the trustee under the indenture and has been appointed by PIFCo as registrar and paying agent with respect to the notes. JPMorgan Chase Bank is a lender to PIFCo and certain of PIFCo’s affiliates. PIFCo may have normal banking relationships with JPMorgan Chase Bank in the ordinary course of business. The address of the trustee is 4 New York Plaza, 15th Floor, New York, New York, 10004. PIFCo will at all times maintain a paying agent in New York City until the notes are paid.

CLEARANCE AND SETTLEMENT

Book-Entry Issuance

     Except under the limited circumstances described below, all notes will be book-entry notes. This means that the actual purchasers of the notes will not be entitled to have the notes registered in their names and will not be entitled to receive physical delivery of the notes in definitive (paper) form. Instead, upon issuance, all the notes will be represented by one or more fully registered global notes.

     Each global note will be deposited with The Depository Trust Company (“DTC”), a securities depositary, and will be registered in the name of DTC’s nominee. For background information regarding DTC, see “—Depository Trust Company,” below. No global note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to another nominee of DTC. Thus, DTC will be the only registered holder of the notes and will be considered the sole representative of the beneficial owners of the notes for purposes of the indenture. For an explanation of the situations in which a global note will terminate and interests in it will be exchanged for physical certificates representing the notes, see “Legal Ownership—Global Securities” in the accompanying prospectus.

     The registration of the global notes in the name of DTC’s nominee will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system, which is also the system through which most publicly traded common stock is held in the United States, is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their notes in definitive form. These laws may impair the ability of holders to transfer the notes.

     In this prospectus supplement, unless and until definitive (paper) notes are issued to the beneficial owners as described below, all references to “holders” of notes or “noteholders” shall mean DTC. PIFCo, Petrobras, the trustee and any paying agent, transfer agent or registrar may treat DTC as the absolute owner of the notes for all purposes.

Primary Distribution

Payment Procedures

     Payment for the notes will be made on a delivery versus payment basis.

Clearance and Settlement Procedures

     DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System. Securities will be credited to the securities custody accounts of these DTC participants against payment in the same-day funds, for payments in U.S. Dollars, on the settlement date.

Secondary Market Trading

     We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System. If payment is made in U.S. Dollars, settlement will be free of payment. If payment is made in other than U.S. Dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

The Depository Trust Company

     The policies of DTC will govern payments, transfers, exchange and other matters relating to the beneficial owner’s interest in notes held by that owner. We have no responsibility for any aspect of the actions of DTC or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC or any of their direct or indirect participants. We also do not supervise DTC in any way. DTC and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. Investors should be aware that DTC and its participants are not obligated to perform these procedures and may modify them or discontinue them at any time.

     The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

     DTC has advised us as follows:

•	DTC is:

–	a limited purpose trust company organized under the laws of the State of New York;

–	a member of the Federal Reserve System;

–	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

–	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•	Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealer and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

DESCRIPTION OF THE STANDBY PURCHASE AGREEMENT

     The following summary describes the material provisions of the standby purchase agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the standby purchase agreement. For information on how you may obtain copies of the standby purchase agreement, see “Where You Can Find More Information.”

General

     In connection with the execution and delivery of the third supplemental indenture and the notes offered by this prospectus supplement, Petrobras will enter into a standby purchase agreement with the trustee for the benefit of the noteholders. The standby purchase agreement will provide that, in the event of a nonpayment of principal, interest and other amounts on the notes, Petrobras will be required to purchase the noteholders’ rights to receive those payments on the terms and conditions described below. The third supplemental indenture provides that the standby purchase agreement will be considered part of the indenture. As a result, the holders of the notes will have the benefit of the standby purchase agreement. The standby purchase agreement is designed to function in a manner similar to a guarantee and obligates Petrobras to make the payments discussed in this prospectus supplement. The standby purchase agreement entails certain risks described in “Risk Factors—Risks Relating to the Notes and the Standby Purchase Agreement.”

Ranking

     The obligations of Petrobras under the standby purchase agreement constitute general unsecured obligations of Petrobras which at all times will rank pari passu with all other senior unsecured obligations of Petrobras that are not, by their terms, expressly subordinated in right of payment to the obligations of Petrobras under the standby purchase agreement.

Purchase Obligations

Partial Purchase Payment

     In the event that, prior to the maturity date of the notes, PIFCo fails to make any payment on the notes on the date that payment is due under the terms of the notes and the indenture (which we refer to as the “partial non-payment due date”), other than in the case of an acceleration of that payment in accordance with the indenture:

•	Petrobras will be obligated to pay immediately to the trustee, for the benefit of the noteholders under the indenture, the amount that PIFCo was required to pay but failed to pay on that date (which we refer to as the “partial non-payment amount”); and

•	the trustee will provide notice to Petrobras of the failure of PIFCo to make that payment.

     To the extent that Petrobras fails to pay the partial non-payment amount immediately when required, Petrobras will be obligated to pay, in addition to that amount, interest on that amount at the default rate from the partial non-payment due date to and including the actual date of payment by Petrobras. We refer to this interest as the “partial non-payment overdue interest” and, together with the partial non-payment amount, as the “partial non-payment amount with interest.”

     Payment of the partial non-payment amount with interest will be in exchange for the purchase by Petrobras of the rights of the noteholders to receive that amount from PIFCo. The noteholders will have no right to retain those rights, and, following the purchase and sale described above, the notes will remain outstanding with all amounts due in respect of the notes adjusted to reflect the purchase, sale and payment described above. Upon any such payment, Petrobras will be subrogated to the noteholders to the extent of any such payment.

     The obligation of Petrobras to pay the partial non-payment amount with interest will be absolute and unconditional upon failure of PIFCo to make, prior to the maturity date of the notes, any payment on the notes on the date any such payment is due. All amounts payable by Petrobras under the standby purchase agreement in respect of any partial non-payment amount with interest will be payable in U.S. Dollars and in immediately available funds to the trustee. Petrobras will not be relieved of its obligations under the standby purchase agreement unless and until the trustee indefeasibly receives all amounts required to be paid by Petrobras under the standby purchase agreement (and any related event of default under the indenture has been cured), including payment of the partial nonpayment overdue interest as described in this prospectus supplement.

Total Purchase Payment

     In the event that, at the maturity date of the notes (including upon any acceleration of the maturity date in accordance with the terms of the indenture), PIFCo fails to make any payment on the notes on the date that payment is due (which we refer to as the “total non-payment due date”),

•	Petrobras will be obligated to pay immediately to the trustee, for the benefit of the noteholders under the indenture, the amount that PIFCo was required to pay but failed to pay on that date (which we refer to as the “total non-payment amount”); and

•	The trustee will provide notice to Petrobras of the failure of PIFCo to make that payment.

     To the extent that Petrobras fails to pay the total non-payment amount immediately when required, Petrobras will be obligated to pay, in addition to that amount, interest on that amount at the default rate from the total non-payment due date to and including the actual date of payment by Petrobras. We refer to this interest as the “total non-payment overdue interest” and, together with the total non-payment amount, as the “total non-payment amount with interest.”

     Payment of the total non-payment amount with interest by Petrobras will be in exchange for the purchase by Petrobras of the rights of the noteholders to receive that amount from PIFCo. The noteholders will have no right to retain those rights, and, following the purchase and sale described above, Petrobras will be subrogated to the noteholders to the extent of any such payment.

     The obligation of Petrobras to pay the total non-payment amount with interest will be absolute and unconditional upon failure of PIFCo to make, at the maturity date of the notes, or earlier upon any acceleration of the notes in accordance with the terms of the indenture, any payment in respect of principal, interest or other amounts due under the indenture and the notes on the date any such payment is due. All amounts payable by Petrobras under the standby purchase agreement in respect of any total nonpayment amount with interest will be payable in U.S. Dollars and in immediately available funds to the trustee. Petrobras will not be relieved of its obligations under the standby purchase agreement unless and until the trustee receives all amounts required to be paid by Petrobras under the standby purchase agreement (and any related event of default under the indenture has been cured), including payment of the total non-payment overdue interest.

Covenants

     For so long as any of the notes are outstanding and Petrobras has obligations under the standby purchase agreement, Petrobras will, and will cause each of its subsidiaries to, comply with the terms of the covenants set forth below:

Performance Obligations Under the Standby Purchase Agreement and Indenture

     Petrobras will pay all amounts owed by it and comply with all its other obligations under the terms of the standby purchase agreement and the indenture in accordance with the terms of those agreements.

Maintenance of Corporate Existence

     Petrobras will, and will cause each of its subsidiaries to, maintain in effect its corporate existence and all necessary registrations and take all actions to maintain all rights, privileges, titles to property, franchises, concessions and the like necessary or desirable in the normal conduct of its business, activities or operations. However, this covenant will not require Petrobras or any of its subsidiaries to maintain any such right, privilege, title to property or franchise or require Petrobras to preserve the corporate existence of any subsidiary, if the failure to do so does not, and will not, have a material adverse effect on Petrobras and its subsidiaries taken as a whole or have a materially adverse effect on the rights of the holders of the notes.

Maintenance of Properties

     Petrobras will, and will cause each of its subsidiaries to, keep all its property used or useful in the conduct of its business in good working order and condition. However, this covenant will not require Petrobras to maintain any such property if the failure to do so does not, and will not, have a material adverse effect on Petrobras and its subsidiaries taken as a whole or have a materially adverse effect on the rights of the holders of the notes.

Compliance with Laws and Agreements

     Petrobras will comply, and will cause its subsidiaries to comply, at all times in all material respects with all applicable laws (including, without limitation, environmental laws), rules, regulations, orders and directives of any government or governmental authority, agency or instrumentality having jurisdiction over Petrobras and each of Petrobras’ subsidiaries, Petrobras’ business or any of the transactions contemplated in the standby purchase agreement; and Petrobras will comply, and will cause its subsidiaries to comply, with all covenants and other obligations contained in any agreements to which they are a party, except in either case where the failure so to comply would not have a material adverse effect on Petrobras and its subsidiaries taken as a whole or have a material adverse effect on the rights of the holders of the notes.

Maintenance of Governmental Approvals

     Petrobras will, and will cause its subsidiaries to, duly obtain and maintain in full force and effect all governmental and third-party approvals, consents or licenses which are necessary under the laws of Brazil, the Cayman Islands or any other relevant jurisdiction, for it to perform its obligations under the standby purchase agreement transactions contemplated therewith or for the validity or enforceability of the standby purchase agreement.

Payments of Taxes and Other Claims

     Petrobras will, and will cause each of its subsidiaries to, pay or discharge or cause to be paid or discharged, before the same becomes delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon Petrobras or that subsidiary, as the case may be, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Petrobras or such subsidiary, as the case may be. However, neither Petrobras nor any subsidiary will be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith and, if appropriate, by appropriate legal proceedings or where the failure to do so would not have a material adverse effect on Petrobras and its subsidiaries taken as a whole or have a material adverse effect on the rights of holders of the notes.

Maintenance of Ownership of PIFCo

     For so long as any notes are outstanding, Petrobras will retain no less than 51% direct or indirect ownership of the outstanding voting and economic interests (equity or otherwise) of and in PIFCo. Failure to maintain such ownership will constitute an “event of default” under the indenture.

Maintenance of Insurance

     Petrobras will, and will cause each of its subsidiaries to, maintain insurance with insurance companies that Petrobras reasonably believes to be financially sound in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning or operating properties or facilities similar to those owned or operated by Petrobras or its subsidiaries, as the case may be, in the same general areas in which Petrobras and its subsidiaries own or operate their properties or facilities, except where the failure to do so would not have a material adverse effect on Petrobras and its subsidiaries taken as a whole or have a material adverse effect on the rights of holders of the notes.

Maintenance of Books and Records

     Petrobras will, and will cause each of its material subsidiaries to, maintain books, accounts and records in accordance with U.S. GAAP (in the case of Petrobras and PIFCo) and in the case of its subsidiaries, generally accepted accounting principles in the jurisdictions where each such person is organized.

Maintenance of Office or Agency

     So long as any of the notes are outstanding, Petrobras will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices to and demands upon Petrobras in respect of the standby purchase agreement may be served. Initially this office will be located at Petrobras’ existing principal U.S. office at 570 Lexington Avenue, 43rd Floor, New York, New York 10022-6837. Petrobras will agree not to change the designation of their office without prior notice to the trustee and designation of a replacement office in the same general location.

Ranking

     Petrobras will ensure at all times that its obligations under the standby purchase agreement will be its general senior unsecured and unsubordinated obligations and will rank pari passu, without any preferences among themselves, with all other present and future senior unsecured and unsubordinated obligations of Petrobras (other than obligations preferred by statute or by operation of law) that are not, by their terms, expressly subordinated in right of payment to the obligations of Petrobras under the standby purchase agreement.

Notice of Certain Events

     Petrobras will give notice to the trustee, as soon as is practicable and in any event within ten calendar days after Petrobras becomes aware, or should reasonably become aware, of the occurrence of any event of default or a default under the indenture, accompanied by a certificate of Petrobras setting forth the details of that event of default or default and stating what action Petrobras proposes to take with respect to it.

Limitation on Consolidation, Merger, Sale or Conveyance

     Petrobras will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer substantially all of its properties, assets or revenues to any person or entity (other than a direct or indirect subsidiary of Petrobras) or permit any person (other than a direct or indirect subsidiary of Petrobras) to merge with or into it unless:

•	either Petrobras is the continuing entity or the person (the “successor company”) formed by such consolidation or into which Petrobras is merged or that acquired or leased such property or assets of Petrobras will be a corporation organized and validly existing under the laws of Brazil and will assume (jointly and severally with Petrobras unless Petrobras will have ceased to exist as a result of such merger, consolidation or amalgamation), by an amendment to the standby purchase agreement (the form and substance of which will be previously approved by the trustee), all of Petrobras’ obligations under the standby purchase agreement;

•	the successor company (jointly and severally with Petrobras unless Petrobras will have ceased to exist as part of such merger, consolidation or amalgamation) agrees to indemnify each noteholder against any tax, assessment or governmental charge thereafter imposed on such noteholder solely as a consequence of such consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest on, the notes;

•	immediately after giving effect to the transaction, no event of default, and no default has occurred and is continuing;

•	Petrobras has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and the amendment to the standby purchase agreement comply with the terms of the standby purchase agreement and that all conditions precedent provided for in the standby purchase agreement and relating to such transaction have been complied with; and

•	Petrobras has delivered notice of any such transaction to Moody’s describing that transaction to Moody’s to the extent that Moody’s is at that time rating the notes.

     Notwithstanding anything to the contrary in the foregoing, so long as no default or event of default under the indenture or the notes has occurred and is continuing at the time of such proposed transaction or would result from it:

•	Petrobras may merge, amalgamate or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its properties, assets or revenues to a direct or indirect subsidiary of Petrobras in cases when Petrobras is the surviving entity in such transaction and such transaction would not have a material adverse effect on Petrobras and its subsidiaries taken as whole, it being understood that if Petrobras is not the surviving entity, Petrobras will be required to comply with the requirements set forth in the previous paragraph; or

•	any direct or indirect subsidiary of Petrobras may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any person (other than Petrobras or any of its subsidiaries or affiliates) in cases when such transaction would not have a material adverse effect on Petrobras and its subsidiaries taken as a whole; or

•	any direct or indirect subsidiary of Petrobras may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other direct or indirect subsidiary of Petrobras; or

•	any direct or indirect subsidiary of Petrobras may liquidate or dissolve if Petrobras determines in good faith that such liquidation or dissolution is in the best interests of Petrobras, and would not result in a material adverse effect on Petrobras and its subsidiaries taken as a whole and if such liquidation or dissolution is part of a corporate reorganization of Petrobras.

Negative Pledge

     So long as any note remains outstanding, Petrobras will not create or permit any lien, other than a Petrobras permitted lien, on any of its assets to secure (i) any of its indebtedness or (ii) the indebtedness of any other person, unless Petrobras contemporaneously creates or permits the lien to secure equally and ratably its obligations under the standby purchase agreement or Petrobras provides other security for its obligations under the standby purchase agreement as is duly approved by a resolution of the noteholders in accordance with the indenture. In addition, Petrobras will not allow any of its subsidiaries to create or permit any lien, other than a Petrobras permitted lien, on any of Petrobras’ assets to secure (i) any of Petrobras’ indebtedness, (ii) any of its own indebtedness or (iii) the indebtedness of any other person, unless Petrobras contemporaneously creates or permits the lien to secure equally and ratably Petrobras’ obligations under the standby purchase agreement or Petrobras provides such other security for its obligations under the standby purchase agreement as is duly approved by a resolution of the noteholders in accordance with the indenture.

     As used in this “Negative Pledge” section, the following terms have the respective meanings set forth below:

     A “guarantee” means an obligation of a person to pay the indebtedness of another person including without limitation:

•	an obligation to pay or purchase such indebtedness;

•	an obligation to lend money, to purchase or subscribe for shares or other securities or to purchase assets or services in order to provide funds for the payment of such indebtedness;

•	an indemnity against the consequences of a default in the payment of such indebtedness; or

•	any other agreement to be responsible for such indebtedness.

     “Indebtedness” means any obligation (whether present or future, actual or contingent and including, without limitation, any guarantee) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under generally accepted accounting principles in the country of incorporation of the relevant obligor, would constitute a capital lease obligation).

     A “lien” means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance on any property or asset including, without limitation, any equivalent created or arising under applicable law.

     A “project financing” of any project means the incurrence of indebtedness relating to the exploration, development, expansion, renovation, upgrade or other modification or construction of such project pursuant to which the providers of such indebtedness or any trustee or other intermediary on their behalf or beneficiaries designated by any such provider, trustee or other intermediary are granted security over one or more qualifying assets relating to such project for repayment of principal, premium and interest or any other amount in respect of such indebtedness.

     A “qualifying asset” in relation to any project means:

•	any concession, authorization or other legal right granted by any governmental authority to Petrobras or any of Petrobras’ subsidiaries, or any consortium or other venture in which Petrobras or any subsidiary has any ownership or other similar interest;

•	any drilling or other rig, any drilling or production platform, pipeline, marine vessel, vehicle or other equipment or any refinery, oil or gas field, processing plant, real property (whether leased or owned), right of way or plant or other fixtures or equipment;

•	any revenues or claims which arise from the operation, failure to meet specifications, failure to complete, exploitation, sale, loss or damage to, such concession, authorization or other legal right or such drilling or other rig, drilling or production platform, pipeline, marine vessel, vehicle or other equipment or refinery, oil or gas field, processing plant, real property, right of way, plant or other fixtures or equipment or any contract or agreement relating to any of the foregoing or the project financing of any of the foregoing (including insurance policies, credit support arrangements and other similar contracts) or any rights under any performance bond, letter of credit or similar instrument issued in connection therewith;

•	any oil, gas, petrochemical or other hydrocarbon-based products produced or processed by such project, including any receivables or contract rights arising therefrom or relating thereto and any such product (and such receivables or contract rights) produced or processed by other projects, fields or assets to which the lenders providing the project financing required, as a condition therefor, recourse as security in addition to that produced or processed by such project; and

•	shares or other ownership interest in, and any subordinated debt rights owing to Petrobras by, a special purpose company formed solely for the development of a project, and whose principal assets and business are constituted by such project and whose liabilities solely relate to such project.

     A “Petrobras permitted lien” means a:

     (a) lien granted in respect of indebtedness owed to the Brazilian government, Banco Nacional de Desenvolvimento Econômico e Social or any official government agency or department of Brazil or of any state or region of Brazil;

     (b) lien arising by operation of law, such as merchants’, maritime or other similar liens arising in Petrobras’ ordinary course of business or that of any subsidiary or lien in respect of taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

     (c) lien arising from Petrobras’ obligations under performance bonds or surety bonds and appeal bonds or similar obligations incurred in the ordinary course of business and consistent with Petrobras’ past practice;

     (d) lien arising in the ordinary course of business in connection with indebtedness maturing not more than one year after the date on which that indebtedness was originally incurred and which is related to the financing of export, import or other trade transactions;

     (e) lien granted upon or with respect to any assets hereafter acquired by Petrobras or any subsidiary to secure the acquisition costs of those assets or to secure indebtedness incurred solely for the purpose of financing the acquisition of those assets, including any lien existing at the time of the acquisition of those assets, so long as the maximum amount so secured will not exceed the aggregate acquisition costs of all such assets or the aggregate indebtedness incurred solely for the acquisition of those assets;

     (f) lien granted in connection with the indebtedness of a wholly-owned subsidiary owing to Petrobras or another wholly-owned subsidiary;

     (g) lien existing on any asset or on any stock of any subsidiary prior to its acquisition by Petrobras or any subsidiary so long as that lien is not created in anticipation of that acquisition;

     (h) lien over any qualifying asset relating to a project financed by, and securing indebtedness incurred in connection with, the project financing of that project by Petrobras, any of Petrobras’ subsidiaries or any consortium or other venture in which Petrobras or any subsidiary has any ownership or other similar interest;

     (i) lien existing as of the date of the indenture;

     (j) lien resulting from the transaction documents;

     (k) lien, incurred in connection with the issuance of debt or similar securities of a type comparable to those already issued by PIFCo, on amounts of cash or cash equivalents on deposit in any reserve or similar account to pay interest on such securities for a period of up to 24 months as required by any rating agency as a condition to such rating agency rating such securities investment grade, or as is otherwise consistent with market conditions at such time, as such conditions are satisfactorily demonstrated to the trustee;

     (l) lien granted or incurred to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any indebtedness secured by any lien referred to in paragraphs (a) through (k) above (but not paragraph (d)), provided that such lien does not extend to any other property, the principal amount of the indebtedness secured by the lien is not increased, and in the case of paragraphs (a), (b), (c) and (f), the obligees meet the requirements of that paragraph, and in the case of paragraph (h), the indebtedness is incurred in connection with a project financing by Petrobras, any of Petrobras’ subsidiaries or any consortium or other venture in which Petrobras or any subsidiary have any ownership or other similar interest; and

     (m) lien in respect of indebtedness the principal amount of which in the aggregate, together with all liens not otherwise qualifying as Petrobras permitted liens pursuant to another part of this definition of Petrobras permitted liens, does not exceed 7.5% of Petrobras’ consolidated total assets (as determined in accordance with U.S. GAAP) at any date as at which Petrobras’ balance sheet is prepared and published in accordance with applicable law.

A “wholly-owned subsidiary” means, with respect to any corporate entity, any person of which 100% of the outstanding capital stock (other than qualifying shares, if any) having by its terms ordinary voting power (not dependent on the happening of a contingency) to elect the board of directors (or equivalent controlling governing body) of that person is at the time owned or controlled directly or indirectly by that corporate entity, by one or more wholly-owned subsidiaries of that corporate entity or by that corporate entity and one or more wholly-owned subsidiaries.

Transactions with Affiliates

     Petrobras will not, and will not permit any of its subsidiaries to, enter into or carry out (or agree to enter into or carry out) any transaction or arrangement with any affiliate (which means any entity as to controlling, controlled by or under common control with Petrobras), except for any transaction or arrangement entered into or carried out on terms no less favorable to Petrobras or such subsidiary than those which could have been obtained on an arm’s-length basis with a person that is not an affiliate; provided, however, that the foregoing will not apply to transactions (i) between Petrobras and PIFCo or any subsidiary of PIFCo or (ii) except as otherwise permitted pursuant to clause (i), between or among Petrobras, PIFCo and any of their respective subsidiaries not involving any other person so long as consummation of any such transaction described in this clause (ii) will not have a material adverse effect on Petrobras and its subsidiaries taken as a whole or have a material adverse effect on the rights of the holders of the notes.

Provision of Financial Statements and Reports

     Petrobras will provide to the trustee, in English or accompanied by a certified English translation thereof, (i) within 90 calendar days after the end of each fiscal quarter (other than the fourth quarter), its unaudited and consolidated balance sheet and statement of income calculated in accordance with U.S. GAAP, (ii) within 120 calendar days after the end of each fiscal year, its audited and consolidated balance sheet and statement of income calculated in accordance with U.S. GAAP and (iii) such other financial data as the trustee may reasonably request. Petrobras will provide, together with each of the financial statements delivered hereunder, an officers’ certificate stating that a review of Petrobras’ and PIFCo’s activities has been made during the period covered by such financial statements with a view to determining whether Petrobras and PIFCo have kept, observed, performed and fulfilled their covenants and agreements under the standby purchase agreement and the indenture, as applicable, and that no event of default has occurred during such period. In addition, whether or not Petrobras is required to file reports with the SEC, Petrobras will file with the SEC and deliver to the trustee (for redelivery to all holders of notes) all reports and other information it would be required to file with the SEC under the Exchange Act if it were subject to those regulations. If the SEC does not permit the filing described above, Petrobras will provide annual and interim reports and other information to the trustee within the same time periods that would be applicable if Petrobras were required and permitted to file these reports with the SEC.

Further Actions

     Petrobras will, at its own cost and expense, and will cause its subsidiaries to, at their own cost and expense, take any action, satisfy any condition or do anything (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, in the reasonable opinion of the trustee, in accordance with applicable laws or regulations, to be taken, fulfilled or done in order (a) to enable Petrobras to lawfully enter into, exercise its rights and perform and comply with its obligations under the standby purchase agreement and each other transaction document entered into in connection with the standby purchase agreement to which it is a party, (b) to ensure that Petrobras’ obligations under the standby purchase agreement and each other transaction document entered into in connection with the standby purchase agreement are legally binding and enforceable, (c) to make the notes, the indenture and the standby purchase agreement admissible in evidence in the courts of the State of New York, the Cayman Islands or Brazil, (d) to enable the trustee to exercise and enforce its rights under and carry out the terms, provisions and purposes of the notes, the indenture and the standby purchase agreement, (e) to take any and all action necessary to preserve the enforceability of, and maintain the trustee’s rights under, the notes, the indenture and the standby purchase agreement and (f) to assist the trustee in the trustee’s performance of its obligations under the notes, the indenture and the standby purchase agreement. However, Petrobras will not be required to take any action contemplated by the standby purchase agreement if it promptly provides to the trustee a written opinion from counsel reasonably acceptable to the trustee specifying that the failure to take such action or satisfy such condition would not have an adverse effect on the rights of the holders of the notes.

Importation of Oil and Oil Products

     Petrobras will, in each calendar year, purchase from PIFCo not less than 80% (on a U.S. Dollar value) of the oil and oil products it imports.

Additional Amounts

     Except as provided below, Petrobras will make all payments of amounts due under the standby purchase agreement and each other document entered into in connection with the standby purchase agreement without withholding or deducting any present or future taxes, levies, deductions or other governmental charges of any nature imposed by Brazil, the Cayman Islands, Luxembourg or any other jurisdiction in which PIFCo appoints a paying agent under the indenture, or any political subdivision of such jurisdictions (the “taxing jurisdictions”). If Petrobras is required by law to withhold or deduct any taxes, levies, deductions or other governmental charges, Petrobras will pay the noteholders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

     Petrobras will not, however, pay any additional amounts in connection with any tax, levy, deduction or other governmental charge that is imposed due to any of the following (“excluded additional amounts”):

•	the noteholder or trustee has a connection with the taxing jurisdiction other than merely holding the notes or receiving principal or interest payments on the notes (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the taxing jurisdiction);

•	any tax imposed on, or measured by, net income;

•	the noteholder or trustee fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the taxing jurisdiction, if (x) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, levy, deduction or other governmental charge, (y) the noteholder or trustee is able to comply with such requirements without undue hardship and (z) at least 30 calendar days prior to the first payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty will apply, Petrobras has notified all noteholders or the trustee that they will be required to comply with such requirements;

•	the noteholder or trustee fails to present (where presentation is required) its note within 30 calendar days after Petrobras has made available to the noteholder or trustee a payment under the standby purchase agreement, provided that Petrobras will pay additional amounts which a noteholder or trustee would have been entitled to had the note owned by such noteholder or trustee been presented on any day (including the last day) within such 30 calendar day period;

•	any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges;

•	where such taxes, levies, deductions or other government charges are imposed on a payment on the notes to an individual and are required to be made pursuant to any European Council Union Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation savings income or any law implementing or complying with, or introduced in order to conform to, such directive;

•	where the noteholder or trustee could have avoided such taxes, levies, deductions or other government charges by requesting that a payment on the notes be made by, or presenting the relevant notes for payment to, another paying agent of Petrobras located in a member state of the European Union; or

•	where the noteholder or trustee would have been able to avoid the tax, levy, deduction or other governmental charge by taking reasonable measures available to such noteholder or trustee.

     Petrobras undertakes that, if European Council Directive 2003/48/EC or any other Directive implementing the conclusions of ECOFIN council meeting of November 26-27, 2000 is brought into effect, Petrobras will ensure that it maintains a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the Directive.

     Petrobras will pay any stamp, administrative, excise or property taxes arising in a taxing jurisdiction in connection with the notes and will indemnify the noteholders for any such stamp, administrative, excise or property taxes paid by noteholders.

Events of Default

     There are no events of default under the standby purchase agreement. The indenture, however, contains events of default relating to Petrobras which may trigger an event of default and acceleration of the notes. See “Description of the Notes—Events of Default.” Upon any such acceleration (including any acceleration arising out of the insolvency or similar events relating to Petrobras), if PIFCo fails to pay all amounts then due under the notes and the indenture, Petrobras will be obligated to make a total purchase payment as described above.

Amendments

     The standby purchase agreement may only be amended or waived in accordance with its terms pursuant to a written document which has been duly executed and delivered by Petrobras and the trustee, acting on behalf of the holders of the notes. Because the standby purchase agreement forms part of the indenture, it may be amended by Petrobras and the trustee, in some cases without the consent of the holders of the notes.

     Except as contemplated above, the indenture will provide that the trustee may execute and deliver any other amendment to the standby purchase agreement or grant any waiver thereof only with the consent of the noteholders of a majority in aggregate principal amount of the notes then outstanding.

Governing Law

     The standby purchase agreement will be governed by the laws of the State of New York.

Jurisdiction

     Petrobras has consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, New York, United States and any appellate court from any thereof. Service of process in any action or proceeding brought in such New York State federal court sitting in New York City may be served upon Petrobras at Petrobras’ New York office. The standby purchase agreement provides that if Petrobras no longer maintains an office in New York City, then it will appoint a replacement process agent within New York City as its authorized agent upon which process may be served in any action or proceeding.

Waiver of Immunities

     To the extent that Petrobras may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with the standby purchase agreement (or any document delivered pursuant thereto) and to the extent that in any jurisdiction there may be immunity attributed to Petrobras, PIFCo or their assets, whether or not claimed, Petrobras has irrevocably agreed with the trustee, for the benefit of the noteholders, not to claim, and to irrevocably waive, the immunity to the full extent permitted by law.

Currency Rate Indemnity

     Petrobras has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any of its obligations under the standby purchase agreement is expressed in a currency (the “judgment currency”) other than U.S. Dollars (the “denomination currency”), Petrobras will indemnify the trustee, on behalf of the noteholders, against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from Petrobras’ other obligations under the standby purchase agreement, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect.

PLAN OF DISTRIBUTION

     Under the terms and subject to the conditions contained in the underwriting agreement dated December [•], 2003 by and among PIFCo, Petrobras, Credit Suisse First Boston LLC, with offices at Eleven Madison Avenue, New York, NY 10010, and Lehman Brothers Inc., with offices at 745 Seventh Avenue, New York, NY 10019, as underwriters, each underwriter has agreed to purchase, and PIFCo has agreed to sell to the underwriters, the number of notes set forth opposite the name of such underwriters below:

Underwriters	Principal Amount of Notes

Credit Suisse First Boston LLC	U.S.$ [•]

Lehman Brothers Inc.	U.S.$ [•]

Total	U.S.$ [•]

     The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the notes is subject to, among other conditions, the delivery of certain legal opinions by its counsel. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any notes are taken. The notes will initially be offered at the price indicated on the cover page of this prospectus supplement. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

     The underwriting agreement provides that PIFCo will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and will contribute to payments the underwriters may be required to make in respect of the underwriting agreement.

     PIFCo has been advised by the underwriters that the underwriters intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market-making may be discontinued at any time at the sole discretion of the underwriters. In addition, such market-making activity will be subject to the limits imposed by the Exchange Act. Accordingly, no assurance can be given as to the liquidity of, or the development or continuation of trading markets for, the notes.

     In connection with this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may bid for and purchase notes in the open market to stabilize the price of the notes. The underwriters may also over-allot this offering, creating a short position, and may bid for and purchase notes in the open market to cover the short position. In addition, the underwriters may bid for and purchase the notes in market-making transactions and impose penalty bids. These activities may stabilize and maintain the market price of the notes above market levels that may otherwise prevail. The underwriters are not required to engage in these activities, and may end these activities at any time.

     The underwriters have from time to time in the past provided, and may in the future provide, investment banking, financial advisory and other services to Petrobras, PIFCo and Petrobras’ or PIFCo’s affiliates for which the underwriters have received or expect to receive customary fees.

     The underwriters have not offered, sold or delivered, and will not offer, sell or deliver any of the bonds, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of the underwriters, after reasonable investigation, result in compliance with the applicable laws and regulations of such jurisdiction.

     Each of the underwriters will act as follows with respect to each of the following jurisdictions:

•	Cayman Islands. No invitation may be made to the public in the Cayman Islands to subscribe for or purchase the notes.

•	United Kingdom. (a) Neither such underwriter nor any affiliate of it has offered or sold nor, prior to the expiry of the period of six months from the issue date of the notes, will offer or sell any notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services and Markets Act 2000, as amended (“the FSMA”); (b) such underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to PIFCo or Petrobras; (c) such underwriter has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

•	Italy. As the offering of the notes has not been cleared by CONSOB (the Italian Securities Exchange Commission) pursuant to Italian securities legislation, each underwriter has represented and agreed that it will not offer, sell or deliver notes, nor distribute copies of the prospectus supplement or any other document relating to the notes in the Republic of Italy, except: (i) to professional investors (“operatori qualificati”), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended; (ii) in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended; or (iii) to an Italian resident who submits an unsolicited offer to purchase the notes. Each underwriter also represents and agrees that the notes shall not be placed, sold and/or offered in the primary market to retail individuals residing in Italy. The notes shall not be placed, sold and/or offered either in the primary or in the secondary market to individuals residing in Italy.

•	Netherlands. The notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

     Other than with respect to registration of the notes under the Securities Act, no action has been or will be taken in any country or jurisdiction by Petrobras, PIFCo or the underwriters that would permit a public offering of notes, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. Persons into whose hands this prospectus supplement or the accompanying prospectus comes are required by Petrobras, PIFCo and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in or from which those persons purchase, offer, sell or deliver notes or have in their possession or distribute such offering material, in all cases at their own expense.

     The notes have not been and will not be registered in Brazil for the purpose of their offering or distribution in Brazil or abroad. Subsequent trading of the notes in private transactions is not subject to registration in Brazil to the extent such trading does not qualify as a public offering or distribution. Persons wishing to offer or acquire the notes within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption from such requirements.

     This prospectus supplement does not constitute a prospectus within the meaning of Article 652a of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither the offering contemplated in this prospectus supplement nor the notes have been or will be approved by any Swiss regulatory authority.

     The expenses of the offering, excluding the underwriting discount, are estimated to be U.S.$[•] and will be borne by PIFCo.

     The underwriters propose to offer the notes initially at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a selling concession not in excess of [•]% of the principal amount of the notes. After the initial public offering of the notes, the public offering price and concession and discount to dealers may be changed.

     In compliance with NASD guidelines, the maximum compensation to the underwriters or agents in connection with the sale of the notes pursuant to this prospectus supplement and the accompanying prospectus will not exceed 8% of the aggregate total offering price to the public of the notes as set forth on the cover page of this prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

TAXATION

United States Tax Considerations

     The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a note that is, for U.S. federal income tax purposes, a citizen or resident of the United States or a domestic corporation or that otherwise is subject to United States federal income taxation on a net income basis in respect of the note (a “U.S. Holder”). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals primarily with U.S. Holders that will hold notes as capital assets, and only if the U.S. Holder obtained the notes at the initial issue price in this offering. This summary does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a “functional currency” other than the U.S. Dollar.

     INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES TO THEM OF HOLDING NOTES, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATION OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Payments of Interest

     Payments of interest on a note (which may include additional amounts) will generally be taxable to a U.S. Holder as ordinary interest income when such interest is accrued or received, in accordance with the U.S. Holder’s regular method of tax accounting. Interest income, in respect of the notes will constitute foreign source income for United States federal income tax purposes and, with certain exceptions, will be treated separately, together with other items of “passive income” or, in the case of certain holders, “financial services income” for purposes of computing the foreign tax credit allowable under the United States federal income tax laws. The calculation of foreign tax credits involves the complex application of rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

     A holder of notes that is, with respect to the United States, a foreign corporation or a nonresident alien individual (a “Non-U.S. Holder”) generally will not be subject to U.S. federal income or withholding tax on interest income earned in respect of notes, unless such income is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

Sale or Disposition of Notes

     A U.S. Holder will generally recognize capital gain or loss upon the sale, exchange, retirement or other disposition of a note in an amount equal to the difference between the amount realized upon such sale, exchange, retirement or other disposition (other than amounts attributable to accrued interest, which will be taxed as such) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in the note will generally equal the U.S. Holder’s cost for the note. Gain or loss realized by a U.S. Holder on the sale, exchange, retirement or other disposition of a note will generally be United States source gain or loss for United States federal income tax purposes unless it is attributable to an office or other fixed place of business outside the United States and certain other conditions are met.

     A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other disposition of notes unless (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (ii) in the case of gain realized by an individual Non-U.S. Holder, that Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Backup Withholding and Information Reporting

     A U.S. Holder may, under certain circumstances, be subject to “backup withholding” with respect to certain payments to that U.S. Holder, unless the holder (i) is a corporation or comes within certain other exempt categories, and demonstrates this fact when so required, or (ii) provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules generally will be creditable against the U.S. Holder’s U.S. federal income tax liability. While Non-U.S. Holders generally are exempt from backup withholding, a Non-U.S. Holder may, in certain circumstances, be required to comply with certain information and identification procedures in order to prove entitlement to this exemption.

Brazilian Tax Considerations

     The following discussion is a summary of the Brazilian tax considerations relating to an investment in the notes by a nonresident of Brazil. The discussion is based on the tax laws of Brazil as in effect on the date of this prospectus supplement and is subject to any change in Brazilian law that may come into effect after such date. The information set forth below is intended to be a general discussion only and does not address all possible tax consequences relating to an investment in the notes.

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE CONSEQUENCES OF PURCHASING THE NOTES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF THE RECEIPT OF INTEREST AND THE SALE, REDEMPTION OR REPAYMENT OF THE NOTES OR COUPONS.

     Generally, an individual, entity, trust or organization domiciled for tax purposes outside Brazil (“Nonresidents”) is taxed in Brazil only when income is derived from Brazilian sources. Therefore, any gains or interest (including original issue discount), fees, commissions, expenses and any other income paid by PIFCo in respect of the notes issued by it in favor of Nonresident noteholders are not subject to Brazilian taxes.

     Interest, fees, commissions, expenses and any other income payable by a Brazilian resident to a Nonresident are generally subject to income tax withheld at source. The rate of withholding tax in respect of interest payments is 15% or such other lower rate as provided for in an applicable tax treaty between Brazil and another country. If the recipient of the payment is domiciled in a tax haven jurisdiction, as defined by Brazilian tax regulations, the rate of withholding tax in respect of interest payments will be 25%.

     If the payments with respect to the notes are made by Petrobras, as provided for in the standby purchase agreement, the noteholders will be indemnified so that, after payment of all applicable Brazilian taxes collectable by withholding, deduction or otherwise, with respect to principal, interest and additional amounts payable with respect to the notes (plus any interest and penalties thereon), a noteholder will retain an amount equal to the amounts that such noteholder would have retained had no such Brazilian taxes (plus interest and penalties thereon) been payable. The Brazilian obligor will, subject to certain exceptions, pay additional amounts in respect of such withholding or deduction so that the holder receives the net amount due.

     Gains on the sale or other disposition of the notes made outside Brazil by a Nonresident, other than a branch or a subsidiary of Brazilian resident, to another Nonresident are not subject to Brazilian taxes. Gains made by a Brazilian Nonresident from the sale or other disposition of these notes to a Brazilian resident, subject to certain assumptions and conditions, are not subject to Brazilian taxes.

     Generally, there are no inheritance, gift, succession, stamp, or other similar taxes in Brazil with respect to the ownership, transfer, assignment or any other disposition of the notes by a Nonresident, except for gift and inheritance taxes imposed by some Brazilian states on gifts or bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such states.

Cayman Islands Tax Considerations

     The Cayman Islands currently have no exchange control restrictions and no income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax applicable to PIFCo or any holder of notes issued by PIFCo. Accordingly, payment of principal of (including any premium) and interest on, and any transfer of, the notes will not be subject to taxation in the Cayman Islands; no Cayman Islands withholding tax will be required on such payments to any holder of a note; and gains derived from the sale of notes will not be subject to Cayman Islands capital gains tax. The Cayman Islands are not party to any double taxation treaties.

     No stamp duties or similar taxes or charges are payable under the laws of the Cayman Islands in respect of the execution and issue of notes by PIFCo unless they are executed in or brought within (for example, for the purposes of enforcement) the jurisdiction of the Cayman Islands, in which case stamp duty of 0.25% of the face amount of the notes may be payable on each note (up to a maximum of 250 Cayman Islands Dollars (“CI$”)(U.S.$312.50)) unless stamp duty of CI$500 (U.S.$625.00)has been paid in respect of the entire issue of notes.

     The foregoing conversions of Cayman Island Dollars to U.S. Dollars have been made on the currently applicable basis of U.S.$1.25 = CI$1.00.

European Union Savings Directive

     On June 3, 2003, the Council of the European Union adopted a directive on the taxation of savings income. Pursuant to the directive, each member state of the EU will be required, beginning in 2005, to provide to the tax authorities of the other member states information regarding payments of interest (or other similar income) paid by persons within its jurisdiction to individual residents of such other member states, except that Belgium, Luxembourg, and Austria will instead operate a withholding system in relation to such payments until such time as the EU is able to enter into satisfactory information exchange agreements with several non-EU countries. In addition, the Council approved a draft agreement with Switzerland pursuant to which Switzerland would impose withholding tax on non-Swiss source interest payments paid by persons within its jurisdiction to individual residents of the EU, and would share a portion of the revenue with the recipients’ countries of residence.

LEGAL MATTERS

     Walkers, special Cayman Islands counsel for PIFCo, will pass upon the validity of the notes and the indenture for PIFCo and the underwriters as to certain matters of Cayman Islands law. Mr. Nilton de Almeida Maia, Petrobras’ general counsel, will pass upon, for PIFCo and Petrobras, the validity of the issuance of the notes and certain matters of Brazilian law relating to the notes, the indenture and the standby purchase agreement. Souza, Cescon Avedissian, Barrieu e Flesch Advogados has advised Petrobras on certain matters of Brazilian law relating to the notes. The validity of the notes, the indenture and the standby purchase agreement will be passed upon for PIFCo and Petrobras by Cleary, Gottlieb, Steen & Hamilton.

     Machado, Meyer, Sendacz e Opice—Advogados will pass upon the validity of the indenture and the standby purchase agreement for the underwriters as to certain matters of Brazilian law. Shearman & Sterling LLP will pass upon the validity of the notes, the indenture and the standby purchase agreement for the underwriters as to certain matters of New York law.

INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers Auditores Independentes served as Petrobras’ and PIFCo’s independent auditor for the five-year period from 1998 to 2002. Petrobras is required by Brazilian corporate law to change auditors every five years. Accordingly, after PricewaterhouseCoopers Auditores Independentes had served the legally prescribed maximum term of five years as Petrobras’ independent auditor, in June 2003, Petrobras and PIFCo engaged Ernst & Young Auditores Independentes to serve as their independent auditor. As a result of this change in auditor, certain of the financial information incorporated by reference in this prospectus supplement has been so incorporated in reliance on the reports of PricewaterhouseCoopers Auditores Independentes, while certain other financial information has been so incorporated in reliance on the reports of Ernst & Young Auditores Independentes, as described below.

     The consolidated financial statements incorporated in this prospectus supplement by reference to the annual reports on Forms 20-F for Petrobras and PIFCo for the year ended December 31, 2002, have been so incorporated in reliance on the reports of PricewaterhouseCoopers Auditores Independentes, independent accountants, given on the authority of said firm as experts in accounting and auditing. With respect to the unaudited consolidated financial information of Petrobras and PIFCo for the nine-month period ended September 30, 2002, incorporated by reference in this prospectus supplement, the unaudited consolidated financial information of Petrobras and PIFCo for the six-month period ended June 30, 2002, incorporated by reference in this prospectus supplement, and the unaudited consolidated financial information of Petrobras and PIFCo for the three-month periods ended March 31, 2003 and 2002, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers Auditores Independentes reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, PricewaterhouseCoopers Auditores Independentes did not audit and did not express an opinion on the unaudited financial information on which they reported. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied.

     With respect to the unaudited consolidated financial information of Petrobras and PIFCo for the nine-month period ended September 30, 2003, incorporated by reference in this prospectus supplement, Ernst & Young Auditores Independentes reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in Petrobras’ Report on Form 6-K and PIFCo’s Report on Form 6-K, each furnished to the SEC on November 28, 2003 and November 26, 2003, respectively, and incorporated in this prospectus supplement by reference, state that they did not audit and do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted, considering the limited nature of the review procedures applied. With respect to the unaudited consolidated financial information of Petrobras and PIFCo for the six-month period ended June 30, 2003, incorporated by reference in this prospectus supplement, Ernst & Young Auditores Independentes reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in Petrobras’ Report on Form 6-K/A and PIFCo’s Report on Form 6-K, each furnished to the SEC on September 10, 2003, and incorporated in this prospectus supplement by reference, state that they did not audit and do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted, considering the limited nature of the review procedures applied.

     Neither PricewaterhouseCoopers Auditores Independentes nor Ernst & Young Auditores Independentes is subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

$8,000,000,000

Petróleo Brasileiro S.A. – PETROBRAS

(BRAZILIAN PETROLEUM CORPORATION – PETROBRAS)

Debt Securities, Warrants,
Preferred Shares,
Preferred Shares Represented by American Depositary Shares,
Common Shares,
Common Shares Represented by American Depositary Shares,
Mandatory Convertible Securities,
Guarantees and
Standby Purchase Agreements

Petrobras International Finance Company

Debt Securities accompanied by Guarantees or
Standby Purchase Agreements

     Petróleo Brasileiro S.A. – Petrobras may offer from time to time debt securities, warrants, preferred shares, common shares and mandatory convertible securities guarantees and standby purchase agreements, and Petrobras International Finance Company may issue debt securities accompanied by guarantees or standby purchase agreements of Petrobras, with an aggregate offering price of up to $8,000,000,000 (or the equivalent amount in other currencies, currency units or composite securities). Petrobras may issue its common shares or preferred shares in the form of American depositary shares. An accompanying prospectus supplement will specify the terms of the securities.

     We may sell these securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in an accompanying prospectus supplement.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 14, 2002.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (which we refer to as the SEC) utilizing a “shelf” registration process. Under this shelf process, Petrobras may sell any combination of debt securities, warrants, preferred shares, common shares and securities mandatorily convertible into its preferred or common shares, and PIFCo may sell debt securities accompanied by guarantees or standby purchase agreements of Petrobras in one or more offerings. Any preferred shares or common shares of Petrobras, in one or more offerings, may be in the form of American depositary shares (which we refer to as ADSs) and evidenced by American depositary receipts (which we refer to as ADRs). From the sales of the debt securities, warrants, preferred shares, common shares, mandatory convertible securities and debt securities accompanied by guarantees and standby purchase agreements, we will receive an aggregate amount of up to $8,000,000,000 (which is the aggregate issue price of all securities issued).

     This prospectus, and the documents incorporated by reference in this prospectus, provide you with a general description of the debt securities, warrants, preferred shares, common shares, securities mandatorily convertible into our preferred or common shares, guarantees and standby purchase agreements that we may offer. Each time we offer securities pursuant to this prospectus, we will provide one or more prospectus supplements, attached to the front of this prospectus, that will contain specific information about the terms of those securities and their offering. The prospectus supplements may also add, update or change other information contained in this prospectus. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information”.

FORWARD-LOOKING STATEMENTS

     Many statements made or incorporated by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not based on historical facts and are not assurances of future results. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words, such as “believe”, “expect”, “anticipate”, “should”, “planned”, “estimate” and “potential”, among others. We have made forward-looking statements that address, among other things, our:

•	regional marketing and expansion strategy;

•	drilling and other exploration activities;

•	import and export activities;

•	projected and targeted capital expenditures and other costs, commitments and revenues;

•	liquidity; and

•	development of additional revenue sources.

     Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include:

•	our ability to obtain financing;

•	general economic and business conditions, including crude oil and other commodity prices, refining margins and prevailing exchange rates;

•	competition;

•	technical difficulties in the operation of our equipment and the provision of our services;

•	changes in, or failure to comply with, governmental regulations;

•	receipt of governmental approvals and licenses;

•	business abilities and judgment of personnel;

•	availability of qualified personnel;

•	international and Brazilian political, economic and social developments;

•	military operations, terrorist attacks, wars or embargoes; and

•	the costs and availability of adequate insurance coverage.

     These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecast in any forward-looking statements as a result of a variety of factors, including those in “Risk Factors” set forth in supplements to this prospectus and in documents incorporated by reference in this prospectus.

     All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement, and you should not place reliance on any forward-looking statement contained herein.

PETROBRAS AND PIFCO

     In this prospectus, unless the context otherwise requires, references to “Petrobras” mean Petróleo Brasileiro S.A. and its consolidated subsidiaries taken as a whole and references to “PIFCo” mean Petrobras International Finance Company and its consolidated subsidiaries taken as a whole. Terms such as “we”, “us” and “our” generally refer to Petróleo Brasileiro S.A. and Petrobras International Finance Company, unless the context requires otherwise.

Petrobras

     Petróleo Brasileiro S.A. is a mixed-capital company created pursuant to Law No. 2,004 (effective as of October 3, 1953).

     A mixed-capital company is a Brazilian corporation created by special law of which a majority of the voting capital must be owned by the Brazilian federal government, a state or a municipality. Petrobras is controlled by the Brazilian federal government, but its common and preferred shares are publicly traded.

     Petrobras is one of the world’s largest integrated oil and gas companies, engaging in a broad range of oil and gas activities. Based upon its 2001 consolidated revenues, Petrobras is the largest corporation in Brazil and the third largest industrial corporation in Latin America. For the year ended December 31, 2001, Petrobras had sales of products and services of U.S.$34,145 million, net operating revenues of U.S.$24,549 million and net income of U.S.$3,491 million.

     Petrobras began operations in Brazil in 1954 as a wholly-owned government enterprise responsible for all hydrocarbon activities in Brazil. From that time until 1995, Petrobras had a government-granted monopoly for all crude oil and gas production, refining and distribution in Brazil. On November 9, 1995, the Brazilian Constitution was amended to authorize the Brazilian government to contract with any state or privately owned company to carry out the activities related to the upstream and downstream segments of the Brazilian oil and gas sector. This amendment eliminated Petrobras’ effective monopoly.

     Petrobras engages in a broad range of activities, which cover the following segments of its operations:

•	exploration, development and production of crude oil and oil products in Brazil;

•	refining, transportation and marketing of crude oil, oil products and fuel alcohol, including investments in petrochemicals;

•	distribution of oil products and fuel alcohol to end-users;

•	commercialization and transportation of natural gas produced in or imported into Brazil, including participation in natural gas distribution and transportation companies in Brazil and development of thermoelectric power projects and related power activities; and

•	international activities, including exploration and production, transportation, distribution and natural gas and power activities outside of Brazil.

     The crude oil and natural gas industry in Brazil has experienced significant reforms since the enactment of Law No. 9,478, or the Oil Law, on August 6, 1997, which established competition in Brazilian markets for crude oil, oil products and natural gas in order to benefit end-users. Effective January 2, 2002, the Brazilian government deregulated prices for crude oil and oil products. The gradual transformation of the oil and gas industry since 1997 has led to increased participation by international companies in Brazil across all segments of our business, both as Petrobras’ competitors and as its partners.

     In conjunction with the reforms in the Brazilian energy industry, Petrobras has completed a reorganization designed to ensure its competitiveness and improved profitability in the evolving Brazilian energy markets. This reorganization included:

•	creation of functional business segments to improve information flow and decision-making;

•	incorporation of rate-of-return hurdles for individual segments;

•	increased emphasis on integrated energy projects that allow it to competitively participate in all aspects of the energy value chain; and

•	amendment of its by-laws to enhance transparency and corporate efficiency.

     Petrobras’ principal executive office is located at Avenida República do Chile, 65 20035-900 – Rio de Janeiro – RJ, Brazil, and its telephone number is (55-21) 2534 4477.

PIFCo

     Petrobras International Finance Company is a Cayman Islands company established on September 24, 1997 as a wholly-owned subsidiary of Braspetro Oil Services Company, or Brasoil, a wholly-owned subsidiary of Petrobras Internacional S.A. (Braspetro). PIFCo was initially incorporated under the name Brasoil Finance Company, which was changed by special resolution of its shareholders to Petrobras International Finance Company on September 25, 1997. On January 14, 2000, the board of directors of Braspetro and Petrobras approved the transfer of 100% of its voting shares of PIFCo from Brasoil to Petrobras. Since April 1, 2000, PIFCo has operated as a wholly-owned subsidiary of Petrobras.

     PIFCo was incorporated in order to facilitate and finance the import of crude oil and oil products into Brazil. Accordingly, its primary purpose is to act as an intermediary between third-party oil suppliers and Petrobras by engaging in crude oil and oil product purchases from international suppliers and resales in U.S. dollars to Petrobras on a deferred payment basis, which resale price includes a premium to compensate PIFCo for its financing costs. PIFCo is generally able to obtain credit to finance purchases on the same terms granted to Petrobras, and it buys crude oil and oil products at the same price that suppliers would charge Petrobras directly. In strategic terms, Petrobras uses PIFCo to provide additional access to international capital markets in order to establish a comprehensive approach to its offshore trade and financing activities.

     In addition to its import business, PIFCo also engages in a number of non-core activities that are conducted by three wholly-owned subsidiaries incorporated in 2001:

•	Petrobras Netherlands B.V., or PNBV, a Dutch company, incorporated to engage in leasing activities of primarily offshore exploration and production of crude oil and natural gas equipment to be used by Petrobras, while taking advantage of the import and export tax benefits provided by the Netherlands and Brazil;

•	Petrobras Europe Ltd., or PEL, a U.K. company, intended to act as an agent and advisor in connection with Petrobras’ activities in Europe, the Middle East, the Far East and North Africa; and

•	Petrobras Finance Limited, or PFL, a Cayman Islands company, incorporated with the purpose of facilitating Petrobras’ export receivables securitization program.

     Under the laws of the Cayman Islands, PIFCo is an exempted company incorporated with limited liability. Its registered office is located at Anderson Square Building, P.O. Box 714, George Town, Cayman Islands, and its telephone number is (55-21) 2534-1410.

RECENT DEVELOPMENTS

Perez Companc Acquisition

     Petrobras announced on July 22, 2002 that it has reached an agreement in principle to acquire a controlling interest in Perez Companc S.A. from the Perez Companc family and the Perez Companc Foundation. Under this agreement, Petrobras intends to acquire 58.6% of the capital stock of Perez Companc. The consideration to be paid to the Perez Companc family and the Foundation will consist of a combination of U.S.$689,184,000 in cash and U.S.$338,416,000 in debt securities to be issued by us with a 4.75% annual coupon and maturing on October 4, 2002. The debt securities may, in some circumstances, be settled by delivery of Petrobras preferred shares in the form of American Depositary Shares. In addition, Petrobras announced that it has reached an agreement in principle with the Perez Companc family to acquire 47.1% of the capital stock of Petrolera Perez Companc S.A. that is owned directly by the family for U.S.$56,700,000 in cash.

     Petrobras has no immediate plans to launch a tender offer for the remaining outstanding class B shares of Perez Companc. The closing of the transaction is subject to:

•	the execution of a definitive Share Sale and Purchase Agreement;

•	the closing of the exchange offer of Perez Companc’s subsidiary, Pecom Energía S.A., in respect of its outstanding Notes, as well as refinancing of Pecom Energía S.A. bank loans, in both cases leading to an acceptable debt profile for Perez Companc;

•	additional due diligence;

•	final approval of the Board of Directors of Petrobras, and

•	certain required regulatory approvals.

Investment Considerations

     Petrobras cannot assure you that the acquisition of Perez Companc and Petrolera Perez Companc will be completed or, if it is completed, when or on what terms it will be completed or whether Petrobras will benefit from the transaction. In particular, Petrobras cannot assure you that, if the proposed acquisition is completed, the anticipated timing, efficiencies and benefits of integrating Perez Companc into the business of Petrobras will be achieved. Differing corporate cultures, legal and regulatory environments, personalities, languages and other factors may pose challenges to the success of the acquisition.

     In addition, Perez Companc is subject to substantial risks relating to Argentina and other Latin American countries, particularly Venezuela, and relating to its business specifically. If one or more of these risks were to materialize, Petrobras may not be able to realize the benefits that it currently intends to realize from the Perez Companc acquisition. You should refer to the documents that Perez Companc has filed with the Securities and Exchange Commission, and in particular to “Item 3.D. — Risk Factors — Factors Relating to Argentina” and “ — Factors Relating to Us” in Perez Companc’s most recent Annual Report on Form 20-F filed with the Commission, for detailed information regarding these risks and for further information about Perez Companc. Petrobras was not involved in the preparation of the Annual Report on Form 20-F of Perez Companc.

About Perez Companc S.A.

     Perez Companc’s business activities include oil and gas exploration and production, refining, petrochemicals, electricity generation, transmission and distribution and hydrocarbons marketing and transportation. It conducts operations in Argentina, Bolivia, Brazil, Ecuador, Peru and Venezuela. A copy of the Annual Report on Form 20-F of Perez Companc can be obtained from the U.S. Securities and Exchange Commission in the manner described in “Where You Can Find More Information.”

About Petrolera Perez Companc S.A.

     Petrolera Perez Companc S.A. - PPC operates and participates in the concession of hydrocarbons production in the Entre Lomas area, located in the Neuquén basin in Argentina. PPC is jointly controlled by the Perez Companc family (47.1%) and Perez Companc (19.2%).

Petrolera Sante Fe Acquisition

Petrobras announced on August 13, 2002 that it has executed a definitive agreement to acquire full control of Petrolera Sante Fe, an Argentine oil company and subsidiary of Devon Energy Corporation, for U.S.$89,550,000, payable at the closing of the transaction. Petrobras intends for the transaction to be completed during the last quarter of 2002, subject to approval of applicable Argentine authorities.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

Petrobras

     The following table contains the consolidated ratios of earnings to fixed charges and preferred dividends of Petrobras for the periods indicated:

	Year Ended December 31,
						Three Months Ended
	1997	1998	1999	2000	2001	March 31, 2002

Ratio of earnings to fixed charges and preferred dividends	2.27	0.38	1.57	4.97	4.17	5.07

     For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income from continuing operations before income taxes and minority interests for Petrobras and its consolidated subsidiaries plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest accrued on indebtedness of Petrobras and its consolidated subsidiaries, including interest capitalized, plus one-third of rents, the proportion deemed representative of the interest factor.

PIFCo

     The following table contains the consolidated ratios of earnings to fixed charges and the consolidated ratios of earnings to fixed charges and preferred dividends of PIFCo for the periods indicated:

	Year Ended December 31,

	1998	1999	2000	2001

Ratio of earnings to fixed charges	1.02	1.14	1.29	0.89

     For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income from continuing operations before income taxes and minority interests for PIFCo and its consolidated subsidiaries plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest accrued on indebtedness of PIFCo and its consolidated subsidiaries, including interest capitalized, plus one-third of rents, the proportion deemed representative of the interest factor.

USE OF PROCEEDS

Petrobras

     Unless otherwise indicated in an accompanying prospectus supplement, Petrobras intends to use the net proceeds from the sale of the securities for general corporate purposes, which may include funding working capital and capital expenditures, financing potential acquisitions and the repayment of existing debt. Additional information on the use of net proceeds from the sale of offered securities will be described in the prospectus supplement relating to those securities. Petrobras may temporarily invest funds that it does not need immediately for these purposes in marketable securities.

PIFCo

     Unless otherwise indicated in an accompanying prospectus supplement, PIFCo will use the proceeds of the issuance of its debt securities after deduction of commissions for general corporate purposes, including the financing of the purchase of oil product imports and the repayment of existing trade-related debt. Additional information on the use of net proceeds from the sale of offered securities will be described in the prospectus supplement relating to those securities. PIFCo may temporarily invest funds that it does not need immediately for these purposes in marketable securities.

THE SECURITIES

     We may from time to time offer under this prospectus, separately or together:

•	senior or subordinated debt securities that may be convertible into our common shares or preferred shares, which may be in the form of ADSs and evidenced by ADRs;

•	securities that are mandatorily convertible into preferred or common shares (or ADSs representing our preferred or common shares);

•	common shares, which may be in the form of ADSs and evidenced by ADRs;

•	preferred shares, which may be in the form of ADSs and evidenced by ADRs;

•	warrants to purchase common shares, which may be in the form of ADSs and evidenced by ADRs;

•	warrants to purchase preferred shares, which may be in the form of ADSs and evidenced by ADRs;

•	warrants to purchase debt securities;

•	guarantees accompanying debt securities of PIFCo; and

•	standby purchase agreements accompanying debt securities of PIFCo.

     The aggregate initial offering price of all the offered securities will not exceed $8,000,000,000.

LEGAL OWNERSHIP

     In this prospectus and in any attached prospectus supplement, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our securities, except as may be specifically provided for in a warrant agreement, warrant certificate, deposit agreement or other contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

     If we choose to issue preferred shares or common shares, they may be evidenced by ADRs and you will hold them indirectly through ADSs. The underlying preferred shares or common shares will be directly held by a depositary. Your rights and obligations will be determined by reference to the terms of the relevant deposit agreement. A copy of the deposit agreements, as amended from time to time, with respect to our preferred shares and common shares is on file with the SEC and incorporated by reference in this prospectus. You may obtain copies of the deposit agreements from the SEC’s Public Reference Room. See “Where You Can Find More Information”.

Street Name and Other Indirect Holders

     Holding securities in accounts at banks or brokers is called holding in “street name”. If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

     If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

•	how it handles payments and notices with respect to the securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

     A global security is a special type of indirectly held security. If we choose to issue our securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary”. Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether the securities will be issued only as global securities.

     As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the securities and instead deal only with the depositary that holds the global security.

     You should be aware that if our securities are issued only in the form of global securities:

•	you cannot have the securities registered in your own name;

•	you cannot receive physical certificates for your interest in the securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities;

•	you may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee, any warrant agent, any transfer agent and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee, any warrant agent, any transfer agent and any registrar also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

     In a few special situations described below, a global security representing our securities will terminate and interests in it will be exchanged for physical certificates representing the securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the securities transferred to your name, so that you will be a direct holder.

     Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security representing our securities are:

•	when the depositary notifies us that it is unwilling or unable to continue as depositary and we do not or cannot appoint a successor depositary within 90 days;

•	when we notify the trustee that we wish to terminate the global security; or

•	when an event of default on debt securities has occurred and has not been cured. (Defaults are discussed later under “Description of Debt Securities—Events of Default”.)

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us, the trustee, any warrant agent, any transfer agent or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this document, “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection starting on page 8 entitled “Street Name and Other Indirect Holders”.

DESCRIPTION OF DEBT SECURITIES

The following summary describes certain provisions of the debt securities and the Petrobras or PIFCo indenture that will govern these debt securities. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of such indenture, the debt securities and the prospectus supplement relating to each series of debt securities.

Indenture

     As required by U.S. federal law for all bonds and notes of companies that are publicly offered, any debt securities that we issue will be governed by a document called an indenture. The indenture is a contract entered into between any one of us and JPMorgan Chase Bank, which acts as trustee. The trustee has two main roles:

•	first, the trustee can enforce your rights against us if we default, although there are some limitations on the extent to which the trustee acts on your behalf that are described under “Default and Related Matters—Events of Default—Remedies if an Event of Default Occurs”; and

•	second, the trustee performs administrative duties for us, such as sending interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

     The indenture and its associated documents contain the full legal text of the matters described in this section. We have agreed that New York law governs the indenture and the debt securities. We have filed a copy of the Petrobras indenture and PIFCo indenture with the SEC as exhibits to our registration statement. We have consented to the non-exclusive jurisdiction of any U.S. federal court sitting in the borough of Manhattan in the City of New York, New York, United States and any appellate court from any thereof.

Types of Debt Securities

     Together or separately, we may issue as many distinct series of debt securities under our indentures as are authorized by the corporate bodies that are required under applicable law and our corporate organizational documents to authorize the issuance of debt securities. Specific issuances of debt securities will also be governed by a supplemental indenture, an officer’s certificate or a document evidencing the authorization of any such corporate body. This section summarizes material terms of the debt securities that are common to all series and to each of the Petrobras and PIFCo indentures, unless otherwise indicated in this section and in the prospectus supplement relating to a particular series.

     Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, we describe the meanings for only the more important terms that have been given special meanings in the indenture. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.

     We may issue the debt securities at par, at a premium or as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue the debt securities as indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement(s).

     In addition, the material financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement(s) relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement(s).

     The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series (including any provision for the future offering of additional debt securities of the series beyond any such limit);

•	whether the debt securities will be issued in registered or bearer form;

•	whether the debt securities will be accompanied by a standby purchase agreement or guarantee;

•	the date or dates on which the debt securities of the series will mature and any other date or dates on which we will pay the principal of the debt securities of the series;

•	the annual rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which that interest will accrue;

•	the date or dates on which any interest on the debt securities of the series will be payable and the regular record date or dates we will use to determine who is entitled to receive interest payments;

•	the place or places where the principal and any premium and interest in respect of the debt securities of the series will be payable;

•	any period or periods during which, and the price or prices at which, we will have the option to redeem or repurchase the debt securities of the series and the other material terms and provisions applicable to our redemption or repurchase rights;

•	whether the debt securities will be senior or subordinated securities;

•	whether the debt securities will be our secured or unsecured obligations;

•	any obligation we will have to redeem or repurchase the debt securities of the series, including any sinking fund or analogous provision, the period or periods during which, and the price or prices at which, we would be required to redeem or repurchase the debt securities of the series and the other material terms and provisions applicable to our redemption or repurchase obligations;

•	if other than $1,000 or an even multiple of $1,000, the denominations in which the series of debt securities will be issuable;

•	if other than U.S. dollars, the currency in which the debt securities of the series will be denominated or in which the principal of or any premium or interest on the debt securities of the series will be payable;

•	if we or you have a right to choose the currency, currency unit or composite currency in which payments on any of the debt securities of the series will be made, the currency, currency unit or composite currency that we or you may elect, the period during which we or you must make the election and the other material terms applicable to the right to make such elections;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series that will be payable upon a declaration of acceleration of the maturity of the debt securities of the series;

•	any index or other special method we will use to determine the amount of principal or any premium or interest on the debt securities of the series;

•	the applicability of the provisions described under “Defeasance and Discharge”;

•	if we issue the debt securities of the series in whole or part in the form of global securities as described under “Legal Ownership—Global Securities”, the name of the depositary with respect to the debt securities of the series, and the circumstances under which the global securities may be registered in the name of a person other than the depositary or its nominee if other than those described under “Legal Ownership—Global Securities”;

•	whether the debt securities will be convertible or exchangeable at your option or at our option into equity securities, and, if so, the terms and conditions of conversion or exchange;

•	any covenants to which we will be subject with respect to the debt securities of the series; and

•	any other special features of the debt securities of the series that are not inconsistent with the provisions of the indenture.

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchange(s) and, if so, which one(s).

Additional Mechanics

Form, Exchange and Transfer

     The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in denominations that are even multiples of $1,000 and in global registered form. (Section 3.02)

     You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange. (Section 3.05)

     You may exchange or transfer your registered debt securities at the office of the trustee. The trustee will maintain an office in New York, New York. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar”. It will also register transfers of the registered debt securities. (Section 3.05)

     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

     If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 10.02)

     If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities in order to freeze the list of holders to prepare the mailing during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 3.05)

Payment and Paying Agents

     If your debt securities are in registered form, we will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “regular record date” and will be stated in the prospectus supplement. (Section 3.07)

     We will pay interest, principal, additional amounts and any other money due on the registered debt securities at the corporate trust office of the trustee in New York City (which is currently located at 450 W. 33rd St., 15th Floor, New York, New York 10001, Attention: Institutional Trust Services) or at the office of J.P. Morgan Trust Bank Ltd., a bank established under the laws of Japan (which is currently located at Akasaka Park Building, 13th Floor, 2-20 Akasaka, 5-chome, Minato-ku, Tokyo 107-6151, Japan). You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

     Holders buying and selling debt securities must work out between themselves how to compensate for the fact that we will pay all the interest for an interest period to, in the case of registered debt securities, the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro-rate interest fairly between the buyer and seller. This pro-rated interest amount is called “accrued interest”.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents”. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for the debt securities of any series that you hold. (Section 10.02)

Notices

     We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 1.06)

     Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 10.03)

Special Situations

Mergers and Similar Events

     Under the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell or lease substantially all of our assets to another entity or to buy or lease substantially all of the assets of another entity. No vote by holders of debt securities approving any of these actions is required, unless as part of the transaction we make changes to the indenture requiring your approval, as described later under “—Modification and Waiver”. We may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We may take these actions even if they result in:

•	a lower credit rating being assigned to the debt securities; or

•	additional amounts becoming payable in respect of withholding tax, and the debt securities thus being subject to redemption at our option, as described later under “—Optional Tax Redemption”.

     We have no obligation under the indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a merger, consolidation or sale or lease of assets that is permitted under the indenture. However, we may not take any of these actions unless all the following conditions are met:

•	If we merge out of existence or sell or lease our assets, the other entity must unconditionally assume our obligations on the debt securities, including the obligation to pay the additional amounts described under “Payment of Additional Amounts”. This assumption may be by way of a full and unconditional guarantee in the case of a sale or lease of substantially all of our assets.

•	If such other entity is organized under the laws of a country other than the United States, a state thereof or Brazil, it must indemnify you against any tax, assessment or governmental charge or other cost resulting from the transaction.

•	We must not be in default on the debt securities immediately prior to such action and such action must not cause a default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later under “Default and Related Matters—Events of Default—What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

•	The entity to which we sell or lease such assets guarantees our obligations or the entity into which we merge or consolidate with must execute a supplement to the indenture, known as a supplemental indenture. In the supplemental indenture, the entity must promise to be bound by every obligation in the indenture. Furthermore, in this case, the trustee must receive an opinion of counsel stating that the entity’s guarantees are valid, that certain registration requirements applicable to the guarantees have been fulfilled and that the supplemental indenture complies with the Trust Indenture Act of 1939. The entity that guarantees our obligations must also deliver certain certificates and other documents to the trustee.

•	We must deliver certain certificates, opinions of our counsel and other documents to the trustee.

•	If a transaction of this type occurs with respect to PIFCo, PIFCo must deliver a notice describing that transaction to Moody’s to the extent that Moody’s is at that time rating the PIFCo debt securities.

•	We must satisfy any other requirements specified in the prospectus supplement. (Section 8.01)

     It is possible that the U.S. Internal Revenue Service may deem a merger or other similar transaction to cause for U.S. federal income tax purposes an exchange of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

     There are three types of changes we can make to the indenture and the debt securities.

     Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. These are the following types of changes:

•	change the stated maturity of the principal, interest or premium on a debt security;

•	reduce any amounts due on a debt security;

•	change any obligation to pay the additional amounts described under “Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair any of the conversion or exchange rights of your debt security;

•	impair your right to sue for payment, conversion or exchange;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive specified defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 9.02)

     Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote of approval by the holders of debt securities that together represent a majority of the outstanding principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. For example, this vote would be required for us to obtain a waiver of all or part of any covenants described in an applicable prospectus supplement or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously beginning above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Sections 5.13 and 9.02)

     Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect, such as adding covenants, additional events of default or successor trustees. (Section 9.01)

     Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	Debt securities that we, any of our affiliates and any other obligor under the debt securities acquire or hold will not be counted as outstanding when determining voting rights.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement for that security.

•	For debt securities denominated in one or more foreign currencies, currency units or composite currencies, we will use the U.S. dollar equivalent as of the date on which such debt securities were originally issued.

     Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described under “Defeasance and Discharge”. (Section 1.01)

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or, if it sets the record date, the trustee may specify. We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 1.04)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Redemption and Repayment

     Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “Optional Tax Redemption” below, we will not be entitled to redeem your debt security before its stated maturity unless the applicable prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the applicable prospectus supplement specifies one or more repayment dates.

     If the applicable prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price(s). It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

     If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed, the trustee will choose the debt securities to be redeemed by lot, or in the trustee’s discretion, pro rata. (Section 11.03)

     If the applicable prospectus supplement specifies a repayment date, your debt security will be repayable by us at your option on the specified repayment date(s) at the specified repayment price(s), together with interest accrued and any additional amounts to the repayment date. (Section 11.04)

     In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “Additional Mechanics—Notices”.

     If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

     In the event that the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent it is applicable to us and the transaction.

     Subject to any restrictions that will be described in the prospectus supplement, we or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

     Unless otherwise indicated in a prospectus supplement, we may have the option to redeem, in whole but not in part, the debt securities where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, we would be required to pay additional amounts as described later under “Payment of Additional Amounts”. This applies only in the case of changes, executions or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where we are incorporated. If succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor. (Section 11.08)

     If the debt securities are redeemed, the redemption price for debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities.

Conversion

     Your debt securities may be convertible into or exchangeable for shares of our capital stock at your option or at our option, which may be represented by ADSs, or other securities if your prospectus supplement so provides. If your debt securities are convertible or exchangeable, your prospectus supplement will include provisions as to whether conversion or exchange is at your option or at our option. Your prospectus supplement would also include provisions regarding the adjustment of the number of securities to be received by you upon conversion or exchange.

Payment of Additional Amounts

     Brazil (including any authority therein or thereof having the power to tax) may require us to withhold amounts from payments on the principal or any premium or interest on a debt security for taxes or any other governmental charges. If Brazil requires a withholding of this type, we are required, subject to the exceptions listed below, to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled. However, in order for you to be entitled to receive the additional amount, you must not be resident of Brazil.

     We will not have to pay additional amounts under any of the following circumstances:

•	The withholding is imposed only because the holder has some connection with Brazil other than the mere holding of the debt security or the receipt of the relevant payment in respect of the debt security.

•	The withholding is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	The amount is required to be deducted or withheld by any paying agent from a payment on or in respect of the debt security, if such payment can be made without such deduction or withholding by any other payment agent and we duly provide for such other paying agent.

•	The withholding is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The withholding is for any taxes, duties, assessments or other governmental charges that are payable otherwise than by deduction or withholding from payments on the debt security.

•	The withholding is imposed or withheld because the holder or beneficial owner failed to comply with any of our requests for the following that the statutes, treaties, regulations or administrative practices of Brazil required as a precondition to exemption from all or part of such withholding:

—	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

—	to make a declaration or satisfy any information requirements.

•	The holder is a fiduciary or partnership or other entity that is not the sole beneficial owner of the payment in respect of which the withholding is imposed, and the laws of Brazil require the payment to be included in the income of a beneficiary or settlor of such fiduciary or a member of such partnership or another beneficial owner who would not have been entitled to such additional amounts had it been the holder of such debt security.

•	where any additional amounts are imposed on a payment on the debt securities to an individual and is required to be made pursuant to any European Union directive on the taxation of savings income relating to the directive approved by the European Parliament on March 14, 2002, or otherwise implementing the conclusions of the Economic and Financial Council of Ministers of the member states of the European Union (ECOFIN) Council meeting of November 26 and 27, 2000 or any law implementing or complying with, or introduced in order to conform to, any such directive.

     The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts. (Section 10.04)

Additional Terms of the PIFCo Debt Securities

     The debt securities will have the following basic terms:

•	The PIFCo debt securities will have an investment grade rating at issuance from at least one nationally recognized statistical rating organization as that term is defined under the Securities Exchange Act of 1934; or

•	Payments of amounts due by PIFCo under the debt securities and the PIFCo indenture will be effectively guaranteed by Petrobras through the operation of a standby purchase agreement or, in limited circumstances, a guarantee. In each case, any and all payments by Petrobras will be made free and clear of and without withholding or deduction of any taxes, subject to certain limitations and conditions. See “Description of the Standby Purchase Agreements” and “Description of the Guarantees”.

Restrictive Covenants

     The Petrobras indenture does not contain any covenants restricting the ability of Petrobras to make payments, incur indebtedness, dispose of assets, enter into sale and leaseback transactions, issue and sell capital stock, enter into transactions with affiliates, create or incur liens on Petrobras’ property or engage in business other than its present business. Restrictive covenants, if any, with respect to any securities of Petrobras or PIFCo will be contained in the applicable supplemental indenture and described in the the applicable prospectus supplement with respect to those securities.

Defeasance and Discharge

     The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to your series of debt securities if we choose to apply them to that series, in which case we will state that in the prospectus supplement. (Section 14.01)

Full Defeasance

     We can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below (called “full defeasance”), if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•	We must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a firm of nationally recognized independent public accounts, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	If the debt securities are listed on any securities exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted. (Section 14.04)

     If we ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

     We can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of any particular series. This is called “covenant defeasance”. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a nationally recognized firm of independent accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under then current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	If the debt securities are listed on any securities exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted. (Section 14.04)

     If we accomplish covenant defeasance, the following provisions of the indenture and/or the debt securities would no longer apply:

•	Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

•	The events of default relating to breach of those covenants being defeased and acceleration of the maturity of other debt, described later under “What Is An Event of Default?”.

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if any event of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 14.03 and 14.04)

Default and Related Matters

Ranking

     The applicable prospectus supplement will indicate whether the debt securities are subordinated to any of our other debt obligations and whether they will be secured by any of our assets. If they are not subordinated, they will rank equally with all our other unsecured and unsubordinated indebtedness. If they are not secured, the securities will effectively be subordinate to our secured indebtedness and to the indebtedness of our subsidiaries.

Events of Default

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     What Is an Event of Default? The term event of default means any of the following:

•	We do not pay the principal or any premium on a debt security within 14 days of its due date.

•	We do not pay interest, including any additional amounts, on a debt security within 30 days of its due date.

•	We remain in breach of any covenant or any other term of the indenture for 60 days after we receive a notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	We remain in default in the conversion of any convertible security of a given series for 30 days after we receive a notice of default stating that we are in default. The notice must be sent by either the trustee or the holders of 25% of the principal amount of debt securities of the affected series.

•	If the total aggregate principal amount of all of our indebtedness which meets one of the following conditions equals or exceeds U.S.$100,000,000 (or its equivalent in another currency):

—	the acceleration of any of our indebtedness in accordance with the terms of such indebtedness, it being understood that prepayment or redemption by us of any indebtedness is not acceleration for this purpose; and

—	we fail to pay any indebtedness when due or, as the case may be, beyond any applicable grace period specified in the underlying transaction document; and

—	we fail to pay when due any amount payable by us under any guarantee for, or indemnity in respect of, the indebtedness of any other person.

•	We stop paying or we admit that we are generally unable to pay our debts as they become due, we are adjudicated or found bankrupt or insolvent or we are ordered by a court or pass a resolution to dissolve.

•	We voluntarily commence proceedings under any applicable liquidation, insolvency, composition, reorganization or any other similar laws, or we file an application for the appointment of an administrative or other receiver, manager or administrator, or any such or other similar official, in relation to us.

•	We enter into any composition or other similar arrangement with our creditors under applicable Brazilian law (such as a concordata, which is a type of liquidation agreement) or a receiver, administrator or similar person is appointed in relation to, or a distress, execution, attachment, sequestration or other process is levied, enforced upon, sued out or put in force against, the whole or a substantial part of our undertakings or assets and is not discharged or removed within 90 days.

•	Any other event of default described in the applicable prospectus supplement occurs. (Section 5.01)

     For these purposes, “indebtedness” means any obligation (whether present or future, actual or contingent and including any guarantee) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and all leases which, under generally accepted accounting principles in the United States, would be a capital lease obligation).

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities.

     Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, or an equivalent proceeding under Brazilian law, the principal amount of all the debt securities of that series will be automatically accelerated without any action by the trustee, any holder or any other person. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series. (Section 5.02)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonably satisfactory protection from expenses and liability. This protection is called an “indemnity”. (Section 6.03) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 5.12) Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer satisfactory indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of all outstanding debt securities of the relevant series must not have given the trustee a direction that is inconsistent with the above notice. (Section 5.07)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date and if your debt security is convertible or exchangeable into another security to bring a lawsuit for the enforcement of your right to convert or exchange your debt security or to receive securities upon conversion or exchange. (Section 5.08)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

     We will furnish to the trustee within 90 days after the end of our fiscal year every year a written statement of certain of our officers that will either certify that, to the best of their knowledge, we are in compliance with the indenture and the debt securities or specify any default. (Section 10.05) In addition, we will notify the trustee within 15 days (or promptly in the case of certain bankruptcy-related events of default) after becoming aware of the occurrence of any event of default.

Regarding the Trustee

     We and some of our subsidiaries maintain banking relations with the trustee in the ordinary course of our business.

     If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specified period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

DESCRIPTION OF MANDATORY CONVERTIBLE SECURITIES

     We may issue mandatorily convertible securities under which holders receive a specified number of our common shares or preferred shares at a future date or dates. The price per mandatory convertible security and the number of common shares or preferred shares, as the case may be, that holders receive at maturity may be fixed at the time mandatory convertible securities are issued or may be determined by reference to a specific formula set forth in the mandatory convertible security. The mandatory convertible securities also may require us to make periodic payments to the holders of the mandatory convertible securities, and such payments may be secured.

     The applicable prospectus supplement will describe the terms of the mandatory convertible securities. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the mandatory convertible securities, and, if applicable, collateral, depositary or custodial arrangements, relating to the mandatory convertible securities. Material U.S. and Brazilian federal income tax considerations applicable to the holders of the mandatory convertible securities will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

     We may issue warrants to purchase our debt securities, preferred shares (which may be in the form of ADSs) or common shares (which may be in the form of ADSs). Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us and a bank or trust company, as warrant agent, all as will be set forth in the applicable prospectus supplement.

Debt Warrants

     The following briefly summarizes the material terms that will generally be included in a debt warrant agreement. However, we may include different terms in the debt warrant agreement for any particular series of debt warrants and such other terms and all pricing and related terms will be disclosed in the applicable prospectus supplement. You should read the particular terms of any debt warrants that are offered by us and the related debt warrant agreement which will be described in more detail in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the debt warrants being offered.

General

     We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement. Debt warrants may be issued separately or together with debt securities.

     The debt warrants are to be issued under debt warrant agreements to be entered into by us and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the applicable prospectus supplement. At or around the time of an offering of debt warrants, a form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, reflecting the alternative provisions that may be included in the debt warrant agreements to be entered into with respect to particular offerings of debt warrants, will be filed by amendment as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Debt Warrants to Be Described In the Prospectus Supplement

     The particular terms of each issue of debt warrants, the debt warrant agreement relating to such debt warrants and such debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency, currency unit or composite currency in which the exercise price for the debt warrants is payable;

•	the title, aggregate principal amount and terms of the debt securities that can be purchased upon exercise of the debt warrants;

•	the title, aggregate principal amount and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	if applicable, whether and when the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities that can be purchased upon exercise of each debt warrant and the exercise price;

•	the date on or after which the debt warrants may be exercised and any date or dates on which this right will expire in whole or in part;

•	if applicable, a discussion of material U.S. federal and Brazilian income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	the maximum or minimum number of debt warrants that you may exercise at any time; and

•	any other terms of the debt warrants.

     You may exchange your debt warrant certificates for new debt warrant certificates of different denominations but they must be exercisable for the same aggregate principal amount of debt securities. If your debt warrant certificates are in registered form, you may present them for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Except as otherwise indicated in a prospectus supplement, before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal or any premium or interest on the debt securities that can be purchased upon such exercise, or to enforce any of the covenants in the indenture relating to the debt securities that may be purchased upon such exercise.

Exercise of Debt Warrants

     Unless otherwise provided in the applicable prospectus supplement, each debt warrant will entitle the holder to purchase a principal amount of debt securities for cash at an exercise price in each case that will be set forth in, or to be determined as set forth in, the applicable prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the applicable prospectus supplement. After the close of business on the expiration date or any later date to which we extend the expiration date, unexercised debt warrants will become void.

     Debt warrants may be exercised as set forth in the prospectus supplement applicable to the particular debt warrants. Upon delivery of payment of the exercise price and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities that can be purchased upon such exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining unexercised debt warrants. Holders of debt warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying debt securities in connection with the exercise of the debt warrants.

Street name and other indirect holders of debt warrants should consult their bank or brokers for information on how to exercise their debt warrants.

Modification and Waiver

     There are three types of changes we can make to the debt warrant agreement and the debt warrants of any series.

     Changes Requiring Your Approval. First, there are changes that cannot be made to your debt warrants or the debt warrant agreement under which they were issued without your specific approval. These are the following types of changes:

•	any increase in the exercise price;

•	any impairment of your ability to exercise the warrant;

•	any decrease in the principal amount of debt securities that can be purchased upon exercise of any debt warrant;

•	any reduction of the period of time during which the debt warrants may be exercised;

•	any other change that materially and adversely affects the exercise rights of a holder of debt warrant certificates or the debt securities that can be purchased upon such exercise; and

•	any reduction in the number of outstanding unexercised debt warrants whose consent is required for any modification or amendment described under “Changes Requiring a Majority Vote”.

     Changes Requiring a Majority Vote. The second type of change to the debt warrant agreement or debt warrants of any series is the kind that requires a vote of approval by the holders of not less than a majority in number of the then outstanding unexercised debt warrants of that series. This category includes all changes other than those listed above under “Changes Requiring Your Approval” or changes that would not adversely affect holders of debt warrants or debt securities in any material respect.

     Changes Not Requiring Approval. The third type of change does not require any vote or consent by the holders of debt warrant certificates. This type is limited to clarifications and other changes that would not adversely affect such holders in any material respect.

Street name and other indirect holders of debt warrants should consult their bank or brokers for information on how approval may be granted or denied if we seek to change your debt warrants or the debt warrant agreement under which they were issued or request a waiver.

Merger, Consolidation, Sale or Other Dispositions

     Unless otherwise indicated in a prospectus supplement, under the debt warrant agreement for each series of debt warrants, we may consolidate with, or sell, convey or lease all or substantially all of our assets to, or merge with or into, any other corporation or firm to the extent permitted by the indenture for the debt securities that can be purchased upon exercise of such debt warrants. If we consolidate with or merge into, or sell, lease or otherwise dispose of all or substantially all of our assets to, another corporation or firm, that corporation or firm must become legally responsible for our obligations under the debt warrant agreements and debt warrants. If we sell or lease substantially all of our assets, one way the other firm or company can become legally responsible for our obligations is by way of a full and unconditional guarantee of our obligations. If the other company becomes legally responsible by a means other than a guarantee, we will be relieved from all such obligations.

Enforceability of Rights; Governing Law

     The debt warrant agent will act solely as our agent in connection with the issuance and exercise of debt warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a debt warrant certificate or any owner of a beneficial interest in debt warrants. The holders of debt warrant certificates, without the consent of the debt warrant agent, the trustee, the holder of any debt securities issued upon exercise of debt warrants or the holder of any other debt warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce, or otherwise in respect of, their rights to exercise debt warrants evidenced by their debt warrant certificates. Except as may otherwise be provided in the applicable prospectus supplement, each issue of debt warrants and the related debt warrant agreement will be governed by the laws of the State of New York.

Equity Warrants

     The following briefly summarizes the material terms that will generally be included in an equity warrant agreement. However, we may include different terms in the equity warrant agreement for any particular series of equity warrants and such other terms and all pricing and related terms will be disclosed in the applicable prospectus supplement. You should read the particular terms of any equity warrants that are offered by us and the related equity warrant agreement which will be described in more detail in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the equity warrants being offered.

General

     We may issue warrants for the purchase of our equity securities (i.e., our common shares and preferred shares, which may be in the form of ADSs). As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement. Equity warrants may be issued separately or together with equity securities.

     We may issue equity warrants in connection with preemptive rights of our shareholders in connection with any capital increase, and in those circumstances we may choose to issue equity warrants in uncertificated form to the extent permitted by Brazilian law. In addition, if any equity warrants are offered in connection with preemptive rights, we may exclude holders resident in the United States from that offering to the extent permitted by Brazilian law. Equity warrants (other than equity warrants issued in connection with preemptive rights) are to be issued under equity warrant agreements to be entered into by us and one or more banks or trust companies, as equity warrant agent, all as will be set forth in the applicable prospectus supplement. At or around the time of an offering of equity warrants, a form of equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, reflecting the alternative provisions that may be included in the equity warrant agreements to be entered into with respect to particular offerings of equity warrants, will be filed by amendment as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Equity Warrants to Be Described in the Prospectus Supplement

     The particular terms of each issue of equity warrants, the equity warrant agreement (if any) relating to such equity warrants and the equity warrant certificates (if any) representing such equity warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency, currency unit or composite currency in which the exercise price for the equity warrants is payable;

•	the designation and terms of the equity securities (i.e., preferred shares or common shares) that can be purchased upon exercise of the equity warrants;

•	the total number of preferred shares or common shares that can be purchased upon exercise of each equity warrant and the exercise price;

•	the date or dates on or after which the equity warrants may be exercised and any date or dates on which this right will expire in whole or in part;

•	the designation and terms of any related preferred shares or common shares with which the equity warrants are issued and the number of the equity warrants issued with each preferred share or common share;

•	if applicable, whether and when the equity warrants and the related preferred shares or common shares will be separately transferable;

•	whether the equity warrants will be in registered or bearer form;

•	if applicable, a discussion of material U.S. federal and Brazilian income tax, accounting or other considerations applicable to the equity warrants; and

•	any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

     You may exchange your equity warrant certificates for new equity warrant certificates of different denominations but they must be exercisable for the same aggregate principal amount of equity securities. If your equity warrant certificates are in registered form, you may present them for registration of transfer and exercise them at the corporate trust office of the equity warrant agent or any other office indicated in the applicable prospectus supplement. Unless otherwise indicated in a prospectus supplement, before the exercise of equity warrants, holders of equity warrants will not be entitled to receive dividends or exercise voting rights with respect to the equity securities that can be purchased upon such exercise, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as a shareholder.

     Unless the applicable prospectus supplement states otherwise, the exercise price payable and the number of common shares or preferred shares that can be purchased upon the exercise of each equity warrant (other than equity warrants issued in connection with preemptive rights) will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common shares or preferred shares or a stock split, reverse stock split, combination, subdivision or reclassification of common shares or preferred shares. Instead of adjusting the number of common shares or preferred shares that can be purchased upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. No adjustments in the number of shares that can be purchased upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% of those shares. We may, at our option, reduce the exercise price at any time. We will not issue fractional shares or ADSs upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable.

     Notwithstanding the previous paragraph, if there is a consolidation, merger or sale or conveyance of substantially all of our property, the holder of each outstanding equity warrant will have the right to the kind and amount of shares and other securities and property (including cash) receivable by a holder of the number of common shares or preferred shares into which that equity warrant was exercisable immediately prior to the consolidation, merger, sale or conveyance.

Exercise of Equity Warrants

     Unless otherwise provided in the applicable prospectus supplement, each equity warrant will entitle the holder to purchase a number of equity securities for cash at an exercise price in each case that will be set forth in, or to be determined as set forth in, the prospectus supplement. Equity warrants may be exercised at any time up to the close of business on the expiration date specified in the applicable prospectus supplement. After the close of business on the expiration date or any later date to which we extend the expiration date, unexercised equity warrants will become void. Equity warrants for the purchase of preferred shares or common shares may be issued in the form of ADSs.

     Equity warrants may be exercised as set forth in the prospectus supplement applicable to the particular equity warrants. Upon delivery of payment of the exercise price, delivery of the equity warrant certificate (if any) properly completed and duly executed at the corporate trust office of the equity warrant agent or any other office indicated in the applicable prospectus supplement and satisfaction of any other applicable requirements specified in the applicable prospectus supplement, we will, as soon as practicable, forward the equity securities that can be purchased upon such exercise of the equity warrants to the person entitled to them. If fewer than all of the equity warrants represented by the equity warrant certificate are exercised, a new equity warrant certificate will be issued for the remaining equity warrants. Holders of equity warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying equity securities in connection with the exercise of the equity warrants.

Street name and other indirect holders of equity warrants should consult their bank or brokers for information on how to exercise their equity warrants.

Modification and Waiver

     There are three types of changes we can make to the equity warrant agreement and the equity warrants of any series.

     Changes Requiring Your Approval. First, there are changes that cannot be made to your equity warrants or the equity warrant agreement under which they were issued without your specific approval. These are the following types of changes:

•	any increase in the exercise price;

•	any impairment of your ability to exercise the warrant;

•	any decrease in the total number of preferred shares or common shares that can be purchased upon exercise of any equity warrant;

•	any reduction of the period of time during which the equity warrants may be exercised;

•	any other change that materially and adversely affects the exercise rights of a holder of equity warrant certificates or the equity securities that can be purchased upon such exercise; and

•	any reduction in the number of outstanding unexercised equity warrants whose consent is required for any modification or amendment described under “—Changes Requiring a Majority Vote”.

     Changes Requiring a Majority Vote. The second type of change to the equity warrant agreement or equity warrants of any series is the kind that requires a vote of approval by the holders of not less than a majority in number of the then outstanding unexercised equity warrants of that series. This category includes all changes other than those listed above under “—Changes Requiring Your Approval” or changes that would not adversely affect holders of equity warrants in any material respect.

     Changes Not Requiring Approval. The third type of change does not require any vote or consent by the holders of equity warrant certificates. This type is limited to clarifications, amendments, supplement and other changes that would not adversely affect such holders in any material respect.

Street name and other indirect holders of equity warrants should consult their bank or brokers for information on how approval may be granted or denied if we seek to change your equity warrants or the equity warrant agreement under which they were issued or request a waiver.

Merger, Consolidation, Sale or Other Dispositions

     Unless otherwise indicated in a prospectus supplement, under the equity warrant agreement for each series of equity warrants, we may consolidate with, or sell, convey or lease all or substantially all of our assets to, or merge with or into, any other corporation or firm to the extent permitted by the terms of the equity securities that can be purchased upon exercise of such equity warrants. If we consolidate with or merge into, or sell, lease or otherwise dispose of all or substantially all of our assets to, another corporation or firm, that corporation or firm must become legally responsible for our obligations under the equity warrant agreements and equity warrants and we will be relieved from all such obligations.

Enforceability of Rights; Governing Law

     The equity warrant agent will act solely as our agent in connection with the issuance and exercise of equity warrants and will not assume any obligation or relationship of agency or trust for or with any holder of an equity warrant certificate or any owner of a beneficial interest in equity warrants. The holders of equity warrant certificates, without the consent of the equity warrant agent, the holder of any equity securities issued upon exercise of equity warrants or the holder of any other equity warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce, or otherwise in respect of, their rights to exercise equity warrants evidenced by their equity warrant certificates. Except as may otherwise be provided in the applicable prospectus supplement, each issue of equity warrants and the related equity warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF THE STANDBY PURCHASE AGREEMENTS

     The following description of the terms and provisions of the standby purchase agreements summarizes the general terms that will apply to each standby purchase agreement that Petrobras delivers in connection with an issuance of debt securities by PIFCo. When PIFCo sells a series of its debt securities, Petrobras may execute and deliver a standby purchase agreement relating to that series of debt securities for the benefit of the holders of that series of debt securities.

     Pursuant to the standby purchase agreements, Petrobras will agree, from time to time upon the receipt of notice from the trustee that PIFCo has failed to make the required payments under a series of debt securities and the PIFCo indenture, to purchase your claims against PIFCo, whether those claims are for principal, interest or any other amounts. The purchase price to be paid by us will be an amount equal to the amount of those claims plus interest thereon from the date PIFCo was otherwise obligated to make its payments under the PIFCo indenture to the date Petrobras actually makes payment under the standby purchase agreement. Petrobras will be obligated to make the payments by the expiration of any applicable grace periods under the PIFCo indenture. Petrobras may defer its obligation under the standby purchase agreement to make payments under certain circumstances described in the applicable prospectus supplement.

     The description in the prospectus supplement will not necessarily be complete and reference will be made to the standby purchase agreement. Certain U.S. federal and Brazilian income tax considerations applicable to the holders of PIFCo debt securities that benefit from a standby purchase agreement delivered by Petrobras will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF THE GUARANTEES

     The following description of the terms and provisions of the guarantees summarizes the general terms that will apply to each guarantee that we deliver in connection with an issuance of debt securities by PIFCo. When PIFCo sells a series of its debt securities, Petrobras may, in limited circumstances, execute and deliver a guarantee of that series of debt securities under a guarantee agreement for the benefit of the holders of that series of debt securities.

     Pursuant to any guarantee, Petrobras will agree, from time to time upon the receipt of notice from the trustee that PIFCo has failed to make the required payments under a series of debt securities and the PIFCo indenture, to indemnify you for unpaid claims against PIFCo, whether those claims are in respect of principal, interest or any other amounts. The amount to be paid by Petrobras under the guarantee will be an amount equal to the amount of those claims plus interest thereon from the date PIFCo was otherwise obligated to make its payments under the PIFCo indenture to the date Petrobras actually makes payment under the guarantee. Petrobras will be obligated to make these payments by the expiration of any applicable grace periods under the PIFCo indenture. Petrobras may defer its obligation under the guarantee to make payments under certain circumstances described in the applicable prospectus supplement.

     Only one guarantee will be issued by Petrobras in connection with the issuance of a series of debt securities by PIFCo. Unless the applicable prospectus supplement states otherwise, JPMorgan Chase Bank will act as guarantee trustee under each guarantee agreement.

     The description in the prospectus supplement will not necessarily be complete, and reference will be made to the guarantee agreement. Certain U.S. federal and Brazilian income tax considerations applicable to the holders of PIFCo debt securities guaranteed by Petrobras will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

General

     Citibank, NA. has agreed to act as the depositary for the American depositary shares. Citibank’s depositary offices are located at 111 Wall Street, New York, New York 10005. American depositary shares are frequently referred to as ADSs and represent ownership interests in securities that are on deposit with the depositary. ADSs are normally represented by certificates that are commonly known as American depositary receipts or ADRs. The depositary has appointed a custodian to safekeep the securities on deposit. In this case, the custodian is Câmara de Liquidação e Custódia do Rio do Janeiro, located at Praça XV de Novembro, 20 –7th floor—Rio de Janeiro—RJ 20010-010, Brazil.

     Petrobras appointed Citibank as depositary under the terms of a deposit agreement for the common shares, dated July 14, 2000. Petrobras appointed Citibank as depositary under the terms of an amended and restated deposit agreement for the preferred shares, dated February 21, 2001, as amended by Amendment No. 1, dated March 23, 2001, to the amended and restated deposit agreement. A copy of each of these agreements is on file with the Securities and Exchange Commission under cover of a registration statement on Form F-6. You may obtain a copy of each such agreement from the Securities and Exchange Commission’s Public Reference Room. See “Where You Can Find Additional Information.” Please refer to Registration Number 333-12298 for the common shares deposit agreement; to Registration Number 333-13168 for the amended and restated deposit agreement; and to Registration Number 333-13660 for Amendment No. 1 to the amended and restated deposit agreement, when retrieving your copy.

     Petrobras is providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Your rights and obligations as an owner of ADSs will be determined by reference to the terms of the applicable deposit agreement and not by this summary. This summary is not intended as a substitute for the applicable deposit agreement. Petrobras urges you to review the applicable deposit agreement in its entirety.

     Each ADS represents one of Petrobras’ preferred shares or common shares on deposit with the custodian. An ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

     If you become an owner of ADSs, you will become a party to the applicable deposit agreement and therefore will be bound by its terms and to the terms of the ADR that represents your ADSs. The applicable deposit agreement and the ADR specify Petrobras’ rights and obligations as well as your rights and obligations and those of the depositary. As an ADS holder you have agreed to appoint the depositary to act on your behalf in certain circumstances. The deposit agreements and the ADRs are governed by New York law. However, Petrobras’ obligations to the holders of the preferred shares and common shares will continue to be governed by the laws of Brazil, which may be different from the laws in the United States.

     As an owner of ADSs, your ADSs may be represented either by an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, Petrobras will refer to you as the “holder.” When Petrobras refers to “you,” Petrobras assumes the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

     As a holder, you will generally have the right to receive the distributions Petrobras makes on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. You will receive distributions under the terms of the applicable deposit agreement in proportion to the number of ADSs held as of a specified record date.

     Distributions of Cash. Whenever Petrobras makes a cash distribution for the securities on deposit with the custodian, it will notify the depositary. Upon receipt of that notice the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to Brazilian laws and regulations.

     The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will reduce the distribution of cash to holders by applicable fees, expenses, taxes and governmental charges payable by holders under the terms of the applicable deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

     Distributions of Shares. Whenever Petrobras makes a distribution consisting of a dividend and a free distribution of preferred shares or common shares on securities on deposit with the custodian, it will notify the depositary and deposit the applicable number of preferred shares or common shares with the custodian. Upon receipt of notice of such deposit the depositary will either distribute to holders new ADSs representing the aggregate preferred shares or common shares deposited or modify the ratio of ADSs to preferred shares or common shares, in which case each ADS you already hold will represent rights and interests in the additional preferred shares or common shares deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of the sale will be distributed to holders as in the case of a cash distribution described above.

     The distribution of new ADSs or the modification of the ADS-to-share ratio upon a distribution of preferred shares or common shares will be reduced by applicable fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay the taxes or governmental charges, the depositary may sell all or a portion of the new preferred shares or common shares so distributed.

     No distribution of new ADSs as described above will be made if it would violate the U.S. securities laws, or any other law, or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it will use its best efforts to sell the preferred shares or common shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

     Distributions of Rights. If Petrobras distributes rights to subscribe for additional preferred shares or common shares, it will give at least 60 days prior notice to the depositary and it will assist the depositary in determining whether it is lawful and reasonably practicable to make these additional rights available to holders.

     The depositary will establish procedures for the distribution of rights to purchase additional ADSs to holders and to enable holders to exercise rights when lawful and reasonably practicable. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your right. The depositary is not obligated to make available to holders of rights a method to exercise rights to subscribe to preferred shares or common shares directly rather than American depositary shares.

The depositary will not distribute rights to you if:

•	Petrobras does not timely request that the rights be distributed to you or it requests that the rights not be distributed to you; or

•	Petrobras fails to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

     The depositary will sell rights that are not exercised or distributed if the sale is lawful and reasonably practicable. The proceeds of the sale will be distributed to holders as in the case of a cash distribution described above. If the depositary is unable to sell the rights, it will allow the rights to lapse.

     Elective Distribution. If Petrobras distributes a dividend payable at the election of shareholders either in cash or in additional shares, it will give prior notice to the depositary and it will indicate whether it wishes the elective distribution to be made available to you. In this case, Petrobras will assist the depositary in determining whether the distribution is lawful and reasonably practicable.

     The depositary will make the election available to you only if it is reasonably practical and if Petrobras has provided all of the documentation contemplated in the applicable deposit agreement. In this case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case, as described in the applicable deposit agreement.

     If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Brazil would receive upon failing to make an election, as described more fully in the applicable deposit agreement.

     Other Distributions. Petrobras distributes property other than cash, preferred shares, rights to purchase preferred shares, common shares or rights to purchase additional common shares, it will notify the depositary in advance and will indicate whether it wishes the distribution to be made to you. If so, Petrobras will assist the depositary in determining whether the distribution to holders is lawful and reasonably practicable.

     If it is reasonably practicable to distribute the property to you and if Petrobras provides all of the documentation contemplated in the applicable deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

     The distribution will be reduced by any applicable fees, expenses, taxes and governmental charges payable by holders under the terms of the applicable deposit agreement. In order to pay the taxes and governmental charges, the depositary may sell all or a portion of the property received.

     The depositary will not distribute the property to you and will sell the property if:

•	Petrobras does not request that the property be distributed to you or if it asks that the property not be distributed to you; or

•	Petrobras does not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

     The proceeds of the sale will be distributed to holders as in the case of a cash distribution as described above.

Redemption

     If Petrobras decides to redeem any of the securities on deposit with the custodian, it will notify the depositary at least 60 days prior to the date of redemption. If it is reasonably practicable and if Petrobras provides all of the documentation contemplated in the applicable deposit agreement, the depositary will provide the holder with notice of the proposed redemption.

     The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. After the redemption has taken place, the depositary will convert, transfer and distribute the proceeds, reduced by any applicable fees, expenses, taxes and other government charges. The depositary will then retire the ADSs and cancel the ADRs. If less than all of the outstanding ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as may be determined by the depositary.

Changes Affecting the Preferred Shares and Common Shares

     The preferred shares or common shares held on deposit for your ADSs may be affected by changes from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such preferred shares or common shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

     If a change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the preferred shares or common shares, as applicable, held on deposit. The depositary may in those circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell the property and distribute the net proceeds to you as in the case of a cash distribution as described above.

Issuance of ADSs upon Deposit of Preferred Shares or Common Shares

     The depositary may create ADSs on your behalf if you or your broker deposits preferred shares or common shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the preferred shares or common shares, as applicable, to the custodian. Your ability to deposit preferred shares or common shares and receive ADSs may be limited by U.S. and Brazilian legal considerations applicable at the time of deposit.

     The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the preferred shares or common shares, as applicable, have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

     When you make a deposit of preferred shares or common shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	the preferred shares or common shares, as applicable, are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to the preferred shares or common shares, as applicable, have been validly waived or exercised;

•	you are duly authorized to deposit the preferred shares or common shares, as applicable;

•	the preferred shares or common shares, as applicable, presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•	the preferred shares or common shares, as applicable, presented for deposit have not been stripped of any rights or entitlements.

     If any of the representations or warranties, are incorrect in any way, Petrobras and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Withdrawal of Shares Upon Cancellation of ADSs

     As a holder, you will be entitled to present your ADSs to the depositary, at the custodian’s offices, for cancellation and receive the corresponding number of underlying preferred shares or common shares, as applicable. Your ability to withdraw the preferred shares or common shares, as applicable, may be limited by U.S. and Brazilian law applicable at the time of withdrawal. In order to withdraw the preferred shares or common shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the preferred shares or common shares being withdrawn. You assume the risk of delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the applicable deposit agreement.

     If you hold an ADR registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the preferred shares or common shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. The depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

     You will have the right to withdraw the securities represented by your ADSs at any time unless any of these conditions exist:

•	delays that may arise out of temporary closing of transfer books of the preferred shares or common shares, as applicable, or ADSs, or temporary suspension of transferability of preferred shares or common shares, as applicable, are immobilized due to a shareholders’ meeting or a payment of dividends;

•	unsatisfied obligations to pay fees, taxes and similar charges; or

•	restrictions imposed by laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

     The applicable deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

     According to Petrobras’ charter, preferred shares do not entitle the holder to vote except as provided by Brazilian law upon default in the payment of dividends for three consecutive years. A holder of an ADS representing a common share will generally have the right under the applicable deposit agreement to instruct the depositary to exercise the voting rights for the common shares represented by your ADSs. The voting rights of holders of preferred shares and common shares are described in “Item 10. Memorandum and Articles of Association of Incorporation–Voting Rights” in the annual report on

Form 20-F of Petrobras for the year ended December 31, 2001, which is incorporated by reference in this prospectus.

     At Petrobras request, the depositary will distribute to you any notice of shareholders’ meeting received from Petrobras, together with information explaining how to instruct the depositary to exercise your voting rights on the securities represented by ADSs.

     If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with the voting instructions. If voting instructions are not timely received by the depositary, the holder will be deemed to have given a discretionary proxy to a person designated by Petrobras to vote your shares.

     The ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. Petrobras cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

     As an ADS holder, you will be required to pay the following service fees to the depositary:

Service Fees	Fees
Issuance of ADS	Up to U.S.$5.00 per 100 ADSs issued

Cancellation of ADS	Up to U.S.$5.00 per 100 ADSs canceled

Exercise of rights to purchase additional ADSs	Up to U.S.$5.00 per 100 ADSs issued

Distribution of cash dividends	No fee (so long as prohibited by NYSE)

Distribution of ADSs in connection with stock dividends or other free stock distributions	No fee (so long as prohibited by NYSE)

Distribution of cash	Up to U.S.$2.00 per 100 ADSs held (i.e., upon sale of rights or other entitlements)

     As an ADS holder you will also be responsible for paying some of the fees and expenses incurred by the depositary and certain taxes and governmental charges, including:

•	fees and expenses as are incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to preferred shares or common shares, ADSs and ADRs;

•	expenses incurred in converting foreign currency into U.S. dollars;

•	cable, telex and fax transmissions and delivery expenses, as expressly provided for in the applicable deposit agreement; and

•	taxes and duties upon the transfer of securities (i.e., when preferred shares or common shares are deposited or withdrawn from deposit).

     Petrobras has agreed to pay certain other charges and expenses of the depositary, however, it will not pay or be liable for fees or related charges with respect to shares or ADSs. The fees and charges you may be required to pay may vary over time and may be changed by Petrobras and by the depositary. You will receive prior notice of any changes in the amount you may be required to pay.

Amendments and Termination

     Petrobras may agree with the depositary to modify any applicable deposit agreement at any time without your consent. Any amendment which will increase any fees or charges or which will otherwise materially prejudice an existing right you may have will not become effective until 30 days after notice of the amendment is given to the holders. Petrobras will not deem any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act of 1933 or to be traded solely in electronic book-entry form, and which do not impose or increase the fees and charges you are required to pay, to be materially prejudicial to your substantive rights. In addition, Petrobras may not be able to provide you with prior notice of any modifications or supplements that are required to comply with applicable provisions of law.

     You will be bound by the modifications to the applicable deposit agreement if you continue to hold your ADSs after the modifications to the applicable deposit agreement become effective. Except as permitted by law, the applicable deposit agreement cannot be amended so as to prevent you from withdrawing the preferred shares or common shares represented by your ADSs.

     Petrobras has the right to direct the depositary to terminate the applicable deposit agreement. Similarly, the depositary may terminate the applicable deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination.

     For a period of six months after termination of the applicable deposit agreement, you will be able to request the cancellation of your ADSs and the withdrawal of the preferred shares or common shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those preferred shares or common shares on the same terms as prior to the termination. During this six month period, the depositary will continue to collect all distributions received on the preferred shares or common shares on deposit but will not distribute anything to you until you request the cancellation of your ADSs.

     After the expiration of the six month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from the sale and any other cash then held for the holders of ADSs in a non-interest bearing, unsegregated account. After making the sale, the depositary will have no further obligations to holders under the applicable deposit agreement, other than to account for the net proceeds and other cash then held for the holders of ADSs still outstanding.

Books of Depositary

     The depositary will maintain ADS holder records at its depositary office. You may inspect these records at its office during regular business hours; provided, however, that the inspection will not be carried out for the purpose of communicating with holders of ADRs in the interest of a business or object other than Petrobras’ business or other than a matter related to the applicable deposit agreement or ADRs.

     The depositary will maintain an office and facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

     The deposit agreements limit Petrobras’ obligations and the depositary’s obligations to you as follows:

•	Petrobras and the depositary are obligated to take only the actions specifically stated in the applicable deposit agreement without negligence or bad faith;

•	the depositary will not be liable for any failure to carry out voting instructions, for the manner in which any vote is cast or for the effect of any vote, provided that the depositary acts in good faith and in accordance with the terms of the applicable deposit agreement;

•	the depositary will not be liable for any failure by it to determine that any distribution or action may be reasonably practicable, for the content of any information submitted by Petrobras for distribution to holders (or for any translation of a distribution), for any investment risk associated with an investment in the common shares, for the validity of the preferred shares or common shares or from any tax consequences that result from ownership of the ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the applicable deposit agreement, for the timeliness of any of our notices or for our failure to give notice;

•	Petrobras and the depositary will not be obligated to perform any act that is inconsistent with the terms of the applicable deposit agreement;

•	Petrobras and the depositary disclaim any liability if either of them is prevented or forbidden from acting on account of any law or regulation, any provision of either of their charters, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond either of their control;

•	Petrobras and the depositary disclaim any liability by reason of any exercise of or failure to exercise, any discretion granted by the deposit agreements or in either of their charters or in any provisions of securities on deposit;

•	Petrobras and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting preferred shares or common shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of Petrobras and the depositary in good faith to be competent to give such advice or information;

•	Petrobras and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of preferred shares or common shares but is not, under the terms of the applicable deposit agreement, made available to you; and

•	Petrobras and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

Pre-Release Transactions

     The depositary may, in some circumstances, issue ADSs before receiving a deposit of preferred shares or common shares or release preferred shares or common shares before receiving ADSs. These transactions are commonly referred to as “pre-release transactions”. The deposit agreements limit the aggregate size of pre-release transactions and impose a number of conditions on these types of transactions such as:

•	the need to receive collateral;

•	the type of collateral required; and

•	the representations required from brokers.

     The depositary may retain for its own account the compensation received from the pre-release transactions.

     You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. Petrobras, the depositary, and the custodian may deduct the taxes and governmental charges payable by holders from any distribution and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

     The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and other information as the depositary and the custodian may require to fulfill their legal obligations. Under the applicable deposit agreement, you will be required to indemnify Petrobras, the depositary, and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

     The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if the conversion can be performed on a practicable basis or by sale, and it will distribute the U.S. dollars in accordance with the terms of the applicable deposit agreement. You may have to pay any fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

     If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	convert (or cause the custodian to convert) the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; or

•	hold the foreign currency (without liability for interest) for the accounts of the holders entitled to receive the foreign currency.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

     We may sell the securities from time to time in their initial offering as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

     In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

     The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

     We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933.

     From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, may then resell those securities to the public.

     We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

     If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

     We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

     In compliance with NASD guidelines the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus any any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

     Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list any particular series of securities on a securities exchange or quotation system. No assurance can be given as to the liquidity or trading market for any of the securities.

DIFFICULTIES OF ENFORCING CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

Petrobras

     Petrobras is a sociedade de economia mista (mixed-capital company), a public sector company with some private sector ownership, established under the laws of Brazil. All of its executive officers and directors and certain advisors named herein reside in Brazil. In addition, substantially all of its assets and those of its executive officers, directors and certain advisors named herein are located in Brazil. As a result, it may not be possible for investors to effect service of process upon Petrobras or its executive officers, directors and advisors named herein within the United States or other jurisdictions outside Brazil or to enforce against Petrobras or its executive officers, directors and advisers named herein judgments obtained in the United States or other jurisdictions outside Brazil.

     Souza, Cescon Avedissian, Barrieu e Flesch – Advogados, Petrobras’ special Brazilian counsel, has advised Petrobras that, subject to the requirements described below, judgments of United States courts for civil liabilities based upon the United States federal securities laws may be enforced in Brazil. A judgment against Petrobras or the other persons described above obtained outside Brazil would be enforceable in Brazil, without reconsideration of the merits, only if the judgment satisfies certain requirements and receives confirmation from the Federal Supreme Court of Brazil. The foreign judgment will only be confirmed if:

•	it fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	it is for the payment of a sum certain of money;

•	it was issued by a competent court in the jurisdiction where the judgment was awarded after service of process was properly made in accordance with applicable law;

•	it is not subject to appeal;

•	it is authenticated by a Brazilian consular office in the country where it was issued, and is accompanied by a sworn translation into Portuguese; and

•	it is not contrary to Brazilian national sovereignty, public policy or good morals.

     Notwithstanding the foregoing, no assurance can be given that such confirmation would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to any securities issued by Petrobras.

     Souza, Cescon Avedissian, Barrieu e Flesch – Advogados has also advised Petrobras that:

•	original actions based on the U.S. federal securities laws may be brought in Brazilian courts and that, subject to Brazilian public policy and national sovereignty, Brazilian courts may enforce liabilities in such actions against Petrobras, certain of its directors and officers and the advisors named herein;

•	if an investor resides outside Brazil and owns no real property in Brazil, he or she must provide a bond sufficient to guarantee court costs and legal fees, including the defendant’s attorneys’ fees, as determined by the Brazilian court, in connection with litigation in Brazil, except in the case of the enforcement of a foreign judgment which has been confirmed by the Brazilian Federal Supreme Court;

•	Brazilian law limits an investor’s ability as a judgment creditor of Petrobras to satisfy a judgment against Petrobras by attaching certain of its assets;

•	according to recent changes to the Brazilian Corporate Law, mixed-capital companies such as Petrobras, are no longer protected from bankruptcy proceedings and its controlling shareholder, the federal government of Brazil, is no longer contingently liable for Petrobras’ obligations; and

•	certain of Petrobras’ exploration and production assets may be subject to reversion to the Brazilian government under Petrobras’ concession agreements. Such assets, under certain circumstances, may not be subject to attachment or execution.

PIFCo

     PIFCo is duly incorporated as an exempt limited liability company under the laws of the Cayman Islands. All of the directors and officers of PIFCo reside in Brazil. All or a substantial portion of the assets of PIFCo and of such directors and officers are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon PIFCo or such persons or to enforce, in the United States courts, judgment against PIFCo or such persons or judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States.

     PIFCo has been advised by its Cayman Island counsel, Walkers, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in New York, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court having jurisdiction over the defendant according to Cayman Islands conflict of law rules, if such judgment is final, for a liquidated sum not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matters and was not obtained in a manner, and is not a kind the enforcement of which is, contrary to natural justice, statute or the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will (i) recognize or enforce judgments of United states courts predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (ii) in original actions brought in the Cayman Islands, impose liabilities upon the civil liability provisions of the securities laws of the United states or any state thereof, on the grounds that such provisions are penal in nature.

     A Cayman Islands’ court may stay proceedings if concurrent proceedings are being brought elsewhere.

INDEPENDENT ACCOUNTANTS

     The consolidated financial statements incorporated in this prospectus by reference to the annual reports on Forms 20-F for Petrobras and PIFCo for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     With respect to the unaudited consolidated financial information of Petrobras for the three-month periods ended March 31, 2002 and 2001, incorporated by reference in this Registration Statement on Form F-3, PricewaterhouseCoopers Auditores Independentes reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 6, 2002, incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers Auditores Independentes is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers Auditores Independentes within the meaning of Sections 7 and 11 of the Act.

EXPERTS

     The summary reports of DeGolyer and MacNaughton and of Gaffney, Cline and Associates, independent petroleum engineering consultants, which are referenced in this prospectus, have been referenced in this prospectus in reliance upon the authority of the firms as experts in estimating proved oil and gas reserves.

LEGAL MATTERS

     Souza, Cescon Avedissian, Barrieu e Flesch - Advogados, special Brazilian counsel to Petrobras, will pass upon the validity of the debt securities, warrants, preferred shares, common shares, mandatory convertible securities, guarantees and standby purchase agreements for Petrobras as to certain matters of Brazilian law. Walkers, special Cayman Islands counsel to PIFCo, will pass upon the validity of the debt securities issued by PIFCo as to certain matters of Cayman Islands law. The validity of the debt securities and debt warrants will be passed upon by Cleary, Gottlieb, Steen & Hamilton or any other law firm named in the applicable prospectus supplement as to certain matters of New York law. A law firm named in the applicable prospectus supplement will pass upon the validity of the debt securities and debt warrants for any underwriters or agents as to certain matters of New York law. A law firm named in the applicable prospectus supplement will pass upon the validity of the debt securities, warrants, preferred shares, common shares, mandatory convertible securities, guarantees and standby purchase agreements for the underwriters as to certain matters of Brazilian law.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the SEC on Form F-3 under the Securities Act of 1933 relating to the securities offered by this prospectus. This prospectus, which is a part of that registration statement, does not contain all of the information set forth in the registration statement. For more information with respect to our company and the securities offered by this prospectus, you should refer to the registration statement and to the exhibits filed with it. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or other document are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement or incorporated or deemed to be incorporated by reference, each of these statements is qualified in all respects by the provisions of the actual contract or other document.

     You may review a copy of the registration statement without charge, and copies of all or any portion of the registration statement can be obtained at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Although we do not currently file reports electronically with the SEC, we may do so in the future. If we file reports electronically with the SEC in the future, the filings will be available to you over the Internet at the SEC website at http://www.sec.gov.

     We are currently subject to the information requirements of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act, applicable to a foreign private issuer, and accordingly file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. These reports and other information filed can be inspected at, and subject to the payment of any required fees, copies may be obtained from, the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington D.C. 20549. These reports and other information may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders will be exempt from the reporting and “shortswing” profit recovery provisions under the

Exchange Act. The rules of the New York Stock Exchange may require us to solicit proxies from our shareholders under some circumstances.

     Our preferred shares and common shares, each represented by ADSs, are listed on the New York Stock Exchange under the symbols “PBRA” and “PBR”, respectively. Additional information concerning us and our securities may be available through the New York Stock Exchange.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are incorporating by reference the following documents that we have filed with the SEC:

     (1)     the Petrobras Annual Report on Form 20-F for the year ended December 31, 2001, filed with the SEC on July 1, 2002;

     (2)     the Petrobras Quarterly Report on Form 6-K for the month of July 2002, filed with the SEC on July 1, 2002;

     (3)     the PIFCo Annual Report on Form 20-F for the year ended December 31, 2001, filed with the SEC on July 1, 2002; and

     (4)     any future filings on Form 20-F made with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and any future filings on Form 6-K during such period that are identified in such forms as being incorporated into this prospectus.

     Information that we file later with the SEC will automatically update and supersede this information. This means that you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded.

     Documents incorporated by reference in this registration statement are available without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this document. Each person to whom this prospectus is delivered may obtain documents incorporated by reference into this document by requesting them either in writing or orally, by telephone or by e-mail from us at the following address:

      Luciana Bastos de Freitas Rachid
      Executive Manager, Investor Relations
      Petróleo Brasileiro S.A. - Petrobras
      Avenida República do Chile, 65
      20035-900 – Rio de Janeiro – RJ, Brazil
      Telephone: (55-21) 2534 4477
      Email: petroinvest@petrobras.com.br

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of this prospectus supplement.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

About This Prospectus	1
Forward-Looking Statements	1
Petrobras and PIFCo	3
Recent Developments	5
Ratio of Earnings to Fixed Charges and Preferred Dividends	7
Use of Proceeds	8
The Securities	9
Legal Ownership	9
Description of Debt Securities	12
Description of Mandatory Convertible Securities	26
Description of Warrants	27
Description of the Standby Purchase Agreements	34
Description of the Guarantees	35
Description of American Depositary Receipts	36
Plan of Distribution	45
Difficulties of Enforcing Civil Liabilities Against Non-U.S. Persons	47
Independent Accountants	48
Experts	49
Legal Matters	49
Where You Can Find More Information	49
Incorporation of Certain Documents by Reference	50

U.S.$[•]

[•]% Global Notes due [•]

Petrobras International Finance Company

Payments supported by a standby purchase
agreement provided by

Petróleo Brasileiro S.A. —
PETROBRAS
(BRAZILIAN PETROLEUM CORPORATION —
PETROBRAS)

PROSPECTUS SUPPLEMENT

Credit Suisse First Boston	Lehman Brothers

Prospectus Supplement dated December [•], 2003